UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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PDC 2005-B Limited Partnership

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PDC 2005-B LIMITED PARTNERSHIP

SUPPLEMENT TO PROXY STATEMENT
ADDITIONAL CASH CONSIDERATION OFFERED TO INVESTORS

To the investors in PDC 2005-B Limited Partnership:

On or about February 7, 2011, we mailed to you a definitive proxy statement dated February 4, 2011 and invited limited partners (other than Petroleum Development Corporation and its affiliates), which we refer to as the investors, in PDC 2005-B Limited Partnership, which we refer to as the partnership, to attend a special meeting of the investors of the partnership. The special meeting was scheduled to occur on March 25, 2011.

Investors were invited to the special meeting for the following purposes:

•	To consider and vote upon a proposal by Petroleum Development Corporation (dba PDC Energy), a Nevada corporation and the managing general partner of the partnership, which we refer to as PDC, to amend the partnership’s limited partnership agreement, which we refer to as the partnership agreement, in order to grant the investors an express right to vote to approve merger transactions such as the one described below.

•	To consider and vote upon a proposal by PDC to approve the Agreement and Plan of Merger, dated as of November 16, 2010, which we refer to as the merger agreement, by and among the partnership, PDC and DP 2004 Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of PDC, which we refer to as the merger sub, pursuant to which the partnership will merge with and into the merger sub, with the merger sub being the surviving entity.

•	To consider and vote upon any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if, at the special meeting, the number of limited partnership units present or represented by proxy and voting in favor of the approval of the merger agreement or the amendment to the partnership agreement is insufficient to approve the merger agreement or the amendment to the partnership agreement, respectively.

•	To transact other business as may properly come before the special meeting.

As you may know, we have decided to offer additional cash consideration of $1,038 per limited partnership unit held by investor, which we refer to as the additional merger consideration, if the proposed merger transaction is approved and consummated. As a result, upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by PDC, or any subsidiary thereof, and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $6,544 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes. Besides increasing the cash consideration payable to investors, this proxy supplement does not change the terms of the proposed merger transaction. Please read this document carefully and we also encourage you, if you have not done so already, to review carefully the definitive proxy statement filed with the SEC on February 4, 2011 and mailed to investors on or about February 7, 2011.

The special meeting of investors has been adjourned until May 27, 2011 to permit the solicitation of additional votes in favor of the approval of the amendment to the partnership agreement and the merger agreement, and to provide investors additional time (i) to consider the partnership amendment and the merger agreement, including the additional merger consideration, and (ii) to review the enclosed proxy supplement and appendices thereto. The reconvened special meeting will be held at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 on May 27, 2011 at 10:00 a.m., local time.

The affirmative vote of the holders of a majority of the outstanding limited partnership units held by the investors is required to approve the amendment to the partnership agreement and the merger agreement. All investors will be bound by the vote of the investors at the special meeting. If the amendment to the partnership agreement is not approved by the required vote, the merger agreement proposal will not be presented or considered for approval at the special meeting. PDC and its affiliates will not vote at the special meeting either as the managing general partner or with respect to any limited partnership units they own. Investors are entitled to assert appraisal rights and have the right to dissent from the merger under the West Virginia Business Corporation Act and thereby to receive a payment in cash for the fair value of their limited partnership units.

Your vote is important regardless of the number of limited partnership units you own.  For your convenience, we have enclosed a proxy card with this proxy supplement. If you have already delivered a properly executed proxy card regarding any of the proposals related to the special meeting of the investors or if you have already voted over the internet, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope or vote over the internet at http://www.pdcgas.com/castmyvote.cfm. If you choose to vote over the internet, you will be required to enter your Unique ID. Your Unique ID is the 8-to-10 digit number found on the bottom left of the proxy card included with the enclosed proxy statement. You may revoke any proxy that you have previously delivered prior to the special meeting by delivering a written notice to the partnership stating that you have revoked your earlier proxy or by delivering a later-dated proxy at any time prior to the special meeting. You may also revoke your proxy or change your earlier vote over the internet by following the instructions at that site. Investors who attend the special meeting may vote in person, even if they have previously delivered a signed proxy, including a proxy voted over the internet.

If you have any questions about the proposed merger transaction, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com.

If the merger is approved, we intend to mail checks to the investors within 30 days after completing the merger. Checks will be mailed to the same addresses to which monthly distribution checks are mailed.

PDC 2005-B Limited Partnership

Darwin L. Stump
Vice President Accounting Operations
Petroleum Development Corporation,
Managing General Partner

YOU SHOULD CAREFULLY CONSIDER THE RISKS RELATING TO THE MERGER DESCRIBED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROXY SUPPLEMENT. IN PARTICULAR, YOU SHOULD NOTE THAT PDC’S BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING THE MERGER. THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The attached proxy supplement is dated April 22, 2011. It is first being mailed to the investors on or about April   , 2011.

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INTRODUCTION

When this proxy supplement uses the terms “PDC,” “we,” “us,” “our” or “ours” it is referring to Petroleum Development Corporation. When this proxy supplement uses the term “merger sub,” it is referring to DP 2004 Merger Sub, LLC. When this proxy supplement uses the term “affiliated officers” it is referring to Messrs. Bart Brookman, Gysle Shellum and Dan Amidon collectively. When this proxy supplement uses the term “partnership affiliates” it is referring to PDC, merger sub and the affiliated officers collectively. When this proxy supplement uses the term “partnership,” it is referring to PDC 2005-B Limited Partnership, and when it uses the term “investors” it is referring to the holders of limited partnership units of the partnership, other than PDC and its affiliates.

This proxy supplement is being sent to you because PDC has decided to offer pursuant to a letter dated February 28, 2011, which we refer to as the PDC letter, additional cash consideration of $1,038 per limited partnership unit held by investor, which we refer to as the additional merger consideration, if the proposed merger transaction is approved and consummated. As a result, upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by Petroleum Development Corporation, which we refer to as PDC, or any subsidiary thereof, and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $6,544 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes. Besides increasing the cash consideration payable to investors, this proxy supplement does not change the terms of the proposed merger transaction. Please read this document carefully and we also encourage you, if you have not done so already, to review carefully the definitive proxy statement filed with the SEC on February 4, 2011 and mailed to investors on or about February 7, 2011, which we refer to as the definitive proxy statement.

If you have any questions about the proposed merger transaction or any of the foregoing, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com. The definitive proxy statement may also be found on the internet at www.sec.gov. See “Where You Can Find More Information” on page 79 of this proxy supplement.

UPDATE TO SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Additional Merger Consideration and the Adjourned Special Meeting,” highlights selected information contained in this proxy supplement and may not contain all of the information that may be important in your consideration of the proposed merger transaction. We encourage you to read carefully this proxy supplement, as well as the definitive proxy statement that was previously mailed to you and the documents we refer to and have incorporated by reference herein, before voting or changing your vote. We have included section references to direct you to a more complete description of the topics described in this summary.

Special Meeting of Investors

The reconvened special meeting of the investors will be held on May 27, 2011, at 10:00 a.m., Mountain Time, at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. The purpose of the special meeting, and any adjournment or postponement of the special meeting, is for the investors to consider and vote on the following matters:

•	A proposal by PDC to amend the partnership agreement, which we refer to as the amendment, in order to grant the investors an express right to vote to approve merger transactions such as the proposed merger.

•	A proposal by PDC to approve the Agreement and Plan of Merger, dated as of November 16, 2010, which we refer to as the merger agreement, by and among the partnership, PDC and the merger sub, pursuant to which the partnership will merge with and into the merger sub, with the merger sub being the surviving entity. The merger consideration offered under the merger agreement and the additional merger consideration was determined using an effective transaction date of January 1, 2011.

•	Any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if, at the special meeting, the number of limited partnership units present or represented by proxy and voting in favor of the approval of the merger agreement or the amendment to the partnership agreement is insufficient to approve the merger agreement or the amendment of the partnership agreement, respectively.

•	Other business as may properly come before the special meeting.

See “Update to the Special Meeting” beginning on page 34.

Proposed Merger Transaction

•	Additional Merger Consideration Offered. This proxy supplement is being sent to you because PDC has decided to offer additional cash consideration of $1,038 per limited partnership unit held by investor if the proposed merger transaction is approved and consummated. As a result, upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by Petroleum Development Corporation, which we refer to as PDC, or any subsidiary thereof, and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $6,544 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes. Besides increasing the cash consideration payable to investors, this proxy supplement does not change the terms of the proposed merger transaction. See “Method of Determining Amount of Additional Merger Consideration Offered” beginning on page 36.

•	Components of Additional Merger Consideration Offered. The $1,038 per limited partnership unit of additional cash consideration assigned to the partnership in connection with the increased offer was based on an effective transaction date of January 1, 2011 and calculated as follows:

•	PDC calculated the volumes of the partnership’s proved reserves as of January 1, 2011 based on a future production curve consistent with the production curves used in the partnership’s proved reserve report as of December 31, 2010, with the addition of estimated reserves attributable to non-proven recompletion and drilling projects not included in the partnership’s proved reserve report.

•	PDC calculated the present value of estimated future net cash flows from the partnership’s estimated production and reserves as of January 1, 2011 using (1) 100% of the arithmetic average of the five-year NYMEX futures price as of February 17, 2011 for oil, which was approximately $97.43 per barrel, less standard industry adjustments and differentials by area, and (2) 100% of the arithmetic average of the five-year NYMEX futures price as of February 17, 2011 for gas, which was approximately $5.00 per Mcf, less standard industry adjustments and differentials by area. Standard industry adjustments included:

•	the effects of oil quality;

•	BTU content for gas;

•	oil and gas gathering and transportation costs; and

•	gas processing costs and shrinkage.

•	Those adjustments reflected assumptions about the costs to extract and process, if necessary, crude oil, natural gas liquids and natural gas and transport them to their point of sale.

•	PDC calculated the present value of the estimated future net cash flows using before tax discount rates of 15% for proved developed producing reserves and 25% for proved developed non-producing reserves.

•	Proved developed non-producing reserves include both Codell refracturing and Niobrara recompletion projects.

•	Substantial capital expenditures could increase production, but given that the partnership cannot incur debt, such capital expenditures could only be made by withholding distributions over the long term.

•	Non-proven undeveloped projects were valued at $10,000 per drilling location.

•	The above calculations resulted in a value per limited partnership unit of approximately $6,544. PDC arrived at the $1,038 per limited partnership unit of additional cash consideration being offered by deducting the $5,506 per limited partnership unit of cash consideration being offered pursuant to the merger agreement from the $6,544 per limited partnership unit value determined using current commodity prices.

•	See “Method of Determining Amount of Additional Merger Consideration Offered” beginning on page 36.

•	Limitations of Merger Value Calculations. The calculations of the partnership’s proved reserves of crude oil, natural gas liquids and natural gas and future net revenues from those reserves included in this document are only estimates and may be incorrect.

•	The accuracy of any estimate is a function of:

•	the quality of available data;

•	engineering and geological interpretation and judgment regarding future production levels of oil, natural gas liquids and natural gas;

•	assumptions about future quantities of recoverable oil, natural gas liquids and natural gas reserves and operating expenses related thereto;

•	the timing of and actual level of success realized in the development of non-producing reserves;

•	assumptions about prices for crude oil, natural gas liquids and natural gas; and

•	assumptions about costs to extract and process, if necessary, crude oil, natural gas liquids and natural gas and to transport them to their point of sale.

•	Since the merger value is based on assumptions about reserves, production, commodity prices and costs that may prove to be incorrect, the merger value could vary materially from the current market value of, or the price that a third party might offer for, the partnership’s estimated oil and gas reserves and from the value given to the partnership’s actual future net revenues. The assumptions used to determine the merger value might not properly reflect the value of the partnership’s assets. In that case, partners could receive less than a fair market price for their partnership interests. See “Risk Factors — The estimates of proved reserves and future net revenues considered when calculating the merger value, including the additional merger consideration, and underlying assumptions about future production, commodity prices and costs, may be incorrect,” “Risk Factors — The merger value might not reflect the value of the partnership’s assets,” “Risk Factors — PDC does not expect that the merger value will be adjusted for changes before the completion of the merger,” and “Risk Factors — You were not independently represented in establishing the terms of the merger, including the additional merger consideration.”

•	A copy of the partnership’s reserve report as of December 31, 2010, including the assumptions used in the preparation of that report, is included as Appendix B to this proxy supplement. The partnership’s financial statements as of December 31, 2010 and 2009 for the years then ended are included as Appendix C to this proxy statement.

Other Important Considerations

•	Conflicts of Interest.

•	In considering the recommendation of the special committee, on behalf of PDC in its capacity as managing general partner of the partnership, with respect to the merger, including the additional merger consideration offered by PDC to the investors in the PDC letter, the investors should be aware that PDC has interests in the merger that are different from, or in addition to, the interests of the investors generally. PDC, as managing general partner of the partnership, has a duty to manage the partnership in the best interests of the limited partners of the partnership. However, PDC also has a duty to operate its business for the benefit of its shareholders. Consequently, PDC’s duties to its shareholders may conflict with its duties to the investors.

•	In addition, the members of the board of directors of PDC have a duty to cause PDC to manage the partnership in the best interests of the limited partners of the partnership. However, members of the board of directors of PDC also have a duty to operate PDC’s business for the benefit of its shareholders, and board members who are also officers of PDC have a duty to operate PDC’s business in PDC’s best interests. Consequently, the duties of the members of the board of directors of PDC to the investors may conflict with the duties of those members to PDC and PDC’s shareholders.

•	PDC and its board of directors have attempted to formally address the conflicts inherent in the relationships among PDC, the partnership and the officers and directors of PDC by forming a special committee of the board of directors consisting of four non-employee members of PDC’s board. However, because each of the members of the special committee is also a member of PDC’s board of directors, an inherent conflict continues to exist with respect to each member’s duties to the investors in his capacity as a member of the special committee, on the one hand, and such member’s duties to the shareholders of PDC in his capacity as a member of PDC’s board of directors, on the other hand.

•	See the section entitled “Update to Special Factors with Respect to the Merger — Conflicting Duties of PDC, Individually and as the General Partner” beginning on page 28.

•	Fairness of the Transaction.

•	Special Committee. The special committee, on behalf of PDC in its capacity as the managing general partner of the partnership, has approved the merger agreement, has determined that the merger is advisable and in the best interests of the partnership and reasonably believes that the merger, including the additional merger consideration offered by PDC to the investors in the PDC letter, is fair to the investors, each of whom is unaffiliated with PDC. In reaching its conclusion as to the fairness of the transaction, the special committee also considered the procedural and substantive fairness of the transaction to the unaffiliated investors. See “Update to Special Factors with Respect to the Merger — Fairness of the Merger; Recommendation of the Special Committee” beginning on page 13.

•	Partnership Affiliates. The rules of the SEC require each of the partnership affiliates to express a belief as to the substantive and procedural fairness of the proposed merger to the investors. The views of the partnership affiliates with respect to the fairness of the merger, including the additional merger consideration being offered, to the investors are not, and should not be construed as, a recommendation to any investor as to how that investor should vote on the proposal to approve the merger agreement. Each of the partnership affiliates believes the merger, including the additional merger consideration offered by PDC to investors in the PDC letter, is procedurally and substantively fair to the investors. See “Update to Special Factors with Respect to the Merger — Position of the Partnership Affiliates as to the Fairness of the Merger to the Investors” beginning on page 12.

•	Recommendation Regarding the Proposed Merger Transaction. The special committee encourages you to vote FOR the proposals to approve the amendment and the merger agreement and FOR any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if, at the special meeting, the number of limited partnership units present or represented by proxy and voting in favor of the approval of the merger agreement or the amendment to the partnership agreement is insufficient to approve the merger agreement or the amendment to the partnership agreement, respectively. See “Update to Special Factors with Respect to the Merger — Fairness of the Merger; Recommendation of the Special Committee.”

•	Opinion of the Special Committee’s Financial Advisor.

•	On April 15, 2011, Houlihan Lokey Financial Advisors, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 15, 2011, the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter, was fair to such unaffiliated holders of limited partnership interests from a financial point of view. For purposes of its opinion, Houlihan Lokey defined the unaffiliated holders of limited partnership interests as the holders of limited partnership interests in the partnership other than PDC and its affiliates.

•	Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness, from a financial point of view, to the unaffiliated holders of limited partnership interests of the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix A to this proxy supplement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy supplement are intended to be, and they do not constitute, advice or a recommendation to any holder of limited partnership interests as to how such limited partner should act or vote with respect to any matter relating to the merger. See “Update to Special Factors with Respect to the Merger — Opinion of the Special Committee’s Financial Advisor” beginning on page 15.

Questions and Answers About the Additional Merger Consideration and the Adjourned Special Meeting

The following section provides brief answers to some of the more likely questions raised in connection with the increased cash consideration being offered to investors and the proposed merger transaction. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and definitive proxy statement carefully, including the appendixes.

Q:	Why are you sending me this proxy supplement?

A:	We are sending you this supplement to the definitive proxy statement because, in light of increased commodity prices, PDC has determined to increase the cash consideration offered for limited partnership units held by investors if the merger transaction is approved and consummated. This proxy supplement provides information with respect to the $1,038 per limited partnership unit of additional merger consideration being offered to investors and updates the definitive proxy statement that was previously mailed to you.

Q:	Why is PDC making an offer to acquire the partnership at this time?

A:	PDC elected to offer to acquire the partnership at this time, including offering the additional merger consideration to investors, for the same reasons that PDC initially elected to enter into the merger agreement, as described in the definitive proxy statement under the section entitled “Special Factors with Respect to the Merger — PDC’s Reasons for the Merger.” PDC continues to expect that lower realized natural gas prices and declining production will result in reduced per unit distributions in the future. The partnership’s aggregate distributable cash flows per limited partnership unit for the twelve months ended December 31, 2010 were $1,086. PDC estimates the partnership’s aggregate distributable cash flows per limited partnership unit for the twelve months ending December 31, 2011 will be $807. This estimate is based on the twelve month production period beginning in January 1, 2011 and ending in December 31, 2011. This estimated distributable cash flow is approximately $279 less than the aggregate distributable cash flow for the twelve months ended December 31, 2010. The decrease in cash flows available for distributions is expected to result primarily from a reduction in realized gains on derivative transactions and production declines. The estimate does not assume any incremental revenue or take into account additional refracturing or the withholding of distributions to develop proved undeveloped reserves. PDC believes that the estimates, assumptions and considerations made in calculating the estimated aggregate distributable cash flows for the twelve months ending December 31, 2011, are reasonable.

The following table shows the financial statement line items used to determine distributable cash flows. Certain non-cash items were excluded because they have no effect on the cash distributed to limited partners:

	Twelve Months Ended	Twelve Months Ending
	December 31, 2010 (Actual)	December 31, 2011(Estimated)

Revenue(1)	$3,559,475	$3,275,000
Realized derivative gains/(losses)(2)	618,911	(15,000)

Gross revenues	4,178,386	3,260,000

Operating expenses(3)	1,313,669	845,000
Production taxes(4)	191,909	170,000
General and administrative expenses(5)	192,215	205,000

Total costs	1,697,793	1,220,000

Net distributable cash flows(b)	$2,480,593	$2,040,000
General partner cash flows	(496,119)	(408,000)

Limited partner cash flows	$1,984,474	$1,632,000

Limited partnership units	2,022.64	2,022.64

Distributable cash flows per limited partnership unit(a)	$1,086	$807

(a)	Distributable cash flows per limited partnership unit for the twelve months ended December 31, 2010 includes changes in working capital. For the twelve months ending December 31, 2011 changes in working capital are not expected to be significant.

(b)	Distributable cash flows does not include any withholdings for the well refracturing programs. Any amounts withheld for the refracturing program will be added back to the purchase price upon closing of the merger.

(1)	Operating Revenue

•	PDC estimates that the partnership will generate $3,275,000 in revenues during the twelve months ending December 31, 2011. The partnership generated $3,559,475 in revenues during the twelve months ended December 31, 2010.

•	The anticipated decrease in the partnership’s revenues of $284,475 is primarily expected to result from the decrease in production discussed below offset by an increase in realized prices.

•	NYMEX forward pricing curves as of February 17, 2011 were used to calculate estimated revenue. The revenue for the twelve months ended December 31, 2010 was based on average pricing received for the period. The average forward strip price used in the December 31, 2011 projection was $5.73 per Mcfe compared to the average sales price realized of $5.42 per Mcfe during the twelve months ended December 31, 2010.

•	PDC estimates that the partnership’s production will be 572,000 Mcfe during the twelve months ending December 31, 2011. The partnership produced 657,040 Mcfe during the twelve months ended December 31, 2010. The anticipated decrease in production of 85,040 Mcfe is expected to result from normal production declines.

•	The estimated production was obtained from the 2010 year end reserve report, which was prepared by Ryder Scott, the partnership’s independent reserve engineers, and utilized information provided by management.

(2)	Realized Derivative Gains

•	PDC estimates that the partnership will generate $15,000 in realized losses during the twelve months ending December 31, 2011. The partnership generated $618,911 in realized gains during the twelve months ended December 31, 2010.

•	The expected decrease in realized gains of $633,911 is primarily expected to result from the fact that the partnership’s production is hedged at a significantly lower price when compared to the twelve months ended December 31, 2010.

•	Forward pricing curves as of March 31, 2011 were used to calculate realized gains and losses based on current derivative positions which settle between April 2011 and December 2011. These expected gains and losses were added to actual realized gains from January 2011 through March 2011.

(3)	Operating Expenses

•	PDC estimates that the partnership’s operating expenses will be $845,000 during the twelve months ending December 31, 2011, as compared to $1,313,669 for the twelve months ended December 31, 2010. Projections from the 2010 reserve report, which was prepared by Ryder Scott and utilized information provided by management, were used to calculate operating expenses for the twelve months ending December 31, 2011. During the twelve months ended December 31, 2010, the partnership incurred significant workover costs for environmental and maintenance projects, which increased operating costs by approximately $340,000. The partnership has recorded all known environmental costs at December 31, 2010. There are currently no workover costs planned for the twelve months ending December 31, 2011.

(4)	Production Taxes

•	PDC estimates that the partnership’s total production tax expenses will be $170,000 during the twelve months ending December 31, 2011, as compared to $191,909 during the twelve months ended December 31, 2010. Estimated production taxes were based on current tax rates, as PDC does not anticipate a significant change in rates through December 31, 2011. These rates were applied to the calculated revenue to arrive at the total production tax expense. For the twelve months ended December 31, 2010, there was a downward adjustment to production taxes of $23,000 resulting from a revision to tax rates by the Colorado tax agencies, of which the partnership was notified during the first quarter of 2010.

(5)	General and Administrative Expenses

•	PDC estimates that the partnership’s total general and administrative expense will be $205,000 during the twelve months ending December 31, 2011, as compared to $192,215 during the twelve months ended December 31, 2010. The partnership’s general and administrative expenses consist of audit, income tax preparation and outside consultant fees, among other expenses. The projected general and administrative costs for the period ending December 31, 2011 were based on internal estimates of expected recurring costs.

Regulatory, Industry and Economic Factors

•	In making its estimates, PDC assumed that there would be no new federal, state or local regulations of the portions of the energy industry in which the partnership operates, and no new interpretations of existing regulations that would be materially adverse to the partnership’s business during the twelve months ending December 31 , 2011.

•	In making its estimates, PDC also assumed no major adverse changes in the upstream oil and gas industry or in general economic conditions during the twelve months ending December 31, 2011.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, PDC’s management. PricewaterhouseCoopers LLP has not examined, compiled or performed any procedures with respect to such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy relates to the partnership’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Q:	What will I now receive if the proposed merger transaction is approved and consummated?

A:	Pursuant to the merger agreement, dated November 16, 2010, which we refer to as the merger agreement, entered into by PDC, merger sub, and the partnership, upon consummation of the merger, each limited partnership unit (other than the limited partnership units owned by PDC or any subsidiary thereof and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $5,506 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes (proportionally adjusted for partial limited partnership units). PDC has also agreed to pay, upon consummation of the merger transaction, additional merger consideration in an amount equal to $1,038 per limited partnership unit. Consequently, if the merger agreement is approved and the proposed merger transaction consummated, each investor will be entitled to $6,544 per limited partnership unit, subject to the adjustments described above (other than the limited partnership units owned by PDC or any subsidiary thereof and other than limited partnership units owned by investors who properly exercise appraisal rights). The structure for the proposed merger transaction remains the same and dissenting investors are still entitled to dissenter’s rights, as described in the definitive proxy statement. If holders of less than a majority of the outstanding limited partnership units held by the investors vote to approve either the amendment to the partnership agreement or the merger agreement, PDC will withdraw its offer, each investor will continue to be an investor in the partnership, and the partnership will continue its normal business operations.

A regular cash distribution was made by the partnership on February 25, 2011 based on the partnership’s production through December 31, 2010. You will continue to receive distribution checks until the transaction is approved by the investors and completed. The merger value was determined based on data projected as of

January 1, 2011. We intend to mail you a check for this transaction within 30 days after the merger is completed. Checks will be mailed to the same addresses to which monthly distribution checks are mailed. If the transaction is not approved or completed, you will continue to receive your distributions as you have in the past.

Q:	When and where will the special meeting take place?

A:	The reconvened special meeting of the investors is scheduled to take place at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 on May 27, 2011, at 10:00 a.m., local time. See “Update to the Special Meeting — Date, Time and Place.”

Q:	What is the record date for the special meeting?

A:	The record date for the special meeting has not changed. Only holders of limited partnership units (excluding PDC and its affiliates) at the close of business on January 31, 2011, the record date, are entitled to notice of, and to vote at, the special meeting of the partnership or any adjournment or postponement thereof.

Q:	What should I do if I already voted over the internet or using the proxy card you sent me in the definitive proxy statement?

A:	First, carefully read this proxy supplement and the definitive proxy statement, including the appendices attached hereto and thereto, respectively. If you have already submitted a proxy, or if you have already voted over the internet, you do not need to do anything unless you want to change your vote. If you choose to revoke your proxy that you had earlier mailed to PDC or if you would like to vote a new proxy, please complete, date and sign the enclosed proxy card and mail it (dated as of the date you changed your vote) to Darwin Stump, PDC’s Vice President Accounting Operations, 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. If you cast your vote via the internet at the web site specified above, you may also revoke or change your earlier vote by following the instructions at the web site. Investors may also change their vote by attending the special meeting and voting in person. Investors who attend the special meeting may vote in person, even if they have previously delivered a signed proxy, including a proxy voted over the internet.

Q:	What should I do if I have not voted my limited partnership units?

A:	First, carefully read this proxy supplement and the definitive proxy statement, including the appendices hereto and thereto, respectively. If you are an investor as of the record date and have not already delivered a properly executed proxy, please complete, sign and date the enclosed proxy card and return it in the accompanying postage-prepaid envelope or transmit your vote through the internet at http://www.pdcgas.com/castmyvote.cfm. If you choose to vote over the internet, you will be required to enter your Unique ID. Your Unique ID is the 8-to-10 digit number found on the bottom left of the proxy card included with the enclosed proxy statement. Your vote is important. Accordingly, we urge you to sign and return the enclosed proxy card or otherwise submit your vote through the internet whether or not you plan to attend the special meeting.

Q:	Who can answer further questions?

A:	If you have any questions about the proposed merger transaction, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com.

UPDATE TO SPECIAL FACTORS
WITH RESPECT TO THE MERGER

Background of the Merger

The following updates “Special Factors with Respect to the Merger — Background of the Merger” contained in the definitive proxy statement for the period after the mailing of the definitive proxy statement.

On February 4, 2011, the partnership filed the definitive proxy statement with the SEC. On or around February 7, 2011, the partnership mailed the definitive proxy statement to the investors of the partnership and began the process of soliciting votes with respect to the merger agreement and related merger.

From February 8, 2011 through February 14, 2011, PDC’s management reviewed the current commodity prices, which had risen sharply versus the commodity prices used to determine the merger value offered to investors in connection with the merger agreement due to recent events in the Middle East, to determine if the amount of consideration offered to investors needed to be increased.

On February 14, 2011, PDC’s management conducted a telephone call with its legal advisors, Andrews Kurth LLP, in which PDC’s management updated Andrews Kurth on the status of current commodity prices and their relationship to the amount of consideration being offered to investors.

On February 15, 2011, PDC management held a conference call, at which Andrews Kurth was present, to discuss how PDC could increase the offer price in light of recent increases in commodity prices. Consequently, PDC’s management considered offering additional cash consideration on a pro rata basis to the investors if the merger were to be approved by the investors.

On February 18, 2011, PDC’s management determined that given the recent increases in commodity prices, it seemed appropriate to offer the investors additional cash consideration of $1,038 per limited partnership unit upon consummation of the merger, in addition to the consideration being offered to the investors in the merger agreement.

On February 21, 2011, PDC’s board of directors held a telephonic meeting, from which members of the special committee were absent, to consider offering investors additional cash consideration in light of increased commodity prices. After lengthy discussions and thorough review with PDC management, the board of directors of PDC approved offering the investors additional cash consideration of $1,038 per limited partnership unit subject to approval of the merger agreement by the investors and consummation of the merger. The members of the PDC board of directors that voted in favor of offering investors additional cash consideration were Richard W. McCullough, Joseph E. Casabona, James M. Trimble and Kimberly Luff Wakim.

Towards the end of February, the special committee informed Houlihan Lokey that it might request that Houlihan Lokey provide the special committee with an opinion with respect to the fairness, from a financial point of view, to the unaffiliated holders of limited partnership interests of the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter.

On February 28, 2011, Mr. Amidon distributed an initial draft of the proposal letter to Buchanan Ingersoll offering to provide to investors additional cash consideration of $1,038 per limited partnership unit upon consummation of the merger, in addition to the consideration being offered to the investors in the merger agreement.

On March 2, 2011, the special committee held a meeting and discussed the additional merger consideration offered from PDC to the investors. The meeting was attended by the special committee and the special committee’s counsel and financial advisors. The special committee did not take any action with respect to the additional merger consideration at that time, and decided to further consider the offer and discuss it at a later time.

On March 7, 2011, PDC discussed with Andrews Kurth that financial information for the partnership had the possibility of becoming finalized prior to the date of the special meeting. As a result, PDC anticipated asking the investors to adjourn and delay the special meeting, in order to, among other things, permit PDC to provide investors with the partnership’s 2010 year-end financial statements and 2010 year-end reserve report.

On March 8, 2011, PDC provided investors with a letter (i) relating to the increased merger consideration PDC expected to offer to investors and (ii) informing investors that PDC expected to provide 2010 year-end financial statements and the 2010 reserve report for the partnership if the special meeting of the partnership was adjourned to a later date.

On March 25, 2011, at the time immediately before the start of the special meeting, the number of limited partnership units held by investors voted in favor of (i) the amendment to the partnership agreement was 656.9 or approximately 33.33% of the limited partnership units outstanding and entitled to vote as of the record date; (ii) the merger agreement was 624.1 or approximately 31.66% of the limited partnership units outstanding and entitled to vote as of the record date; and (iii) proposal to adjourn the special meeting of investors was 639.4 or approximately 32.44% of the limited partnership units outstanding and entitled to vote as of the record date. Because a quorum was not present at the meeting with respect to each proposal, the meeting was adjourned until May 27, 2011, in order to enable PDC to continue to solicit additional proxies in favor of the approval of the amendment to the partnership agreement and the merger agreement.

On April 13, 2011, Mr. Amidon delivered to Buchanan Ingersoll an executed version of the letter dated February 28, 2011, confirming that PDC would offer to investors additional cash consideration of $1,038 per limited partnership unit upon consummation of the merger, in addition to the consideration being offered to the investors in the merger agreement.

Also on April 13, 2011, the special committee and Houlihan Lokey agreed to amend the terms of Houlihan Lokey’s engagement to act as the special committee’s financial advisor in connection with the proposed merger and the mergers relating to the other two 2005 partnerships, to provide that, if requested by the special committee, Houlihan Lokey would render to the special committee Houlihan Lokey’s opinion with respect to the fairness, from a financial point of view, to the unaffiliated holders of limited partnership interests of the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter. Pursuant to the amended engagement letter, if requested by the special committee, Houlihan Lokey would also render similar opinions with respect to the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the other two 2005 partnerships in the proposed mergers relating to those partnerships.

On April 14, 2011, the PDC team updated their financial projections for 2011 in order to provide the updated projections to the special committee and investors (the “2011 Projections”). The 2011 Projections updated the projections previously provided to the special committee and included in the definitive proxy statement to reflect more recent crude oil, NGL and natural gas forward prices and consideration of the minimal impact of the information included in the 2010 reserve report. The 2011 Projections are included in this proxy supplement under the sections entitled “Update to Summary Term Sheet — Questions and Answers About the Additional Merger Consideration and the Adjourned Special Meeting — Why is PDC making an offer to acquire the partnership at this time?” and “Update to Special Factors with Respect to the Merger — Alternatives to the Merger — Comparison of the Merger to Continuing Operations.”

On April 15, 2011, the special committee held a meeting and discussed the additional merger consideration offered from PDC to the investors. The meeting was attended by the special committee and the special committee’s counsel and financial advisors. Houlihan Lokey reviewed its financial analyses with respect to the partnership and the proposed merger, and, at the request of the special committee, rendered Houlihan Lokey’s oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 15, 2010, the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter, was fair to such unaffiliated holders of limited partnership interests from a financial point of view. Following the rendering of the oral opinion by Houlihan Lokey and after lengthy discussions and thorough review, the special committee unanimously determined that the merger agreement, including the additional merger consideration offered by PDC in the proposal letter dated February 28, 2011, is fair to the investors and recommend that the investors vote “FOR” the adoption of the merger agreement, including the additional merger consideration.

PDC’s Reasons for the Merger

PDC elected to offer the additional merger consideration to investors for the same reasons that PDC initially elected to enter into the merger agreement, as described in the definitive proxy statement under the section entitled “Special Factors with Respect to the Merger — PDC’s Reasons for the Merger.”

The Partnership’s Reasons for the Merger

The special committee has elected to cause the partnership to enter into the merger agreement and to present the proposed merger transaction, including the additional merger consideration offered by PDC in the PDC letter, to the investors for the same reasons described in the definitive proxy statement under the section entitled “Special Factors with Respect to the Merger — The Partnership’s Reasons for the Merger.”

Position of the Partnership Affiliates as to the Fairness of the Merger to the Investors

The rules of the SEC require each of the partnership affiliates to express their belief as to the substantive and procedural fairness of the merger to the investors. The views of the partnership affiliates with respect to the fairness of the merger to the investors are not, and should not be construed as, a recommendation to any investor as to how that investor should vote on the proposal to adopt the amended merger agreement.

In considering the belief of the partnership affiliates with respect to the merger, the investors should be aware that partnership affiliates have interests in the merger that are different from, or in addition to, the interests of the investors generally. PDC, as managing general partner of the partnership, has a duty to manage the partnership in the best interests of the limited partners of the partnership. However, PDC also has a duty to operate its business for the benefit of its shareholders. Consequently, PDC’s duties to its shareholders may conflict with its duties to the investors.

In addition, the members of the board of directors of PDC have a duty to cause PDC to manage the partnership in the best interests of the limited partners of the partnership. However, members of the board of directors of PDC also have a duty to operate PDC’s business for the benefit of its shareholders, and board members who are also officers of PDC have a duty to operate PDC’s business in PDC’s best interests. Consequently, the duties of the members of the board of directors of PDC to the investors may conflict with the duties of those members to PDC and PDC’s shareholders. See “Update to Special Factors with Respect to the Merger — Conflicting Duties of PDC, Individually and as the General Partner” beginning on page 28 of this proxy supplement.

None of the partnership affiliates participated in the deliberation processes of the special committee, or in the conclusions of the special committee, with respect to the substantive and procedural fairness of the merger to the investors, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, each of the partnership affiliates believes that the proposed merger, including the additional merger consideration offered by PDC to investors in the PDC letter, is both procedurally and substantively fair to the unaffiliated stockholders, based on the following factors:

•	after re-examination and reconsideration, the factors described in “Special Factors — Position of the Partnership Affiliates as to the Fairness of the Merger to the Investors” of the definitive proxy statement, including, among other things, that the merger remains conditioned upon holders of a majority of outstanding limited partnership units held by the investors voting to approve both the amendment to the partnership agreement and the merger agreement;

•	notwithstanding the fact that the partnership affiliates are not entitled to rely on and did not rely on such opinion, the partnership affiliates also considered the additional positive factor that the special committee requested and received from Houlihan Lokey an opinion, addressed to the special committee with respect to whether, that, as of April 15, 2011, the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter, was fair to such unaffiliated holders of limited partnership interests from a financial point of view; and

•	the special committee, which is comprised of four directors of PDC who are not officers or employees of the partnership or PDC and have no direct economic interest in the partnership, negotiated the merger agreement and the transactions contemplated thereby on behalf of the partnership and has approved the merger agreement and the additional merger consideration offered by PDC to investors in the PDC letter, has determined that the merger is advisable and in the best interests of the partnership and reasonably believes that the merger is fair to the investors.

The foregoing discussion of factors considered by each of the partnership affiliates is not intended to be exhaustive, but includes the material factors considered by the partnership affiliates. The partnership affiliates did not find it practicable to assign, nor did any of them assign, relative weights to the individual factors considered in reaching their conclusions as to fairness to the investors. Each of the partnership affiliates may have weighed these factors differently.

In reaching their conclusion as to fairness of the merger, including the additional merger consideration offered by PDC to investors in the PDC letter, the partnership affiliates did not consider (i) historical prices for the limited partnership units held by the investors, (ii) the partnership’s net book value, per-merger going concern value, or liquidation value or (iii) the liquidation value of the partnership, and did not establish a pre-merger going concern value for the partnership’s equity for the purpose of determining the fairness of the merger, for the same respective reasons described in the section entitled “Special Factors with Respect to the Merger — Position of the Partnership Affiliates as to the Fairness of the Merger to the Investors.”

The partnership affiliates are not aware of any offer made during the last two years to acquire the partnership, and as a result no comparison to any such offer could be made, and no such offers were considered by any of the partnership affiliates in reaching their conclusions as to fairness. The merger sub did not consider the potential for alternative transactions involving the partnership because the merger sub did not intend to consider or participate in any alternative transaction involving the partnership. As a result, the merger sub did not evaluate the prices potentially attainable in an alternative transaction.

Fairness of the Merger; Recommendation of the Special Committee

The special committee, on behalf of PDC in its capacity as the managing general partner of the partnership, has approved the merger agreement, has determined that the merger is advisable and in the best interests of the partnership and reasonably believes that the merger is fair to the investors, each of whom is unaffiliated with PDC. In making these determinations, each member of the special committee, on behalf of PDC in its capacity as the managing general partner of the partnership, has relied upon his own business judgment and analysis based on a variety of factors. These factors included:

•	the form and amount of consideration offered to the partners;

•	the comparison of the cash payments in the merger to the diminished future cash distributions otherwise expected as oil and gas production continues to decline;

•	the increasing complexity of and cost of complying with accounting rules and regulations and SEC reporting obligations;

•	expectations regarding future commodity prices; and

•	the elimination after the merger of investors’ tax preparation costs relating to partnership tax information.

The special committee also considered certain procedural aspects of the proposed merger transaction in the course of evaluating the fairness to the unaffiliated investors. At the insistence of the special committee, the proposed merger is structured so that approval of a majority of unaffiliated investors is required in order to consummate the transaction. Moreover, the board of directors of PDC formed the special committee for the purpose of acting on behalf of the unaffiliated investors in negotiating the terms of the proposed merger transaction. The special committee consists solely of independent directors of PDC, none of whom are employees of PDC or PDC Affiliates. In connection with the transaction, the special committee also engaged its own legal counsel, Buchanan Ingersoll, and its own financial advisor, Houlihan Lokey, to provide advice to the special committee independent of PDC and its advisors. The special committee met several times with Buchanan Ingersoll and Houlihan Lokey, independent of the PDC board of directors, to review and with the assistance of these advisors, evaluated and, based on its evaluation, approved the proposed merger transaction.

In addition, in the course of reaching its decision regarding the proposed merger transaction, including the additional merger consideration, the special committee considered the financial analysis reviewed and discussed with the special committee by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the special committee on April 15, 2011 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness to the unaffiliated holders of limited partnership interests from a financial point of view of the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement, as modified by the PDC letter. In evaluating the substantive fairness of the proposed merger transaction, the special committee considered the implied valuation reference ranges indicated by Houlihan Lokey’s selected companies, selected transactions and discounted cash flow analyses. The special committee noted that the merger consideration (including the additional merger consideration) was generally below or within the implied valuation reference ranges indicated by those analyses. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, the special committee did not make separate or quantifiable judgments regarding Houlihan Lokey’s individual valuation analyses but viewed the analyses, taken together, as supportive of its conclusion that the merger was fair to the unaffiliated holders of limited partnership interests. The special committee did not view the implied valuation reference range indicated by any analyses as a controlling factor in its evaluation of the substantive fairness of the merger because, among other things, the implied valuation reference ranges indicated by Houlihan Lokey’s analyses were illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, Houlihan Lokey’s analyses did not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the partnership’s control and the control of Houlihan Lokey. The special committee also recognized that while such analyses were informative and useful, much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses were inherently subject to substantial uncertainty.

In reaching its conclusion as to fairness, the special committee did not consider historical or current prices for the limited partnership units held by the investors, including previous purchases by PDC, because the special committee believed that those transactions were not regular in their frequency and occurred in an illiquid and limited market. The special committee, in part, based its evaluation of historical and current limited partnership unit prices on the fact that the partnership’s limited partnership units are not traded on a national stock exchange or in any other significant market. Additionally, purchases made by PDC (other than purchases of units of the Rockies Region Private Limited Partnership) generally would have occurred pursuant to the 4.0X Put Right and determined under different financial conditions which had limited relevance to the proposed transaction. Moreover, because of various market events and market uncertainty, the partnership’s production is currently hedged at a significantly lower price compared to previous periods. As a result, historical purchases by PDC reflected the value of higher natural gas hedging prices that PDC had previously achieved for the partnership, but which are not currently available for the partnership for future periods. Therefore, PDC repurchases did not provide comparable information that was useful to the special committee.

The special committee did not consider the partnership’s net book value, pre-merger going concern value, or liquidation value in evaluating the fairness of the merger to the investors because the special committee believed that the implied valuation reference ranges for indicated selected companies, selected transactions and discounted cash flow analyses that it did consider were the most relevant metrics for its consideration and therefore focused its attention on those factors. As such, the special committee did not believe that the partnership’s net book value, pre-merger going concern value or liquidation value were material or relevant to a determination of the substantive fairness of the merger.

More specifically, the special committee did not believe that the net book value of the partnership was material to its conclusion regarding the fairness of the merger because the special committee believed that net book value is indicative of historical financial position but is not necessarily a useful indicator of the current or future value. The special committee also did not establish a pre-merger going concern value for the partnership’s equity for the purpose of determining the fairness of the merger because it believed that a going concern value was not an indicative measure of value as compared to those factors noted above that the special committee did consider. In reaching its conclusion as to fairness, the special committee also did not consider the liquidation value of the partnership because it considers the partnership to be a viable going concern and that, as the special committee understood it, the liquidation of the partnership was not considered to be a viable course of action based on PDC’s desire for the partnership to continue to conduct its business and remain an integral component of PDC’s overall strategy regardless of whether the merger is consummated.

In addition, the special committee did not consider offers made by unaffiliated persons during the last two years, as the special committee is unaware of any such offers being made to the special committee during that time.

For these reasons, the special committee encourages you to vote FOR the proposals to approve the amendment and the merger agreement and FOR any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if, at the special meeting, the number of limited partnership units present or represented by proxy and voting in favor of the approval of the merger agreement or the amendment to the partnership agreement is insufficient to approve the merger agreement or the amendment of the partnership agreement, respectively.

In view of the numerous factors taken into consideration, the special committee did not consider it practical to, and did not attempt to, quantify or assign relative weights to the factors considered by it in reaching its decision. The special committee also considered the likelihood, benefits and costs of other transactions, including third-party offers. The special committee will consider any offers from third parties to purchase the partnership or its assets. See the section entitled “Third-Party Offers” in this proxy supplement for a description of the procedures for these offers.

Opinion of the Special Committee’s Financial Advisor

On April 15, 2011, Houlihan Lokey rendered its oral opinion to the special committee of the board of directors of PDC (the “Special Committee”) (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 15, 2011, the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement as modified by the PDC letter was fair to such unaffiliated holders of limited partnership interests from a financial point of view. For purposes of its opinion, Houlihan Lokey defined the unaffiliated holders of limited partnership interests as the holders of limited partnership interests in PDC 2005-B Limited Partnership (the “Limited Partnership”) other than PDC and its affiliates.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, to the unaffiliated holders of limited partnership interests of the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement as modified by the PDC letter, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement supplement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix A to this proxy statement supplement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement supplement are intended to be, and they do not constitute, advice or a recommendation to any holder of limited partnership interests as to how such limited partner should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey:

•	reviewed the following documents and agreements:

•	the PDC letter;

•	the proxy statement, dated February 4, 2011, of the Limited Partnership with respect to the proposed merger;

•	the proxy statement supplement, dated February 24, 2011, of the Limited Partnership with respect to the proposed merger; and

•	the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Limited Partnership that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Limited Partnership made available to Houlihan Lokey by PDC, including, (a) financial projections provided to Houlihan Lokey by the management of PDC relating to the Limited Partnership for the remaining life of the Limited Partnership’s wells and (b) certain oil and gas reserve reports prepared by PDC’s independent oil and gas reserve engineers (the “Reserve Reports”) containing estimates with respect to the Limited Partnership’s oil and gas reserves;

•	spoken with certain members of the management of PDC and members of the Special Committee and certain of their representatives and advisors regarding the business, operations, financial condition and prospects of the Limited Partnership, the merger and related matters;

•	compared the financial and operating performance of the Limited Partnership with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•	reviewed a certificate addressed to Houlihan Lokey from senior management of PDC which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of PDC and the Limited Partnership; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate, including, without limitation, certain alternative oil and gas commodity pricing assumptions and probabilities.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of PDC advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections that it reviewed reflect the best currently available estimates and judgments of PDC’s management as to the future financial results and condition of the Limited Partnership and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. With respect to the oil and gas reserve estimates for the Limited Partnership set forth in the Reserve Reports that Houlihan Lokey reviewed, the management of PDC advised Houlihan Lokey, and Houlihan Lokey assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of PDC and its independent oil and gas reserve engineers with respect to the oil and gas reserves of the Limited Partnership. With respect to the alternative oil and gas commodity pricing assumptions and probabilities that Houlihan Lokey utilized for purposes of its analyses, Houlihan Lokey was advised by the management of PDC, and Houlihan Lokey assumed, that such assumptions were a reasonable basis on which to evaluate the future financial performance of the Limited Partnership and were appropriate for such purposes. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Limited Partnership since the date of the most recent financial statements provided to it that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed merger would be satisfied without waiver thereof, and (d) the proposed merger would be consummated in a timely manner in accordance with the terms described in the merger agreement, as modified by the PDC letter, and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Limited Partnership that would be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, at the direction of the Special Committee, that other than increasing the merger consideration to the increased merger consideration, no terms or conditions of the merger agreement or the proposed merger were being amended or modified in any respect and that any adjustments to the increased merger consideration pursuant to the merger agreement, as modified by the PDC letter, would not be in any way be material to its analyses or opinion. In addition, with the Special Committee’s consent, Houlihan Lokey assumed that if the Special Committee recommends that the unaffiliated holders of limited partnership interests vote to approve the merger and the merger is consummated, PDC will be obligated to pay the increased merger consideration to the unaffiliated holders of limited partnership interests in the merger.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Limited Partnership or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation, other than the Reserve Reports. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which PDC was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Limited Partnership was or may be a party or was or may be subject. Houlihan Lokey is not an expert in the evaluation of oil and gas reserves and Houlihan Lokey expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil and gas properties of the Limited Partnership.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the proposed merger, the securities, assets, businesses or operations of the Limited Partnership or any other party, or any alternatives to the proposed merger, (b) negotiate the terms of the proposed merger, or (c) advise the Special Committee, the board of directors of PDC or any other party with respect to alternatives to the proposed merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. As PDC and the Limited Partnership were aware, the financial projections and estimates that Houlihan Lokey reviewed relating to the future financial performance of the Limited Partnership reflect certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have a material impact on Houlihan Lokey’s analyses and opinion. Except as otherwise provided in its engagement letter, Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to our attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Special Committee (solely in its capacity as such) in connection with its consideration of the proposed merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board of Directors of PDC, any security holder of the Limited Partnership or any other person as to how to act or vote with respect to any matter relating to the proposed merger. Houlihan Lokey has consented to the inclusion of a copy of its opinion as Appendix A to this proxy supplement.

Houlihan Lokey’s opinion only addressed the fairness to the unaffiliated holders of limited partnership interests from a financial point of view of the increased merger consideration to be received by the unaffiliated holders of limited partnership interests in the proposed merger pursuant to the merger agreement as modified by the PDC letter and did not address any other aspect or implication of the proposed merger or any agreement, arrangement or understanding entered in connection therewith or otherwise. In addition, Houlihan Lokey’s opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board of Directors of PDC, PDC, the Limited Partnership, their respective security holders or any other party to proceed with or effect the proposed merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the proposed merger or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the proposed merger to the holders of any class of securities, creditors or other constituencies of the Limited Partnership or PDC, or to any other party, except as expressly set forth in the last sentence of its opinion, (iv) the relative merits of the proposed merger as compared to any alternative business strategies that might exist for the Limited Partnership, PDC or any other party or the effect of any other transaction in which the Limited Partnership, PDC or any other party might engage, (v) the fairness of any portion or aspect of the proposed merger to any one class or group of the Limited Partnership’s or any other party’s security holders vis-à-vis any other class or group of the Limited Partnership’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Limited Partnership, PDC, their respective security holders or any other party is receiving or paying reasonably equivalent value in the proposed merger, (vii) the solvency, creditworthiness or fair value of the Limited Partnership or any other participant in the proposed merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed merger, any class of such persons or any other party, relative to the increased merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Special Committee’s consent, on the assessments by the Special Committee, the Board of Directors of PDC, PDC and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Limited Partnership and the proposed merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of such nature.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Limited Partnership or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the Special Committee in connection with its consideration of the proposed merger and Houlihan Lokey’s analyses were among many factors considered by the Special Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the aggregate consideration or of the views of the Special Committee or PDC with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the Special Committee on April 15, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of April 6, 2011, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the publicly disclosed terms of the transaction and other publicly available information. Estimates of EBITDA for the Limited Partnership were based on estimates provided by PDC. Estimates of EBITDA for the selected companies listed below were based on publicly available research analyst estimates for those companies, adjusted for certain non-recurring items.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of the Limited Partnership’s unlevered, after-tax cash flows based on the projections provided by PDC, which were based on certain oil and gas reserve reports prepared by PDC’s independent oil and gas reserve engineers, applying New York Mercantile Exchange strip pricing as of April 6, 2011. In performing this analysis, Houlihan Lokey used discount rates ranging from 15% to 18% based on the Limited Partnership’s weighted average cost of capital. The discounted cash flow analyses indicated an implied reference range per limited partnership unit of $5,616 to $6,295, as compared to the proposed increased merger consideration of $6,544 per limited partnership unit.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of enterprise value to certain financial metrics for the selected companies in the oil and natural gas industry.

The calculated multiples included:

•	Enterprise Value as a multiple of 2011E EBITDA;

•	Enterprise Value as a multiple of Proved Reserves; and

•	Enterprise Value as a multiple of Daily Production.

The selected companies were selected because they were deemed to be similar to the Limited Partnership in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Limited Partnership. The selected companies were:

	Enterprise Value as a Multiple of
	2011 E	Proved	Daily
	EBITDA	Reserves	Production(1)

Cabot Oil & Gas Corp.	10.4x	$2.42	$18.27
Berry Petroleum Co.	7.7x	2.39	19.87
Bill Barrett Corp.	5.2x	2.08	8.78
Warren Resources Inc.	10.8x	3.24	14.64
Gasco Energy Inc.	Not Available	1.98	7.08
Double Eagle Petroleum Co.	Not Available	1.50	6.89
Petroleum Development Corporation	7.3x	1.62	13.54

(1)	Daily production based on the average annual production as reported in the each of the selected companies’ latest annual report.

The selected companies analysis indicated the following:

	Enterprise Value as a Multiple of
	2011 E	Proved	Daily
	EBITDA	Reserves	Production(1)

Low	5.2x	$1.50	$6.89
High	10.8x	3.24	19.87
Median	7.7x	2.08	13.54
Mean	8.3x	2.18	12.72

(1)	Daily production based on the average annual production as reported in the each of the selected companies’ latest annual report.

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for the Limited Partnership, including 6.00x to 7.00x 2011E EBITDA, $1.75 to $2.25 Proved Reserves and $10.00 to $11.00 last twelve months, or LTM, Daily Production, based on financial information and projections provided by PDC, to calculate implied limited partnership unit reference ranges. The selected companies analysis indicated (i) an implied reference range of $5,878 to $6,858 per limited partnership unit based on the Limited Partnership’s 2011E EBITDA, (ii) an implied reference range of $6,123 to $7,872 per limited partnership unit based on the Limited Partnership’s Proved Reserves, (iii) an implied reference range of $7,120 to $7,832 per limited partnership unit based on the Limited Partnership’s LTM Daily Production, in each case as compared to the proposed increased merger consideration of $6,544 per limited partnership unit.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value to certain other financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the oil and gas industry that it deemed relevant.

The calculated multiples included:

•	Transaction Value as a multiple of Proved Reserves; and

•	Transaction Value as a multiple of Daily Production.

The selected transactions were selected because the target companies were deemed to be similar to the Limited Partnership in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions were:

Date			Transaction Value as a Multiple of:
Announced	Acquiror	Target	Proved Reserves	Daily Production
			($/Mcfe)	($ (In 000s)
				/Mcfe/d)

9/23/2010	North Western Corporation	Undisclosed private company	$1.50	$8.36
9/15/2010	Denbury Resources Incorporated	Undisclosed	0.08
7/21/2010	Double Eagle Petroleum Company	SM Energy Company	0.87
6/29/2010	Enerplus Resources Fund	Undisclosed		10.00
5/13/2010	China Investment Corporation Ltd	Penn West Energy Trust	4.16	13.45
5/13/2010	Gulfport Energy Corporation	Undisclosed private company	1.44	28.70
3/18/2010	Opon International LLC	Delta Petroleum Corporation	$1.33	$9.73
1/5/2010	Noble Energy Incorporated	Suncor Energy Incorporated	1.22	6.38
11/9/2009	Rise Energy Ltd	Teton Energy Corporation	0.71	2.94
8/10/2009	Williams Companies Inc.	Orion Energy Partners	0.65	4.03
4/23/2009	Puckett Land Company	Teton Energy Corporation		2.51
4/2/2009	Noble Energy Incorporated	Teton Energy Corporation		1.33
3/3/2009	Undisclosed	Berry Petroleum Company	1.11	7.78
2/23/2009	Longview Fund LP	South Texas Oil Company	3.20	38.58
10/10/2008	SandRidge Energy Inc.	Tom L. Ward	1.40
9/25/2008	Occidental Petroleum Corporation	Plains Exploration & Production Co.	2.26	16.07
12/31/2007	Tracinda Corp	Delta Petroleum Corporation	1.59	10.25
12/17/2007	Occidental Petroleum Corporation	Plains Exploration & Production Co.	2.81	19.14
9/26/2007	Teton Energy Corporation	Delta Petroleum Corporation		5.00
9/26/2007	Delta Petroleum Corporation	Teton Energy Corporation		15.20
5/14/2007	Newfield Exploration Company	Stone Energy Corporation	2.63	13.14
4/18/2007	Plains Exploration Company	Laramie Energy LLC	2.13	22.69

Date			Transaction Value as a Multiple of:
Announced	Acquiror	Target	Proved Reserves	Daily Production
			($/Mcfe)	($ (In 000s)
				/Mcfe/d)

1/7/2007	Forest Oil Corporation	The Houston Exploration Company	2.42	7.84
12/31/2006	Quantum Resources Management LLC	Pioneer Natural Resources Company	1.48	8.71
12/12/2006	Petroleum Development Corporation	EXCO Resources Incorporated	3.64
10/20/2006	Petroleum Development Corporation	Unioil	3.40	23.13
8/9/2006	Black Hills Corporation	Undisclosed	1.04	17.11
7/20/2006	Marathon Oil Corporation	Petroleum Development Corporation		1.97
6/12/2006	JANA Partners LLC	The Houston Exploration Company	2.70	8.98
5/10/2006	Individual Investor	SandRidge Energy Inc.	1.85	19.05
3/9/2006	Black Hills Corporation	Koch Exploration Company; Koch Industries Inc.	1.27	26.50
2/22/2006	Citation Oil & Gas Corporation	Meritage Energy Partners LLC	1.28	8.20
2/9/2006	Noble Energy Incorporated	United States Exploration Inc.	1.22	15.12
1/27/2006	Berry Petroleum Company	Undisclosed private company	3.19	83.00
11/16/2005	Texas American Resources Company	Undisclosed	1.24	11.67
10/31/2005	Hilcorp Energy Company; Undisclosed	Kerr-McGee Corporation	1.49	8.05

The selected transactions analysis indicated the following:

	Transaction Value as a Multiple of
	Proved	Daily
	Reserves(1)	Production(2)

Low	$0.08	$1.33
High	4.16	83.00
Median	1.49	10.13
Mean	1.84	14.83

(1)	Based on proved reserves disclosed in the report announcing the applicable transaction.

(2)	Based on proved production disclosed in the report announcing the applicable transaction.

The selected transactions analysis for the transactions under $100 million indicated the following:

	Transaction Value as a Multiple of
	Proved	Daily
	Reserves(1)	Production(2)

Low	$0.71	$1.33
High	3.40	38.58
Median	1.34	10.19
Mean	1.57	14.14

(1)	Based on proved reserves disclosed in the report announcing the applicable transaction.

(2)	Based on proved production disclosed in the report announcing the applicable transaction.

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to the corresponding data for the Limited Partnership, including $1.25 to $1.75 Proved Reserves and $8.00 to $11.00 LTM Daily Production, based on financial information and projections provided by PDC, to calculate implied limited partnership unit reference ranges. The selected transactions analysis indicated an implied reference range of $4,373 to $6,123 per limited partnership unit based on the Limited Partnership’s Proved Reserves and $5,696 to $7,832 per limited partnership unit based on the Limited Partnership’s LTM Daily Production, as compared to the proposed increased merger consideration of $6,544 per limited partnership unit.

Other Matters

PDC engaged Houlihan Lokey at the request of the Special Committee pursuant to a letter agreement dated as of November 1, 2010, as amended pursuant to letter agreements dated as of March 1, 2011 and April 15, 2011 to act as the Special Committee’s financial advisor in connection with the proposed merger. The Special Committee selected Houlihan Lokey based on Houlihan Lokey’s experience and reputation and knowledge of the Limited Partnership and its industry. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey will receive a fee for rendering its opinion which is not contingent upon the successful completion of the proposed merger. PDC has also agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement. Houlihan Lokey has received aggregate fees of approximately $325,000 for providing financial advisory services to the Special Committee in connection with PDC’s proposed acquisitions of the outstanding limited partnership interests in the Limited Partnership, PDC 2005-A Limited Partnership and Rockies Region Private Limited Partnership.

Houlihan Lokey and certain of its affiliates may have in the past provided investment banking, financial advisory and other financial services to PDC and other participants in the proposed merger and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates received compensation. Houlihan Lokey has in the past provided financial advisory services to the Special Committee in connection with transactions in which PDC is seeking to acquire the outstanding limited partnership interests in PDC 2004-A Limited Partnership, PDC 2004-B Limited Partnership, PDC 2004-C Limited Partnership and PDC 2004-D Limited Partnership, four drilling partnerships of which PDC is the managing general partner, for which services Houlihan Lokey has received aggregate fees of approximately $400,000 and, as described above, is currently engaged to, among other things, provide financial advisory services to the Special Committee in connection with its proposed acquisitions of the outstanding limited partnership interests in the Limited Partnership, PDC 2005-A Limited Partnership and Rockies Region Private Limited Partnership. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to PDC, the Limited Partnership, other participants in the proposed merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and its affiliates’ respective employees may have invested in or committed to invest in the Limited Partnership, PDC other participants in the proposed merger or certain of their respective affiliates and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, PDC, other participants in the proposed merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Limited Partnership, PDC, or any other party that may be involved in the proposed merger and their respective affiliates or any currency or commodity that may be involved in the proposed merger.

Alternatives to the Merger

In reaching its determination, the special committee did not consider any potential alternatives other than the alternatives previously considered while evaluating the merger transaction and described in the definitive proxy statement. Using year-end financial and reserve information, the special committee reevaluated the comparison of the merger for the partnership to continuing the partnership operations. The special committee continues to believe that the merger is the best available alternative for the partnership to maximize the value of the partnership’s property interests for the reasons discussed in the definitive proxy statement and this proxy supplement.

Update to Comparison of the Merger to Continuing Operations.  Because the partnership’s revenue generating properties are mature, producing properties, the special committee believes that production from those properties will continue to decline at the rate predicted in the partnership’s oil and gas engineering reserve reports. Accordingly, cash distributions from the partnership will also decline, subject to variation for changes in oil and gas prices. As of December 31, 2010, the fair value of the partnership’s derivative position was a gain of $618,911, which will transfer to PDC without recourse to the partnership. As a result, the special committee believes that the benefit of continuing operations of the partnership is offset by the increasing general and administrative costs related to continuing operations.

Fully developing all of the partnership’s properties would require substantial capital expenditures. Because of the restrictions set forth in the partnership agreement on borrowing money and making assessments on limited partnership units, the partnership would generally be unable to fund such capital expenditures without retaining all or a substantial portion of the partnership’s cash flow. This would reduce or eliminate partnership distributions to investors while the work is being conducted and paid for, and could create phantom income (reportable income for tax purposes without a corresponding cash distribution) for investors with respect to the cash used to fund the capital expenditures, although tax deductions might offset a portion of such phantom income.

The special committee also believes there is a substantial advantage to the investors in receiving a lump-sum cash payment currently. The special committee believes that the reserve values included in PDC’s calculation of the merger consideration are higher than the net present value of estimated future cash distributions to the investors from continued operations because such reserve values have not been reduced for the reimbursement of PDC’s general and administrative expenses allocable to the partnership. Furthermore, in determining such reserve values, PDC also assumed that all of the partnership’s properties will be developed and that the development will occur on a timetable that is significantly shorter than the partnership may be able to achieve. In addition, the estimates of distributions from continued operations are based upon current oil and gas prices.

Future natural gas prices are uncertain because low-cost shale plays, particularly the Marcellus shale, may set national prices going forward. These low-cost shale plays, which have experienced a large increase in development in recent years, have added significant proved reserves and increased production primarily in the eastern portion of the United States where demand is the highest. These reserves now represent a much larger part of overall natural gas reserves and production in the United States and have the potential to affect the variability of open market pricing more significantly than in the past, along with a potential oversupply situation in a downturned economy. As a result of lower natural gas prices, the high natural gas hedging prices which PDC has achieved for the partnership during the last several years are not available at this time for future periods. PDC expects that lower realized natural gas prices and declining production will result in reduced per unit distributions in the future. PDC bases its expectations as to commodity prices primarily on applicable forward prices or the forward “curve.” The forward prices or forward “curve” are prices that are published every day by national markets, such as NYMEX, related to natural gas or oil delivery in future months and years. The prices for future natural gas vary based on the geographic point of delivery, and for most partnership gas the published Colorado Interstate Gas (CIG) price is the price used when purchasing derivatives. These hedge instruments are ultimately settled with monetary payments by one of the sides, not by delivery of the physical natural gas or oil. At the same time, PDC’s expectations regarding natural gas prices may not be accurate. Natural gas prices are highly complex and subject to significant volatility due to numerous market forces, including numerous market fundamentals such as weather, inventory levels and expectations, competition, overall demand and the availability of supply. See “Risk Factors — The estimates of proved reserves and future net revenues considered when calculating the merger value, and underlying assumptions about future production, commodity prices and costs, may be incorrect.”

PDC elected to offer to acquire the partnership at this time, including offering the additional merger consideration to investors, for the same reasons that PDC initially elected to enter into the merger agreement, as described in the definitive proxy statement under the section entitled “Special Factors with Respect to the Merger — PDC’s Reasons for the Merger.” PDC continues to expect that lower realized natural gas prices and declining production will result in reduced per unit distributions in the future. The partnership’s aggregate distributable cash flows per limited partnership unit for the twelve months ended December 31, 2010 were $1,086. PDC estimates the partnership’s aggregate distributable cash flows per limited partnership unit for the twelve months ending December 31, 2011 will be $807. This estimate is based on the twelve month production period beginning in January 1, 2011 and ending in December 31, 2011. This estimated distributable cash flow is approximately $279 less than the aggregate distributable cash flow for the twelve months ended December 31, 2010. The decrease in cash flows available for distributions is expected to result primarily from a reduction in realized gains on derivative transactions and production declines. The estimate does not assume any incremental revenue or take into account additional refracturing or the withholding of distributions to develop proved undeveloped reserves. PDC believes that the estimates, assumptions and considerations made in calculating the estimated aggregate distributable cash flows for the twelve months ending December 31, 2011, are reasonable.

The following table shows the financial statement line items used to determine distributable cash flows. Certain non-cash items were excluded because they have no effect on the cash distributed to limited partners:

	Twelve Months Ended	Twelve Months Ending
	December 31, 2010	December 31, 2011
	(Actual)	(Estimated)

Revenue(1)	$3,559,475	$3,275,000
Realized derivative gains/(losses)(2)	618,911	(15,000)

Gross revenues	4,178,386	3,260,000

Operating expenses(3)	1,313,669	845,000
Production taxes(4)	191,909	170,000
General and administrative expenses(5)	192,215	205,000

Total costs	1,697,793	1,220,000

Net distributable cash flows(b)	$2,480,593	$2,040,000
General partner cash flows	(496,119)	(408,000)

Limited partner cash flows	$1,984,474	$1,632,000

Limited partnership units	2,022.64	2,022.64

Distributable cash flows per limited partnership unit(a)	$1,086	$807

(a)	Distributable cash flows per limited partnership unit for the twelve months ended December 31, 2010 includes changes in working capital. For the twelve months ending December 31, 2011 changes in working capital are not expected to be significant.

(b)	Distributable cash flows does not include any withholdings for the well refracturing programs. Any amounts withheld for the refracturing program will be added back to the purchase price upon closing of the merger.

(1)	Operating Revenue

•	PDC estimates that the partnership will generate $3,275,000 in revenues during the twelve months ending December 31, 2011. The partnership generated $3,559,475 in revenues during the twelve months ended December 31, 2010.

•	The anticipated decrease in the partnership’s revenues of $284,475 is primarily expected to result from the decrease in production discussed below offset by an increase in realized prices.

•	NYMEX forward pricing curves as of February 17, 2011 were used to calculate estimated revenue. The revenue for the twelve months ended December 31, 2010 was based on average pricing received for the period. The average forward strip price used in the December 31, 2011 projection was $5.73 per Mcfe compared to the average sales price realized of $5.42 per Mcfe during the twelve months ended December 31, 2010.

•	PDC estimates that the partnership’s production will be 572,000 Mcfe during the twelve months ending December 31, 2011. The partnership produced 657,040 Mcfe during the twelve months ended December 31, 2010. The anticipated decrease in production of 85,040 Mcfe is expected to result from normal production declines.

•	The estimated production was obtained from the 2010 year end reserve report, which was prepared by Ryder Scott, the partnership’s independent reserve engineers, and utilized information provided by management.

(2)	Realized Derivative Gains

•	PDC estimates that the partnership will generate $15,000 in realized losses during the twelve months ending December 31, 2011. The partnership generated $618,911 in realized gains during the twelve months ended December 31, 2010.

•	The expected decrease in realized gains of $633,911 is primarily expected to result from the fact that the partnership’s production is hedged at a significantly lower price when compared to the twelve months ended December 31, 2010.

•	Forward pricing curves as of March 31, 2011 were used to calculate realized gains and losses based on current derivative positions which settle between April 2011 and December 2011. These expected gains and losses were added to actual realized gains from January 2011 through March 2011.

(3)	Operating Expenses

•	PDC estimates that the partnership’s operating expenses will be $845,000 during the twelve months ending December 31, 2011, as compared to $1,313,669 for the twelve months ended December 31, 2010. Projections from the 2010 reserve report, which was prepared by Ryder Scott and utilized information provided by management, were used to calculate operating expenses for the twelve months ending December 31, 2011. During the twelve months ended December 31, 2010, the partnership incurred significant workover costs for environmental and maintenance projects, which increased operating costs by approximately $340,000. The partnership has recorded all known environmental costs at December 31, 2010. There are currently no workover costs planned for the twelve months ending December 31, 2011.

(4)	Production Taxes

•	PDC estimates that the partnership’s total production tax expenses will be $170,000 during the twelve months ending December 31, 2011, as compared to $191,909 during the twelve months ended December 31, 2010. Estimated production taxes were based on current tax rates, as PDC does not anticipate a significant change in rates through December 31, 2011. These rates were applied to the calculated revenue to arrive at the total production tax expense. For the twelve months ended December 31, 2010, there was a downward adjustment to production taxes of $23,000 resulting from a revision to tax rates by the Colorado tax agencies, of which the partnership was notified during the first quarter of 2010.

(5)	General and Administrative Expenses

•	PDC estimates that the partnership’s total general and administrative expense will be $205,000 during the twelve months ending December 31, 2011, as compared to $192,215 during the twelve months ended December 31, 2010. The partnership’s general and administrative expenses consist of audit, income tax preparation and outside consultant fees, among other expenses. The projected general and administrative costs for the period ending December 31, 2011 were based on internal estimates of expected recurring costs.

Regulatory, Industry and Economic Factors

•	In making its estimates, PDC assumed that there would be no new federal, state or local regulations of the portions of the energy industry in which the partnership operates, and no new interpretations of existing regulations that would be materially adverse to the partnership’s business during the twelve months ending December 31, 2011.

•	In making its estimates, PDC also assumed no major adverse changes in the upstream oil and gas industry or in general economic conditions during the twelve months ending December 31, 2011.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, PDC’s management. PricewaterhouseCoopers LLP has not examined, compiled or performed any procedures with respect to such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy relates to the partnership’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

It is likely that over a long period of time, oil and gas prices will vary often and possibly widely, as has been demonstrated historically, from the prices used to prepare these estimates. Continued operations over a long period of time subject the investors to the risk of receiving lower levels of cash distributions if oil and gas prices over this period are lower on average than those used in preparing the estimates of cash distributions from continued operations. Continued operations also subject the investors’ potential distributions to the risk of possible changes in costs or need for workover or similar significant remedial work on the partnership’s properties. As a result, the special committee believes that there is an advantage to the investors in taking a lump-sum cash payment, which can be redeployed in other investments, relative to continuing to receive decreasing levels of cash distributions over a long period of time.

The partnership is subject to the informational and reporting requirements of the Securities Exchange Act of 1934 and is, as a result, required to file annual, quarterly and current reports, including current financial and other information, with the SEC. The partnership incurs significant direct and indirect costs to comply with the filing and reporting requirements as a public reporting company and the relative costs have increased over time. The substantial costs and burdens imposed on the partnership as a result of being public are likely to continue as a result of the application of Section 404(b) of the Sarbanes-Oxley Act to the partnership. Section 404 requires that the partnership’s management perform a formal assessment of our internal controls over financial reporting, including tests to confirm the design and operating effectiveness of the controls, and include in the partnership’s annual report management’s assessment of the effectiveness of our internal controls over financial reporting.

The expenses associated with the continued preparation, internal and external review and filing of such information and reports significantly increase the partnership’s general and administrative costs and, consequently, reduce the amount of cash flow available for distributions to investors and for other operational purposes. For smaller publicly traded companies such as the partnership, these costs represent a larger portion of revenues and assets as compared to larger public companies. As a result of the monetary savings anticipated as a result of going-private, the time and capital currently devoted by management to the partnership’s public company reporting obligations could be devoted to other purposes, including operational concerns to further PDC’s business objectives.

Third-Party Offers

Neither PDC nor the special committee has received any offer from any third party to acquire the partnership or its assets.

Effect on Net Book Value and Net Earnings of PDC and Merger Sub

If the merger is completed, the investors will have no interest in the surviving company’s net book value or net earnings after the merger. The table below sets forth the interest of each of PDC, merger sub and the affiliated officers in the partnership’s net book value and net earnings prior to and immediately following the proposed merger transaction, based on the partnership’s net book value as of December 31, 2010, and the net income of the partnership for the twelve months ended December 31, 2010.

	Ownership Prior to the Merger				Ownership After the Merger(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
	$ (In		$ (In		$ (In		$ (In
	Thousands)%		Thousands)%		Thousands)%		Thousands)%

PDC	$4,856	22.04%	$134	22.04%	$22,032	100%	$607	100%
Merger Sub	—	0%	—	0%	$22,032	100%	$607	100%
Affiliated Officers(1)	—	0%	—	0%	—	0%	—	0%

(1)	The affiliated officers have equity interests in PDC through stock ownership, stock options and other stock based compensation, but do not have direct financial or equity interests in the partnership or the merger sub.

(2)	Merger sub, the surviving company upon consummation of the merger, is a wholly-owned subsidiary of PDC.

Conflicting Duties of PDC, Individually and as the General Partner

In considering the recommendations of the special committee, on behalf of PDC in its capacity as managing general partner of the partnership, with respect to the merger, including the additional merger consideration offered by PDC to investors in the PDC letter, the investors should be aware that PDC has interests in the merger that are different from, or in addition to, the interests of the investors generally. PDC, as managing general partner of the partnership, has a duty to manage the partnership in the best interests of the limited partners of the partnership. However, PDC also has a duty to operate its business for the benefit of its shareholders. Consequently, PDC’s duties to its shareholders may conflict with its duties to the investors.

In addition, the members of the board of directors of PDC have a duty to cause PDC to manage the partnership in the best interests of the limited partners of the partnership. However, members of the board of directors of PDC also have a duty to operate PDC’s business for the benefit of its shareholders, and board members who are also officers of PDC have a duty to operate PDC’s business in PDC’s best interests. Consequently, the duties of the members of the board of directors of PDC to the investors may conflict with the duties of those members to PDC and PDC’s shareholders.

PDC and its board of directors have attempted to formally address the conflicts inherent in the relationships among PDC, the partnership and the officers and directors of PDC by forming the special committee (consisting of four non-employee members of PDC’s board, namely Anthony J. Crisafio, Larry Mazza, David C. Parke and Jeffrey C. Swoveland), which has been authorized, among other things:

•	to act on behalf of PDC’s board in representing the interests of the partnership and its investors with respect to all matters relating to the merger or any related or alternative transactions thereto; and

•	to exercise all lawfully delegable powers of PDC’s board (acting in its capacity as the governing decision-making body of the managing general partner on behalf of the partnership) to take any and all actions and to make any and all decisions relating to the merger or any related or alternative transactions thereto, including without limitation the consideration, evaluation, negotiation, rejection or acceptance thereof, all on behalf of the partnership, and as the special committee deems to be advisable and in the best interests of the partnership and its investors.

In addition, each of the members of the special committee has abstained and will abstain in the future from any vote of PDC’s board of directors with respect to the merger on behalf of PDC. However, because each of the members of the special committee is also a member of PDC’s board of directors, notwithstanding the creation of the special committee, an inherent conflict continues to exist with respect to each committee member’s duties to the investors in his capacity as a member of the special committee, on the one hand, and such member’s duties to the shareholders of PDC in his capacity as a member of PDC’s board of directors, on the other hand. The creation of the special committee and the abstention by its members from any board vote regarding a merger on behalf of PDC may lessen the inherent conflicting interests of PDC’s directors in this transaction. However, establishment of a special committee cannot entirely eliminate the inherent conflicting interests of PDC’s directors in this transaction. In addition, no committee or other entity independent of PDC and its board of directors was formed or engaged to negotiate on your or the partnership’s behalf. No representative group of investors and no outside experts or consultants, such as investment bankers, legal counsel, accountants or financial experts, were engaged solely to represent the independent interests of the investors in structuring and negotiating the terms of the merger. The investors will be entitled to access PDC’s and the partnership’s corporate records in the manner permitted by applicable federal and Nevada and West Virginia state laws. Neither PDC nor the partnership has made any other provision to grant the investors access to the corporate records of PDC or the partnership, or for the investors to obtain counsel or appraisal services at PDC’s or the partnership’s expense.

PDC believes, however, that the steps that it has taken have enabled PDC’s directors to more effectively consider and focus on the separate interests of the partnership and its investors, on the one hand, and PDC and its shareholders, on the other hand.

Financial Interests of Officers and Directors

The officers and directors of the merger sub and PDC have equity interests in PDC through stock ownership, stock options and other stock-based compensation, but do not have direct financial or equity interests in the partnership. The board of directors of PDC, in its individual capacity and in its capacity as sole member of the merger sub, believes that any economic benefit their respective officers and directors may obtain from the merger, including the additional merger consideration offered by PDC to the investors in the PDC letter, will be modest and will not result in a material economic benefit to such officers and directors.

Sources of Funds

PDC will need approximately $10.9 million in cash to complete the merger and $2.0 million in cash to pay the additional cash consideration offered to investors if the merger agreement is approved and the merger consummated. PDC will finance the merger and the payment of the additional cash consideration by borrowing funds under its revolving credit facility or utilizing a portion of the net proceeds currently held as cash and cash equivalents through the separate offerings discussed in the definitive proxy statement. There are no material conditions to PDC’s ability to obtain the funds through the revolving credit facility. PDC has established no alternative financing arrangements besides the aforementioned. PDC expects to repay borrowings from the credit facility with cash from operations in the ordinary course of business or capital market transactions.

Prior to November 5, 2010, PDC operated under a secured credit facility dated as of November 4, 2005, as amended last on December 18, 2009, with an aggregate revolving commitment of $305 million and was due to expire on May 22, 2012. On November 5, 2010, PDC replaced the prior credit facility with a new credit facility. PDC’s senior secured credit facility dated as of November 5, 2010, amended last on December 22, 2010, has an initial aggregate revolving commitment or borrowing base of $321.2 million. The maximum allowable facility amount is $600 million. The credit facility is with certain commercial lending institutions and is available for working capital requirements, capital expenditures, acquisitions, general corporate purposes, and to support letters of credit.

PDC’s credit facility borrowing base is subject to size redetermination semiannually based on a quantification of PDC’s reserves at December 31 and June 30 and is also subject to a redetermination upon the occurrence of certain events. The borrowing base of the credit facility will be the loan value assigned to the proved reserves attributable to PDC’s and its subsidiaries’ natural gas and crude oil interests. The credit facility is secured by a pledge of the stock of certain of PDC’s subsidiaries, mortgages of certain producing natural gas and crude oil properties and substantially all of PDC’s and such subsidiaries’ other assets. None of the various limited partnerships for which PDC has sponsored and continues to serve as the managing general partner are guarantors of the credit facility.

PDC’s outstanding principal amount accrues interest at a varying interest rate that fluctuates with an alternate base rate (equal to the greater of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a premium and 1-month LIBOR plus a premium), or at PDC’s election, a rate equal to the rate for dollar deposits in the London interbank market for certain time periods. Additionally, commitment fees, interest margin and other bank fees, charged as a component of interest, vary with PDC’s utilization of the facility. No principal payments are required until the credit agreement expires on November 5, 2015, or in the event that the borrowing base would fall below the outstanding balance.

The credit facility contains covenants customary for agreements of this type, including, but not limited to, limitations on PDC’s ability to: (a) incur additional indebtedness and guarantees, (b) create liens and other encumbrances on PDC assets, (c) consolidate, merge or sell assets, (d) pay dividends and other distributions, (e) make certain investments, loans and advances, (f) enter into sale/leaseback transactions, and (g) engage in hedging activities unless certain requirements are satisfied. The credit facility also requires PDC to execute and deliver specified mortgages and other evidences of security and to deliver specified opinions of counsel and other evidences of title. Further, PDC is required to comply with certain financial tests and maintain certain financial ratios on a quarterly basis. The financial tests and ratios include requirements to: (a) maintain a minimum current ratio, as defined per credit facility, of 1.00 to 1.00 and (b) not exceed a maximum leverage ratio of 4.25 to 1.00 through December 31, 2011, and 4.00 to 1.00 thereafter.

As of December 31, 2010, PDC has outstanding an $18.7 million irrevocable standby letter of credit in favor of a third party transportation service provider to secure the construction of certain additions and/or replacements to its facilities to provide firm transportation of the natural gas produced by PDC and others for whom PDC markets their production in the West Virginia and Southwestern Pennsylvania areas. The letter of credit reduces the amount of available funds under PDC’s credit facility by an equal amount. PDC pays a fronting fee of 0.125% per annum and an additional quarterly maintenance fee equivalent to the spread over Eurodollar loans (2.0% per annum as of December 31, 2010) for the period the letter of credit remains outstanding. The letter of credit expires on May 22, 2012.

As of December 31, 2010, PDC had no outstanding draws on its credit facility compared to $80 million as of December 31, 2009. PDC pays a fee of 0.5% per annum on the unutilized commitment on its available funds under our credit facility. As of December 31, 2010, the available funds under PDC’s credit facility were $302.5 million. The weighted average borrowing rate on PDC’s credit facility, exclusive of the letter of credit, was 4.9% and 4.1% in 2010 and 2009, respectively. PDC was in compliance with all covenants at December 31, 2010, and expects to remain in compliance throughout the next year.

Payment of Expenses and Fees

PDC Securities Incorporated, which we refer to as PDC Securities, was the dealer-manager for the partnership’s public offering of limited partnership units in 2005. PDC Securities is a wholly owned subsidiary of PDC. Two of its registered representatives will assist in the solicitation of proxies from holders of limited partnership units and be available to answer questions raised by the broker-dealer home offices and the selling representatives who previously sold these limited partnership units. If each of the amendment to the partnership agreement and the merger transaction is approved by holders of a majority of the outstanding limited partnership units held by the investors, PDC will pay these two representatives a commission equal to 1.5% of the aggregate merger consideration for their services and will reimburse them for any expenses they incur. If either the amendment to the partnership agreement or the merger transaction is not approved, then the two representatives will not receive any commission or fee other than reimbursement for any expenses they incurred in connection with their solicitation of proxies from holders of limited partnership units. Other employees of PDC Securities are full-time employees of PDC and will assist in the solicitation of proxies but will not receive any additional compensation for their solicitation efforts. PDC estimates that the updated expenses and fees for the proposed merger transaction and the payment of additional cash consideration to investors will be as follows:

Filing fee with SEC	$1,498
Legal, accounting, financial advisor and other consulting fees	270,000
Printing and mailing fees	100,000
Solicitation and tabulation expenses	243,500
Miscellaneous	10,000

Total expenses	$624,998

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING WHETHER TO VOTE TO APPROVE THE MERGER.

UPON CONSUMMATION OF THE MERGER, THE INVESTORS’ LIMITED PARTNERSHIP UNITS (OTHER THAN LIMITED PARTNERSHIP UNITS OWNED BY INVESTORS WHO PROPERLY EXERCISE APPRAISAL RIGHTS) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE CASH, WHICH WE REFER TO IN THE AGGREGATE AS THE MERGER VALUE. WE DO NOT EXPECT THAT THE ESTIMATES USED TO CALCULATE THE MERGER VALUE, INCLUDING THE ADDITIONAL MERGER CONSIDERATION, WILL BE ADJUSTED.

The estimates of proved reserves and future net revenues considered when calculating the merger value, including the additional merger consideration, and underlying assumptions about future production, commodity prices and costs, may be incorrect.

The calculations of the partnership’s proved reserves of crude oil, natural gas liquids and natural gas and future net revenues from those reserves included in this document and the proxy statement are only estimates. The accuracy of any estimate is a function of:

•	the quality of available data;

•	engineering and geological interpretation and judgment regarding future production levels of oil, natural gas liquids and natural gas;

•	assumptions about future quantities of recoverable oil, natural gas liquids and natural gas reserves and operating expenses related thereto;

•	the timing of and actual level of success realized in the development of non-producing reserves;

•	assumptions about prices for crude oil, natural gas liquids and natural gas; and

•	assumptions about costs to extract and process, if necessary, crude oil, natural gas liquids and natural gas and to transport them to their point of sale.

When determining the amount of merger consideration to offer pursuant to the merger agreement, PDC estimated the partnership’s proved reserves was based on a future production curve consistent with the production curves used in the partnership’s reserve report as of December 31, 2009, with the addition of estimated future production attributable to undeveloped projects. When determining the amount of additional merger consideration to offer, PDC estimated the partnership’s proved reserves was based on a future production curve consistent with the production curves used in the partnership’s reserve report as of December 31, 2010, with the addition of estimated future production attributable to undeveloped projects. Actual production may vary from that assumed production. In addition, actual prices in the future may be materially higher or lower than those used in the calculation of the merger value, even though PDC adjusted the estimated future net revenues for standard industry price adjustments, including:

•	production costs;

•	the effects of oil quality;

•	British thermal unit, or BTU, content for gas;

•	oil and gas gathering and transportation costs; and

•	gas processing costs and shrinkage.

Therefore, the estimated future net revenues considered in the calculation of the merger value may differ materially from actual revenues received in the future from the partnership’s properties. In addition, actual future net revenues will be affected by:

•	the timing of production and related expenses;

•	changes in consumption; and

•	changes in governmental regulations or taxation (and the costs and expenses related thereto).

The discount rates considered in the calculation of the merger value might not reflect the actual cost of capital in effect from time to time and the risks associated with the partnership’s properties or the oil and gas industry in general. The discount rates may disfavor longer-lived properties when compared to shorter-lived properties.

Actual prices, production, operating expenses and quantities of recoverable oil and natural gas reserves may vary from those assumed in the estimates considered for purposes of calculating the merger value. The variances may be significant. Any significant variance from the assumptions used could result in the actual quantity of the partnership’s reserves and future net revenues being materially different from the estimates in the partnership’s reserve reports and in the calculation of the merger value. In addition, changes in production levels and changes in crude oil, natural gas liquids and natural gas prices after the date of the estimate may result in substantial upward or downward revisions to estimated reserves, but we do not expect that the merger value will be adjusted to reflect such revisions.

The merger value might not reflect the value of the partnership’s assets.

Since the merger value is based on assumptions about reserves, production, commodity prices and costs that may prove to be incorrect, the merger value could vary materially from the current market value of, or the price that a third party might offer for, the partnership’s estimated oil and gas reserves and from the value given to the partnership’s actual future net revenues. The assumptions used to determine the merger value might not properly reflect the value of the partnership’s assets. In that case, partners could receive less than a fair market price for their partnership interests. For a description of other methods of determining merger value, see the section entitled “Method of Determining Merger Value and Amount of Cash Offered — Components of Merger Value” in the proxy statement and the section entitled “Method of Determining Amount of Additional Merger Consideration Offered — Components of Additional Cash Consideration” in this proxy supplement.

PDC does not expect that the merger value will be adjusted for changes before the completion of the merger.

The amount of cash you will receive in the merger is based on the merger value provided by the merger agreement and the PDC letter and, with the exception of the subtraction of the sum of the per unit cash distributions made after February 28, 2011 and before completion of the merger, PDC does not expect to adjust the merger value. Although PDC previously increased the merger value offered due to increases in oil and gas prices, PDC does not expect to further adjust the merger value (with the exception of the subtraction of the cash distributions made after February 28, 2011). For example, although oil and gas prices have fluctuated significantly in the recent past and may continue to do so, PDC anticipates that the merger value will not be adjusted (with the exception of the subtraction of the cash distributions made after February 28, 2011) at or prior to the closing date of the merger to reflect any general changes in oil or gas prices, any other matter generally affecting the oil and gas industry, or any revisions to, or new information regarding, the partnership’s reserve, production, price or cost estimates prior to the closing date of the merger.

You were not independently represented in establishing the terms of the merger, including the additional merger consideration.

PDC and the merger sub established the terms of the merger, including the merger value and the method for determining the merger value. As noted elsewhere in this proxy statement, PDC’s board of directors had conflicting interests in evaluating the merger. Moreover, although the special committee was formed to negotiate the terms of the merger on behalf of the partnership and its investors (while abstaining from any board vote with respect to the merger on behalf of PDC), no committee or other entity independent of PDC and its board of directors was formed or engaged to negotiate on your or the partnership’s behalf. No representative group of investors and no outside experts or consultants, such as investment bankers, legal counsel, accountants or financial experts, were engaged solely to represent the independent interests of the investors in structuring and negotiating the terms of the merger. If you had been separately represented, the terms of the merger, including the additional merger consideration, might have been different and possibly more favorable to you.

The interests of PDC, the merger sub and their directors and officers may differ from your interests.

In considering the recommendations with respect to the merger of the special committee, on behalf of PDC in its capacity as managing general partner of the partnership, you should be aware that PDC has interests in the merger that are different from, or in addition to, the interests of the investors generally. PDC, as the managing general partner of the partnership, has a duty to manage the partnership in the best interests of the limited partners of the partnership. However, PDC also has a duty to operate its business for the benefit of its shareholders. Consequently, PDC’s duties to its shareholders may conflict with its duties to the investors.

In addition, the members of the board of directors of PDC have a duty to cause PDC to manage the partnership in the best interests of the limited partners of the partnership. However, members of the board of directors of PDC also have a duty to operate PDC’s business for the benefit of its shareholders, and board members who are also officers of PDC have a duty to operate PDC’s business in PDC’s best interests. Consequently, the duties of the members of the board of directors of PDC to the investors may conflict with the duties of those members to PDC and PDC’s shareholders.

Because each of the members of the special committee is also a member of PDC’s board of directors, notwithstanding the creation of the special committee, an inherent conflict continues to exist with respect to each committee member’s duties to the investors in his capacity as a member of the special committee, on the one hand, and such member’s duties to the shareholders of PDC in his capacity as a member of PDC’s board of directors, on the other hand. The creation of the special committee and the abstention by its members from any board vote regarding a merger on behalf of PDC may lessen the inherent conflicting interests of PDC’s directors in this transaction. However, establishment of a special committee cannot entirely eliminate the inherent conflicting interests of PDC’s directors in this transaction.

You should also be aware that the merger sub has interests in the merger that are different from, or in addition to, the interests of the investors generally. The merger sub is a direct, wholly-owned subsidiary of PDC and was formed solely for the purpose of effecting the merger. The officers of the merger sub have equity interests in PDC through stock ownership, stock options and other stock-based compensation, but do not have direct financial or equity interests in the partnership. Consequently, any action by PDC, as sole member of the merger sub, may result in conflicts of interest similar to those described above.

PDC has not previously offered the partnership for sale to others, and did not solicit any third-party offers.

Although the partnership may have sold immaterial individual properties from time to time in the ordinary course of its business, PDC has not previously tried to sell the partnership, as a whole, to third parties. As a result, PDC and the special committee cannot be sure what the market demand is for the partnership’s properties, as a whole, or what a third party would offer for the partnership. In addition, PDC has not solicited third-party offers to purchase the partnership or its assets, and no assurance can be given that the terms of the merger are as favorable as those that could be obtained from a sale of the partnership or its assets to an unrelated party. The special committee will consider offers to purchase the partnership or its assets from third parties, but there might not be any third-party offers or, to the extent an offer is made, the special committee might not consider that offer to be a viable alternative to the merger.

Third parties might not make an offer for the partnership if they cannot become operator of the partnership’s properties.

PDC operates all or almost all of the partnership’s wells on behalf of the partnership and others who own interests in those wells, including PDC. Although the special committee will consider other offers for the partnership or its assets, PDC is not offering to sell the rights to operate the partnership’s properties. Consequently, potential buyers may not be interested in making an offer to acquire the partnership if they cannot also acquire operating rights to the partnership’s properties.

UPDATE TO THE SPECIAL MEETING

Date, Time and Place

The reconvened special meeting of the investors will be held on May 27, 2011, at 10:00 a.m., Mountain Time, at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.

Purpose of the Special Meeting

The purpose of the reconvened special meeting, and any adjournment or postponement of the special meeting, is for the investors to consider and vote on the following matters:

•	A proposal by PDC to amend the partnership agreement in order to grant the investors an express right to vote to approve merger transactions such as the proposed merger.

•	A proposal by PDC to approve the Agreement and Plan of Merger, dated as of November 16, 2010, by and among the partnership, PDC and the merger sub, pursuant to which the partnership will merge with and into the merger sub, with the merger sub being the surviving entity. Upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by PDC or any subsidiary thereof and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $5,506 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes. If approved by the investors and upon consummation of the merger, PDC will provide an additional cash consideration of $1,038 per limited partnership unit (proportionally adjusted for partial limited partnership units) held by such investor. In the event holders of less than a majority of the outstanding limited partnership units held by the investors vote to approve the amendment or the merger agreement, PDC will withdraw the offer and the merger will not proceed.

•	Any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if, at the special meeting, the number of limited partnership units present or represented by proxy and voting in favor of the approval of the merger agreement or the amendment to the partnership agreement is insufficient to approve the merger agreement or the amendment of the partnership agreement, respectively.

•	Other business as may properly come before the special meeting.

Recommendation of the Special Committee

The special committee, on behalf of PDC in its capacity as the managing general partner of the partnership, has approved the merger agreement, has determined that the merger is advisable and in the best interests of the partnership and reasonably believes that the merger, including the additional merger consideration offered by PDC to investors in the PDC letter, is fair to the investors, each of whom is unaffiliated with PDC. The special committee recommends that the investors vote for the amendment and the merger agreement. However, investors should note that PDC’s board of directors has interests in the merger that are different from, or in addition to, the interests of the investors generally. See “Risk Factors — You were not independently represented in establishing the terms of the merger, including the additional merger consideration” “Risk Factors — The interests of PDC, the merger sub and their directors and officers may differ from your interests,” and “Update to Special Factors with Respect to the Merger — Conflicting Duties of PDC, Individually and as the General Partner” for more detail.

Solicitation of Proxies and Costs

If each of the amendment to the partnership agreement and the merger transaction is approved by holders of a majority of the outstanding limited partnership units held by the investors, PDC will pay the two representatives of PDC Securities a commission equal to 1.5% of the aggregate merger consideration for their services and will reimburse them for any expenses they incur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement, and the documents to which we refer you in this proxy supplement, including the definitive proxy statement contain forward-looking statements. These forward-looking statements are not based on historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “will,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond PDC’s or the partnership’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, the partnership’s business, financial condition or results of operations could be materially adversely affected, and investors could lose part or all of their investment. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	changes in political and general economic conditions, including the economic effects of terrorist attacks against the United States and elsewhere and related events;

•	changes in financial market conditions, either nationally or locally in areas in which the partnership or PDC conducts its operations;

•	fluctuations in the oil and gas markets;

•	changes in interest rates;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the Internal Revenue Service;

•	new litigation or changes in existing litigation;

•	increased competitive challenges and pricing pressures among petroleum companies;

•	inflation and deflation;

•	legislation or regulatory changes, which adversely affect the ability of the partnership and PDC to conduct the businesses in which they are engaged;

•	future cash distributions to investors;

•	PDC and the partnership’s ability to comply with applicable laws and regulations; and

•	changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board or regulatory agencies.

In addition, the closing of the merger described in the definitive proxy statement and discussed in this proxy supplement is subject to various conditions, including the receipt of the affirmative vote of the holders of a majority of the outstanding limited partnership units held by the investors and other customary closing conditions. No assurances can be given that the proposed merger transaction will be consummated on the terms contemplated or at all.

The forward-looking statements in this proxy supplement are made as of the date hereof, and we do not assume any obligation to update, amend, or clarify them to reflect events, new information, or circumstances occurring after the date hereof except as required by applicable federal securities laws. A Schedule 13E-3 filed with the SEC with respect to the proposed merger will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

You should rely only on the information contained in this document and the definitive proxy statement in deciding whether to vote for the amendment to the partnership agreement and the merger. Each of the appendices attached to this proxy supplement and the definitive proxy statement constitutes an integral part of this document. Please carefully read all of the appendices. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 22,

2011. You should not assume that the information contained in this document is accurate as of any date other than such date.

Notwithstanding any statement made in this proxy supplement, the definitive proxy statement or in any document incorporated herein by reference, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the proposed going-private merger transaction.

PROPOSAL 2 — APPROVAL OF THE MERGER AGREEMENT

Proposal 2 will only be considered and voted upon only if Proposal 1 is approved by the investors. Proposal 1 is discussed in further detail in the definitive proxy statement filed with the SEC on February 4, 2011 and mailed to investors on or about February 7, 2011.

Proposal 2 provides that the investors will consider and vote upon the proposed Agreement and Plan of Merger, dated as of November 16, 2010, by and among the partnership, PDC, and the merger sub, a copy of which is attached as Appendix A to the definitive proxy supplement. As discussed further in this proxy supplement, PDC has decided to offer additional cash consideration of $1,038 per limited partnership unit held by such investor if the proposed merger transaction is approved and consummated. As a result and as consideration for the consummation of the merger, investors (other than investors who properly exercise appraisal rights) will be entitled to receive cash in an amount equal to $6,544 per limited partnership unit held by such investor, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes.

THE SPECIAL COMMITTEE, ON BEHALF OF PDC IN ITS CAPACITY AS THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP, RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

METHOD OF DETERMINING AMOUNT OF ADDITIONAL MERGER CONSIDERATION OFFERED

PDC established the additional cash consideration being offered to investors for purposes of the merger, and therefore the additional merger consideration was not determined by arm’s-length negotiations. See the sections entitled “Risk Factors — You were not independently represented in establishing the terms of the merger, including the additional merger consideration” “Risk Factors — The interests of PDC, the merger sub and their directors and officers may differ from your interests,” and “Update to Special Factors with Respect to the Merger — Conflicting Duties of PDC, Individually and as the General Partner” in this proxy supplement for a discussion of the inherent conflicts of interest presented in connection with the proposed merger transaction.

Components of Additional Merger Consideration

The $1,038 per limited partnership unit of additional cash consideration assigned to the partnership in connection with the increased offer was based on an effective transaction date of January 1, 2011 and calculated as follows:

•	PDC calculated the volumes of the partnership’s proved reserves as of January 1, 2011 based on a future production curve consistent with the production curves used in the partnership’s proved reserve report as of December 31, 2009, with the addition of estimated reserves attributable to non-proven recompletion and drilling projects not included in the partnership’s proved reserve report.

•	PDC calculated the present value of estimated future net cash flows from the partnership’s estimated production and reserves as of January 1, 2011 using (1) 100% of the arithmetic average of the five-year NYMEX futures price as of February 17, 2011 for oil, which was approximately $97.43 per barrel, less standard industry adjustments and differentials by area, and (2) 100% of the arithmetic average of the five-

year NYMEX futures price as of February 17, 2011 for gas, which was approximately $5.00 per Mcf, less standard industry adjustments and differentials by area. Standard industry adjustments included:

•	the effects of oil quality;

•	BTU content for gas;

•	oil and gas gathering and transportation costs; and

•	gas processing costs and shrinkage.

Those adjustments reflected assumptions about the costs to extract and process, if necessary, crude oil, natural gas liquids and natural gas and transport them to their point of sale.

•	PDC calculated the present value of the estimated future net cash flows using before tax discount rates of 15% for proved developed producing reserves and 25% for proved developed non-producing reserves.

•	Proved developed non-producing reserves include both Codell refracturing and Niobrara recompletion projects.

•	Substantial capital expenditures could increase production, but given that the partnership cannot incur debt, such capital expenditures could only be made by withholding distributions over the long term.

•	Non-proven undeveloped projects were valued at $10,000 per drilling location.

•	The above calculations resulted in a value per limited partnership unit of approximately $6,544. PDC arrived at the $1,038 per limited partnership unit of additional cash consideration being offered by deducting the $5,506 per limited partnership unit of cash consideration being offered pursuant to the merger agreement from the $6,544 per limited partnership unit value determined using current commodity prices.

A copy of the partnership’s reserve report as of December 31, 2010, including the assumptions used in the preparation of that report, is included as Appendix B to this proxy supplement. The partnership’s financial statements as of December 31, 2010 and 2009 for the years then ended are included as Appendix C to this proxy statement.

From the mailing date of this document to the closing date of the merger, PDC will not adjust any of the components of the additional merger consideration being offered to investors.

Estimated Reserve Volumes.  PDC believes it is appropriate to calculate estimated reserve volumes as of January 1, 2011 based upon data rolled forward from the December 31, 2010 reserve report, because PDC anticipates that the merger will be consummated in the first half of 2011. In addition, because the partnership’s properties are long-lived, mature, producing properties, PDC believes that the production curves used in preparing the partnership’s reserve report as of December 31, 2010, plus the addition of estimated reserves attributable to recompletion and drilling projects not in the proved reserve report, are appropriate and reasonable.

The reserve estimates do not reflect the effect of any “take-or-pay” clauses in gas contracts, which effect PDC expects to be insignificant.

Present Value of Estimated Future Net Cash Flows.  PDC calculated the present value of estimated future net cash flows of the partnership’s estimated reserves as of January 1, 2011. In determining the present value (and in order to give effect to the inherent uncertainties associated with the timing and profitability of extracting non-producing reserves), PDC used the prices described in the second bullet point under “— Components of Additional Merger Consideration” above, and used production costs consistent with those assumed in the partnership’s December 31, 2010 reserve report. PDC believes it is appropriate to use production costs similar to those assumed in the December 31, 2010 reserve report because such costs have been fairly stable and predictable over the last several years. In addition, PDC used discount rates of 15% for proved developed producing reserves and 25% for proved developed non-producing reserves to determine the present value of estimated future net cash flows from the partnership’s reserves. PDC believes that these discount rates are within the range of discount rates commonly used in the oil and gas industry in property acquisitions of producing properties, although they are higher than the 10% rate that the SEC requires for comparative purposes in the year-end reports of publicly traded oil and gas companies.

Undeveloped reserves were valued at $10,000 per drilling location because these wells are infill projects to 20 acres, require significant capital, and are scheduled for implementation more than five years in the future.

PDC does not believe that the present value of the partnership’s proved reserves is significantly affected by curtailments of gas production.

Minimum Merger Value.  PDC determined that the merger value should be equal to or greater than 4.5 times the estimated aggregate distributions per limited partnership unit for the twelve months ending December 31, 2010. If the sum of the components above did not equal or exceed 4.5 times the estimated aggregate distributions per limited partnership unit for the twelve months ending December 31, 2010, an adjustment was made to achieve this value.

Effective Date.  A regular cash distribution was made by the partnership on February 25, 2011 based on the partnership’s production through December 31, 2010. If the merger is approved by the investors and completed, investors will be entitled to receive cash in an amount equal to $6,544 per limited partnership unit (which includes the additional $1,038 per limited partnership unit of additional cash consideration), plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011. Cumulatively, $100,000 has been withheld from partnership distributions from October 1, 2010 through February 28, 2011 for the well refracturing plan. PDC calculated the $49.44 per limited partnership unit by dividing the aggregate amount withheld from partnership distributions from October 1, 2010 through February 28, 2011 by the aggregate number of limited partnership units outstanding in the partnership.

Other Methods of Determining Merger Value

PDC and the special committee believe that the method used to determine the merger value is a fair and reasonable method of valuing the partnership’s properties. However, the method selected might not accurately reflect the value of the partnership’s assets. See “Risk Factors — The estimates of proved reserves and future net revenues considered when calculating the merger value, including the additional merger consideration, and underlying assumptions about future production, commodity prices and costs, may be incorrect,” “Risk Factors — The merger value might not reflect the value of the partnership’s assets” and “Risk Factors — PDC does not expect that the merger value will be adjusted for changes before the completion of the merger.” PDC considered a number of alternative methods of determining the merger value before selecting a method. The following alternative methods for determining the merger value should be taken into account in assessing the adequacy of the method used by PDC:

Book Value of Assets.  PDC did not base the calculation of merger value on the net book value of the partnership’s assets. The net book value of the partnership’s assets is based upon the financial statements reported in accordance with generally accepted accounting principles. The net book value is not adjusted for changes in the fair market value of the assets. For this reason, PDC and the merger sub believe that the merger value is more indicative of the fair market value of the assets of the partnership than the assets’ net book value.

Trading Price of Units.  The partnership’s limited partnership units are not traded on a national stock exchange or in any other significant market. Although some limited partnership units are occasionally sold in private or over-the-counter transactions, PDC believes any market for the partnership interests is highly illiquid and reflects an illiquidity discount, and is therefore not reliable as an indicator of value. As a result, PDC did not base the calculation of merger value on recent trading prices of the partnership’s limited partnership units.

THE MERGER AGREEMENT

The material terms of the merger agreement among the partnership, PDC and the merger sub are described in the section entitled “The Merger Agreement” in the definitive proxy statement. The merger agreement is included as Appendix A to the definitive proxy statement and is incorporated herein by reference. We encourage you to read the entire merger agreement.

Update to Payment of Consideration for the Investor Limited Partnership Units

PDC has decided to offer additional cash consideration of $1,038 per limited partnership unit held by investor if the proposed merger transaction is approved and consummated. As a result, upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by Petroleum Development Corporation, which we refer to as PDC, or any subsidiary thereof, and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $6,544 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan (approximately $49.44 per limited partnership unit), less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes.

UPDATED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The partnership does not have any directors or executive officers. The managing general partner of the partnership, PDC, has the exclusive right and full authority to manage, control and administer the partnership’s business. Under the partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. PDC is not aware of any current arrangement or activity that may lead to such removal. The merger sub and the officers and directors of PDC do not have any direct financial or equity interests in the partnership and own no limited partnership units. In addition, PDC is not aware of any person who beneficially owns five percent (5%) or more of the outstanding limited partnership units of the partnership.

The following table presents information as of April 22, 2011 concerning PDC’s interest in the partnership. Each partner exercises sole voting and investing power with respect to the interest beneficially owned.

Limited Partnership Units
Number of
	Units			Percentage
	Outstanding			of
	Which			Total
	Represent	Number		Partnership
	80% of Total	of Units	Percentage	Interests
	Partnership	Beneficially	of Total Units	Beneficially
	Interests(1)	Owned	Outstanding	Owned

Person or Group	2,022.64
Petroleum Development Corporation(2)(3)(4)	—	51.66	2.55%	2.04%
Investors beneficially owning 5% or more of limited partner interests	—	—	—	—

(1)	Additional general partner units were converted to limited partner interests at the completion of drilling activities.

(2)	Petroleum Development Corporation, 1775 Sherman Street Suite 3000, Denver, Colorado 80203.

(3)	No director or officer of PDC owns interest in PDC limited partnerships. Pursuant to the partnership agreement individual investor partners may present their units to PDC for purchase subject to certain conditions; however, PDC is not obligated to purchase more than 10% of the total outstanding units during any calendar year.

(4)	In addition to this ownership percentage of limited partnership interest, Petroleum Development Corporation owns a Managing General Partner interest of 20%.

UPDATED TRANSACTIONS AMONG THE PARTNERSHIP, PDC,
THE MERGER SUB AND THEIR DIRECTORS AND OFFICERS

Except as described in this document, there have not been any contacts, transactions or negotiations between PDC, the merger sub, any of their respective subsidiaries, or, to the knowledge of PDC and the merger sub, any director, manager or executive officer of PDC or the merger sub, on the one hand, and the partnership or its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC. Except as described in this document, none of PDC, the merger sub, or, to the knowledge of PDC and the merger sub, any director or executive officer of PDC or the merger sub, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the partnership.

If you approve the merger, there are various ways that the merger sub may use the properties. The merger sub may continue to operate the properties, it may sell the properties to third parties or it may distribute the properties to its sole member, PDC. Although the merger sub plans to operate the properties in the immediate future following completion of the merger, it has not decided how to use the properties in the long-term.

Certain Relationships and Related Transactions

PDC transacts all of the partnership’s business on behalf of the partnership. Under the Drilling and Operating Agreement of the partnership, or the D&O Agreement, PDC provides all necessary labor, vehicles, supervision, management, accounting, and overhead services for normal production operations, and may deduct from partnership revenues a fixed monthly charge for these services. The charge for these operations and field supervision fees, which we refer to as well tending fees, for each producing well is based on competitive industry field rates which vary based on areas of operation. The well tending fees and administration fees may be adjusted annually to an amount equal to the rates initially established by the D&O Agreement multiplied by the then current average of the Oil and Gas Extraction Index and the Professional and Technical Services Index, as published by the United States Department of Labor, Bureau of Labor Statistics, provided that the charge may not exceed the rate which would be charged by the comparable operators in the area of operations. This average is commonly referred to as the Accounting Procedure Wage Index Adjustment which is published annually by the Council of Petroleum Accountants Societies, or COPAS. These rates are reflective of similar costs incurred by comparable operators in the production field. PDC, in certain circumstances, has and may in the future, provide equipment or supplies, perform salt water disposal services or other services for the partnership at the lesser of cost or competitive prices in the area of operations.

Industry specialists, employed by PDC to support the partnership’s business operations include the following:

•	Geoscientists who identify and develop PDC’s drilling prospects and oversee the drilling process;

•	Petroleum engineers who plan and direct PDC’s well completions and recompletions, construct and operate PDC’s well and gathering lines, and manage PDC’s production operations;

•	Petroleum reserve engineers who evaluate well reserves at least annually and monitor individual well performance against expectations; and

•	Full-time well tenders and supervisors who operate PDC wells.

Salary and employment benefit costs for the above specialized services are covered by the monthly fees paid to PDC, as managing general partner of the partnership. PDC procures services on behalf of the partnership for costs and expenses related to the purchase or repairs of equipment, materials, third-party services, brine disposal and the rebuilding of access roads. These are charged at the invoice cost of the materials purchased or the third-party services performed. In addition to the industry specialists above who provide technical management, PDC may provide services, at competitive rates, from PDC-owned service rigs, a water truck, steel tanks used temporarily on the well location during the drilling and completion of a well, roustabouts and other assorted small equipment and services. A roustabout is a natural gas and oil field employee who provides skilled general labor for assembling well components and other similar tasks. PDC may lay short gathering lines, or may subcontract all or part of the work where it is more cost effective for the partnership.

PDC transacts business on behalf of the partnership under the authority of the D&O Agreement. Revenues and other cash inflows received on behalf of the partnership are distributed to the investors net of (after deducting) corresponding operating costs and other cash outflows incurred on behalf of the partnership. The fair value of the partnership’s portion of unexpired derivative instruments is recorded on the balance sheets under the captions “Due from Managing General Partner — derivatives” in the case of net unrealized gains or “Due to Managing General Partner — derivatives” in the case of net unrealized losses.

The following table presents transactions with PDC reflected in the balance sheet line item “Due from Managing General Partner-other, net” which remain undistributed or unsettled with the investors as of the dates indicated.

	December 31,	December 31,
	2010	2009

Natural gas, NGLs and crude oil sales revenues collected from the partnership’s third-party customers	$286,822	$394,751
Commodity price risk management, realized gains	91,058	310,897
Other(1)	(214,844)	(126,961)

Total due from Managing General Partner-other, net	$163,036	$578,687

(1)	All other unsettled transactions, excluding derivative instruments, between the partnership and PDC. Except as noted below, the majority of these are operating costs or general and administrative costs which have not been deducted from distributions.

As of December 31, 2008, certain amounts recorded by the partnership as assets in the account “Due from Managing General Partner — other, net” included amounts that were being held as restricted cash by PDC, on behalf of the partnership for the over-withholding of production taxes related to partnership production prior to 2007, including accrued interest thereon. During September 2009, the partnership collected these amounts totaling $0.8 million, from PDC.

Additionally, certain amounts representing royalties on partnership production paid in September 2009 were recorded by the partnership as liabilities in the account “Due from Managing General Partner-other, net.” These amounts, which totaled approximately $44,000 including legal fees of approximately $4,000, represented the partnership’s share of the court approved royalty litigation payment and settlement. During September 2009, all settlement costs related to this litigation were paid by the partnership to PDC.

Commencing with the 36th month of well operations, PDC started withholding from monthly partnership distributable cash, amounts to be used to fund statutorily-mandated well plugging, abandonment and environmental site restoration expenditures. A partnership well may be sold or plugged, reclaimed and abandoned, with consent of all non-operators, when depleted or an evaluation is made that the well has become uneconomical to produce. Per-well plugging fees withheld during 2010 and 2009 were $50 per well each month the well produced. The total amount withheld from partnership distributable cash for the purposes of funding future partnership obligations, is recorded on the balance sheets in the long-term asset line captioned, “Other Assets.”

Pursuant to the authorization contained in the partnership agreement, PDC is reimbursed for certain direct operating expenses paid on behalf of the partnership. In addition, PDC is entitled to cash distributions with respect to its general partner interest in the partnership and the limited partnership units that it owns. The following table presents partnership transactions, excluding derivative transactions, with PDC and its affiliates for years ended December 31, 2010 and 2009. “Well operations and maintenance” and “Gathering, compression and processing fees” are included in the “Natural gas, NGLs and crude oil production costs” line item on the statements of operations.

	Year Ended December 31,
	2010	2009

Well operations and maintenance(1)	$1,198,542	$842,527
Gathering, compression and processing fees(2)	115,127	119,589
Direct costs — general and administrative(3)	192,215	453,305
Cash distributions(4)(5)	596,096	1,048,366

(1)	Under the D&O Agreement, PDC, as operator of the wells, receives payments for well charges and lease operating supplies and maintenance expenses from the partnership when the wells begin producing.

Well charges. PDC receives reimbursement at actual cost for all direct expenses incurred on behalf of the partnership, monthly well operating charges for operating and maintaining the wells during producing operations, which reflects a competitive field rate, and a monthly administration charge for partnership activities.

Under the D&O Agreement, PDC provides all necessary labor, vehicles, supervision, management, accounting, and overhead services for normal production operations, and may deduct from partnership revenues a fixed monthly charge for these services. The charge for these operations and field supervision fees (referred to as “well tending fees”) for each producing well is based on competitive industry field rates which vary based on areas of operation. The well tending fees and administration fees may be adjusted annually to an amount equal to the rates initially established by the Drilling and Operating Agreement multiplied by the then current average of the Oil and Gas Extraction Index and the Professional and Technical Services Index, as published by the United States Department of Labor, Bureau of Labor Statistics, provided that the charge may not exceed the rate which would be charged by the comparable operators in the area of operations. This average is commonly referred to as the Accounting Procedure Wage Index Adjustment which is published annually by COPAS. These rates are reflective of similar costs incurred by comparable operators in the production field. PDC, in certain circumstances, has and may in the future, provided equipment or supplies, performed salt water disposal services and other services for the partnership at the lesser of cost or competitive prices in the area of operations.

PDC as operator bills non-routine operations and administration costs to the partnership at its cost. PDC may not benefit by inter-positioning itself between the partnership and the actual provider of operator services. In no event is any consideration received for operator services duplicative of any consideration or reimbursement received under the partnership agreement.

The well operating, or well tending, charges cover all normal and regularly recurring operating expenses for the production, delivery and sale of natural gas, NGLs and crude oil, such as:

•	well tending, routine maintenance and adjustment;

•	reading meters, recording production, pumping, maintaining appropriate books and records; and

•	preparing production related reports to the partnership and government agencies.

The well supervision fees do not include costs and expenses related to:

•	the purchase or repairs of equipment, materials or third-party services;

•	the cost of compression and third-party gathering services, or gathering costs;

•	brine disposal; and

•	rebuilding of access roads.

These costs are charged at the invoice cost of the materials purchased or the third-party services performed.

Lease Operating Supplies and Maintenance Expense. PDC and its affiliates may enter into other transactions with the partnership for services, supplies and equipment during the production phase of the partnership, and is entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies and equipment. Management believes these transactions were on terms no less favorable than could have been obtained from non-affiliated third parties.

(2)	Under the partnership agreement, PDC is responsible for gathering, compression, processing and transporting the natural gas produced by the partnership to interstate pipeline systems, local distribution companies, and/or end-users in the area from the point the natural gas from the well is commingled with natural gas from other wells. In such a case, PDC, as managing general partner, uses gathering systems already owned by PDC, or PDC constructs the necessary facilities if no such line exists. In such a case, the partnership pays a gathering, compression and processing fee directly to PDC at competitive rates. If a third-party gathering system is used, the partnership pays the gathering fee charged by the third-party gathering the natural gas.

(3)	PDC is reimbursed by the partnership for all direct costs expended by it on the partnership’s behalf for administrative and professional fees, such as legal expenses, audit fees and engineering fees for reserve reports.

(4)	The partnership agreement provides for the allocation of cash distributions 80% to partnership investors and 20% to PDC, as managing general partner of the partnership. Cash distributions to investors during 2010 and 2009 include $47,203 and $74,155, respectively, for limited partnership units repurchased by PDC.

(5)	Distributions to partners of the partnership in 2009 were impacted by several non-recurring items.

Transactions in Limited Partnership Units

There have been no other transactions in limited partnership units during the past 60 days by PDC, any of PDC’s officers or directors, any of the merger sub’s officers, or any associate or majority-owned subsidiary of the foregoing.

None of PDC’s current officers or directors have made purchases of limited partnership units during the past two years. The following table shows purchases of limited partnership units during the past two years effected by PDC:

	Total Number of
	Limited Partner	Range of Prices		Weighted Average
Quarter	Units Purchased	Paid per Unit		Price Paid per Unit

Second Quarter 2011(1)	—	—	—	—
First Quarter 2011	—	—	—	—
Fourth Quarter 2010	8.75	$4,520	$5,240	4,950
Third Quarter 2010	0.50	4,810	4,810	4,810
Second Quarter 2010	—	—	—	—
First Quarter 2010	0.50	5,300	5,300	5,300
Fourth Quarter 2009	0.50	7,620	7,620	7,620
Third Quarter 2009	0.50	7,640	8,380	8,010
Second Quarter 2009	10.38	8,090	8,520	8,376
First Quarter 2009	4.75	8,260	8,520	8,454
Fourth Quarter 2008	0.25	8,400	8,400	8,400
Third Quarter 2008	—	—	—	—
Second Quarter 2008	2.00	7,187	13,500	10,695
First Quarter 2008	12.50	12,800	12,800	12,800

(1)	Through April 22, 2011.

Other Agreements and Arrangements

Executive officers of PDC were eligible to invest in an executive drilling program, as approved by the board of directors of PDC. These executive officers profited from their participation in the executive drilling program because they invested in wells at cost and did not pay drilling compensation, management fees or broker commissions and therefore obtained an interest in the wells at a reduced price than that which was charged to the investors in the partnership.

Through the executive drilling program, certain former executive officers of PDC invested in the wells developed by PDC in which the partnership invested. The executive program allowed PDC to sell working interests to PDC executive officers in the wells that PDC developed for the partnership. Participating officers thereby owned parallel undivided working interests in all of the wells that the partnership has invested in. Prior to the funding of the partnership, each executive officer who chose to participate in the executive program advised PDC of the dollar amount of his investment participation, and thereby acquired a working interest in the wells in which the partnership acquired a working interest, the acquired working interest being parallel to the working interest of the partnership and the investors. The officers’ percentage in certain wells is proportionate to the partnership’s working interest among all of the partnership’s wells based upon the officers’ investment amount. PDC had the option to sell working interests in these wells to other parties unaffiliated with PDC prior to the funding of the partnership. The aggregate ownership percentage of these former executive officers ranges from 0.27% to 0.31% of each well in the partnership. As of April 22, 2011, no current executive officer owns any beneficial interest in the partnership.

UPDATED MANAGEMENT INFORMATION

PDC

PDC’s executive officers and directors, their principal occupations for the past five years and additional information is set forth below.

				Directorship
			Director	Term
Name	Age	Position(s)	Since	Expires

Richard W. McCullough	59	Chairman, Chief Executive Officer and Director	2007	2013
Gysle R. Shellum	59	Chief Financial Officer	—	—
R. Scott Myers	36	Chief Accounting Officer	—	—
Barton R. Brookman, Jr.	48	Senior Vice President Exploration and Production	—	—
Daniel W. Amidon	50	General Counsel and Secretary	—	—
Lance Lauck	48	Senior Vice President Business Development	—	—
Joseph E. Casabona	67	Director	2007	2011
Anthony J. Crisafio	58	Director	2006	2012
Larry F. Mazza	50	Director	2007	2013
David C. Parke	44	Director	2003	2011
Jeffrey C. Swoveland	56	Director	1991	2011
James M. Trimble	62	Director	2009	2013
Kimberly Luff Wakim	53	Director	2003	2012

Richard W. McCullough was appointed Chief Executive Officer of the Company in June 2008 and Chairman of PDC’s Board of Directors in November 2008. From November 2006 until November 2008, he served as the Chief Financial Officer of the Company. Prior to joining PDC, Mr. McCullough served from July 2005 to November 2006 as an energy consultant. From January 2004 to July 2005, he was President and Chief Executive Officer of Gasource, LLC, a marketer of long-term, natural gas supplies in Dallas, Texas. From 2001 to 2003, Mr. McCullough served as an investment banker with J.P. Morgan Securities, Atlanta, Georgia, in the public finance utility group supporting bankers nationally in all natural gas matters. Additionally, Mr. McCullough has held senior positions with Progress Energy, Deloitte and Touche, and the Municipal Gas Authority of Georgia. He holds BS and MS degrees from the University of Southern Mississippi and was a practicing Certified Public Accountant for eight years. Mr. McCullough serves as Chairman of the PDC’s Executive Committee and serves on PDC’s Planning and Finance Committee.

Gysle R. Shellum was appointed Chief Financial Officer in 2008. Prior to joining the Company, Mr. Shellum served as Vice President, Finance and Special Projects of Crosstex Energy, L.P., Dallas, Texas. Mr. Shellum served in this capacity from September 2004 through September 2008. From March 2001 until September 2004, Mr. Shellum served as a consultant to Value Capital, a private consulting firm in Dallas, Texas, where he worked on various projects, including corporate finance and Sarbanes-Oxley Act compliance. Crosstex Energy, L.P. is a publicly traded Delaware limited partnership whose securities are listed on the NASDAQ Global Select Market and is an independent midstream energy company engaged in the gathering, transmission, treating, processing and marketing of natural gas and natural gas liquids.

R. Scott Meyers was appointed Chief Accounting Officer on April 2, 2009. Prior to joining PDC, Mr. Meyers served as a Senior Manager with Schneider Downs Co., Inc., an accounting firm based in Pittsburgh, Pennsylvania. Mr. Meyers served in such capacity from April 2008 to March 2009. Prior thereto, from November 2002 to March 2008, Mr. Meyers was employed by PricewaterhouseCoopers LLP, the last two and one-half years serving as Senior Manager.

Barton R. Brookman, Jr. was appointed Senior Vice President Exploration and Production in March 2008. Previously, Mr. Brookman served as Vice President Exploration and Production since joining PDC in July 2005. Prior to joining PDC, Mr. Brookman worked for Patina Oil and Gas and its predecessor Snyder Oil for 17 years in a series of positions of increasing responsibility, ending his service as Vice President of Operations of Patina.

Daniel W. Amidon was appointed General Counsel and Secretary in July 2007. Prior to his current position, Mr. Amidon was employed by Wheeling-Pittsburgh Steel Corporation beginning in July 2004; he served in several positions including General Counsel and Secretary. Prior to his employment with Wheeling-Pittsburgh Steel, Mr. Amidon worked for J&L Specialty Steel Inc. from 1992 through July 2004 in positions of increasing responsibility, including General Counsel and Secretary. Mr. Amidon practiced with the Pittsburgh law firm of Buchanan Ingersoll PC from 1986 through 1992.

Lance Lauck was appointed Senior Vice President Business Development in August 2009. Previously Mr. Lauck served as Vice President — Acquisitions and Business Development for Quantum Resources Management LLC from 2006 — 2009. From 1988 until 2006, he held various management positions at Anadarko Petroleum Corporation in the areas of acquisitions and divestitures, corporate mergers and business development.

Joseph E. Casabona served as Executive Vice President and member of the Board of Directors of Denver-based Energy Corporation of America, a natural gas exploration and development company, from 1985 until his retirement in May 2007. Mr. Casabona’s responsibilities included strategic planning as well as executive oversight of drilling operations in the continental U.S. and internationally. From 2008 through 2010, Mr. Casabona served as Chief Executive Officer of Paramax Resources Ltd, a junior public Canadian oil & gas company (PMXRF) engaged in the business of acquiring and exploration of oil and gas prospects, primarily in Canada and Idaho. Mr. Casabona serves as Chairman of PDC’s Planning and Finance Committee and serves on PDC’s Audit Committee.

Anthony J. Crisafio, a Certified Public Accountant, has served as an independent business consultant for more than fifteen years, providing financial and operational advice to businesses in a variety of industries and stages of development. He also serves as an interim Chief Financial Officer and Advisory Board member for a number of privately held companies and has been a Certified Public Accountant for more than thirty years. Mr. Crisafio served as the Chief Operating Officer, Treasurer and member of the Board of Directors of Cinema World, Inc. from 1989 until 1993. From 1975 until 1989, he was employed by Ernst & Young and was a partner with Ernst & Young from 1986 to 1989. He was responsible for several Securities and Exchange Commission (“SEC”) registered client engagements and gained significant experience with oil and gas industry clients and mergers and acquisitions. Mr. Crisafio serves as the Chairman of PDC’s Audit Committee and serves on PDC’s Compensation Committee.

Larry F. Mazza is President and Chief Executive Officer of MVB Bank, Inc. in Fairmont, West Virginia. He has been Chief Executive Officer since March 2005, and added the duties of President in January of 2009. Prior to 2005, Mr. Mazza served as Senior Vice President Retail Banking for BB&T and its predecessors in West Virginia, where he was employed from June 1986 to March 2005. A Certified Public Accountant for 26 years, Mr. Mazza also was previously an auditor with KPMG. Mr. Mazza serves on PDC’s Nominating and Governance Committee and PDC’s Compensation Committee.

David C. Parke is a Managing Director in the investment banking group of Boenning & Scattergood, Inc., West Conshohocken, Pennsylvania, a full-service investment banking firm. Prior to joining Boenning & Scattergood in November 2006, he was a Director with Mufson Howe Hunter & Company LLC, Philadelphia, Pennsylvania, an investment banking firm, from October 2003 to November 2006. From 1992 through 2003, Mr. Parke was Director of Corporate Finance of Investec, Inc. and its predecessor Pennsylvania Merchant Group Ltd., investment banking companies. Prior to joining Pennsylvania Merchant Group, Mr. Parke served in the corporate finance departments of Wheat First Butcher & Singer, now part of Wachovia Securities, and Legg Mason, Inc., now part of Stifel Nicolaus. Mr. Parke serves on PDC’s Planning and Finance Committee, Compensation Committee and Nominating and Governance Committee.

Jeffrey C. Swoveland is President and Chief Executive Officer of ReGear Life Sciences, Inc. in Pittsburgh, Pennsylvania (previously named Coventina Healthcare Enterprises), which develops and markets medical device products, where he was previously Chief Operating Officer. From 2000 until 2007, Mr. Swoveland served as Chief Financial Officer of Body Media, Inc., a life-science company specializing in the design and development of wearable body monitoring products and services. Prior thereto, Mr. Swoveland held various positions, including Vice-President of Finance, Treasurer and interim Chief Financial Officer with Equitable Resources, Inc., a diversified natural gas company, from 1994 to September 2000. Mr. Swoveland serves as a member of the Board of Directors of Linn Energy, LLC, a public, independent natural gas and oil company. Mr. Swoveland serves as PDC’s Presiding Independent Director, and serves on PDC’s Audit Committee, Planning and Finance Committee and Executive Committee.

James M. Trimble has served as Managing Director of Grand Gulf Energy, Limited (ASX:GGE), a public company traded on the Australian Exchange, since August 2006. In January 2005, Mr. Trimble founded and has since served as President and Chief Executive Officer of the U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma. From 2000 through 2004, Mr. Trimble was Chief Executive Officer of Elysium Energy and then Tex-Cal Energy LLC, both were privately held oil and gas companies that he was brought in to take through troubled workout solutions. Prior to this, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas (NYSE:COG). From November 2002 until May 2006, he also served as a Director of Blue Dolphin Energy, an independent oil and gas company with operations in the Gulf of Mexico. Mr. Trimble serves on PDC’s Planning and Finance Committee and Compensation Committee.

Kimberly Luff Wakim, an attorney and a Certified Public Accountant, is a Partner with the Pittsburgh, Pennsylvania law firm Thorp, Reed & Armstrong LLP, where she serves as a member of the Executive Committee and is the Practice Group Leader for the Bankruptcy and Financial Restructuring Practice Group. Ms. Wakim has practiced law with Thorp, Reed & Armstrong LLP since 1990. Ms. Wakim was previously an auditor with Main Hurdman (now KPMG) and was Assistant Controller for PDC from 1982 to 1985. She has been a member of AICPA and the West Virginia Society of CPAs for more than fifteen years. Ms. Wakim serves as Chairman of PDC’s Compensation Committee and serves on PDC’s Audit Committee and Nominating and Governance Committee.

PDC’s Audit Committee

The PDC Audit Committee is composed entirely of persons whom the PDC board of directors has determined to be independent under NASDAQ Listing Rule 5605(a)(2), Section 301 of the Sarbanes-Oxley Act of 2002 and Section 10A(m)(3) of the Exchange Act. Anthony J. Crisafio chairs the PDC Audit Committee; other members are directors Wakim, Casabona and Swoveland. The PDC board of directors has determined that all four members of the Audit Committee qualify as financial experts as defined by SEC regulations and that all of the Audit Committee members are independent of management.

The business contact information for each of the above-named executive officers and directors is 1775 Sherman Street, Suite 3000, Denver, Colorado 80203, c/o Petroleum Development Corporation. To PDC’s knowledge, none of its executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of PDC’s executive officers and directors is a citizen of the United States.

The Merger Sub

The following information sets forth the age, positions and offices with the merger sub of each manager and executive officer of the merger sub. Each such person has served in each of the capacities indicated opposite his name since the inception of the merger sub. Information with respect to each such person’s business experience during the past five years is set forth above under the heading “— PDC.”

Name	Age	Position(s)

Barton R. Brookman, Jr.	48	President
Gysle R. Shellum	59	Vice President and Treasurer
Daniel W. Amidon	50	Vice President and Secretary

The Partnership

PDC, in its capacity as the managing general partner of the partnership, has the exclusive right and full authority to manage, control and administer the partnership’s business. The partnership does not have any officers or directors of its own.

UPDATED RESERVE REPORT

Appendix B to this document sets forth the partnership’s reserve report as of December 31, 2010. You should read Appendix B carefully in its entirety.

The reserve report for the partnership set forth in Appendix B to this document was prepared by Ryder Scott Company, L.P., an independent petroleum consultant. The proved reserves and estimated future net revenues attributable to the partnership has been included in this document in reliance on that firm’s authority as experts on the matters contained in that reserve report.

UPDATED SUMMARY FINANCIAL INFORMATION

Set forth below is summary financial data relating to the partnership. The financial data has been derived from the partnership’s audited financial statements as of December 31, 2010 and 2009 and for the years then ended, which are included as Appendix C to this proxy statement. You should read Appendix C carefully in its entirety. The following data should be read in conjunction with Appendix C and other financial information contained in the partnership’s Form 10-K for year ended December 31, 2010.

	Year Ended
	December 31,
	2010	2009

Statement of Operations Data:
Revenues	$5,113,531	$2,256,687
Operating Costs and Expenses	4,506,095	6,148,672
(Loss) Income from Operations	607,436	(3,891,985)
Net (Loss) Income	607,436	(3,869,288)
Net (Loss) Income Allocated to Partners	607,436	(3,869,288)
Less: Managing General Partner Interest in Net (Loss) Income	121,487	(773,858)
Net (Loss) Income Allocated to Investor Partners	485,949	(3,095,430)
Net (Loss) Income per Investor Partner Unit	240	(1,530)
Net (Loss) Income from Operations per Investor Partner Unit	240	(1,530)
Investor Partner Units Outstanding	2,022.64	2,022.64
Ratio of Earning to Fixed Charges	*	2,925.84

*	There were no fixed charges during the reported period.

	December 31,
	2010	2009

Balance Sheet Data:
Current Assets	$1,442,706	$1,652,292
Non-Current Assets	22,478,454	24,568,006
Total Assets	23,921,160	26,220,298
Current Liabilities	592,850	414,275
Non-Current Liabilities	1,296,472	1,637,148
Total Liabilities	1,889,322	2,051,423
Partners’ Equity:
Managing General Partner	4,417,437	4,844,843
Limited Partners — 2,022.64 Units Issued and Outstanding	17,614,401	19,324,032
Total Partners’ Equity	22,031,838	24,168,875
Book Value per Investor Partner Unit	8,709	9,554

UPDATED ADDITIONAL BUSINESS INFORMATION

Petroleum Development Corporation

PDC, a Nevada corporation, is an independent energy company engaged in the exploration, development, production and marketing of oil and natural gas. Since it began oil and gas operations in 1969, PDC has grown through drilling and development activities, acquisitions of producing natural gas and oil wells and the expansion of its natural gas marketing activities. PDC also serves as the managing general partner of 29 partnerships formed to drill, own and operate natural gas and oil wells, including PDC 2005-B Limited Partnership.

PDC’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “PETD.” PDC files annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission, or SEC. Those SEC filings are available to you in the same manner as the partnership’s information. See “Where You Can Find More Information.”

The principal executive office of PDC is located at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203, and its telephone number is 303-860-5800.

PDC, in its capacity as managing general partner of the partnership, prepared this document to solicit your proxy.

DP 2004 Merger Sub, LLC

The merger sub is a direct, wholly-owned subsidiary of PDC and was formed as a limited liability company under the laws of the State of Delaware. The merger sub was formed on May 7, 2010 solely for the purpose of effecting the merger of PDC’s drilling partnerships. The merger sub has not conducted any business operations other than activities incidental to its formation and in connection with the transactions contemplated by the merger.

The principal executive office of the merger sub is located at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203, and its telephone number is 303-860-5800.

PDC 2005-B Limited Partnership

General

The partnership is a publicly subscribed West Virginia Limited Partnership which owns an undivided working interest in natural gas and crude oil wells located in Colorado from which the partnership produces and sells natural gas, NGLs and crude oil. The partnership was organized and began operations in 2005 with cash contributed by limited and additional general partners, who own 80% of the partnership’s capital, or equity interests, and PDC, who owns the remaining 20% of the partnership’s capital, or equity interest. PDC serves as managing general partner of the partnership. Upon funding, the partnership entered into a Drilling and Operating Agreement, which we refer to as the D&O Agreement, with PDC that governs the drilling and operational aspects of the partnership.

In accordance with the partnership agreement, general partnership interests were converted to limited partnership units at the completion of the partnership’s drilling activities. The partnership expended substantially all of the capital raised in the offering for the initial drilling and completion of the partnership’s wells.

The following table presents partnership formation and organizational information through the completion of the drilling phase on August 8, 2006:

			Number of Partner
			Units
			Additional
			General	Limited
PDC 2005-B Limited		Number of	Partner	Partner	Equity
Partnership Information	Date	Partners	Units	Units	Percentage	Amount
						(Millions)

West Virginia Limited Partnership Formation	February 8, 2005
Limited Partnership Termination Date	December 31, 2055
Public Sale of Securities and Funding	May 18, 2005
Investor Partners(1) Unit Cost: $20,000		1,645	1,984.87	37.77	80.00%	$40.5
PDC, Managing General Partner					20.00%	8.9

Total funding						49.4
Syndication costs paid to third-party brokers						(4.1)
Management fee paid to PDC						(0.6)

Net funding available for drilling activities					100.00%	$44.7

Conversion of Additional General Partners to Limited Partners	August 8, 2006		(1,984.87)	1,984.87

Limited partnership units after conversion			—	2,022.64

(1)	PDC, as managing general partner of the partnership, repurchases investor’s units under certain circumstances provided by the partnership agreement, upon request of an individual investor. For more information about PDC’s limited partner unit repurchase program, see “— Unit Repurchase Program”.

The partnership expects continuing operations of its natural gas and crude oil properties until such time the partnership’s wells are depleted or becomes uneconomical to produce, at which time that well may be sold or plugged, reclaimed and abandoned. The partnership’s maximum term of existence extends through December 31, 2055, unless dissolved by certain conditions stipulated within the partnership agreement which are unlikely to occur at this time, or by written consent of the investors owning a majority of outstanding units at that time.

The address and telephone number of the partnership and PDC’s principal executive offices are 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 and (303) 860-5800.

Business Strategy

The primary objective of the partnership is the profitable operation of developed Colorado natural gas and crude oil properties and the appropriate allocation of cash proceeds, costs and tax benefits, based on the terms of the partnership agreement, among the partnership’s investors. The partnership operates in one business segment, natural gas, NGLs and crude oil sales.

The partnership’s business plan going forward, including the Well Refracturing Plan, is to produce and sell the natural gas, NGLs and crude oil from the partnership’s wells, and to make distributions to the partners. Partnership cash distributions may be withheld pursuant to the Well Refracturing Plan.

Operations

General.  When partnership wells were “completed” (i.e., drilled, fractured or stimulated, and all surface production equipment and pipeline facilities necessary to produce the well were installed) production operations commenced on each well. All partnership wells are completed, and production operations are currently being conducted with regard to each of the partnership’s productive wells.

PDC, in accordance with the D&O Agreement, is the named operator of record of the partnership’s wells and may, in certain circumstances, provide equipment and supplies, perform salt water disposal and other services for the partnership. Generally, equipment and services are sold to the partnership at the lower of cost or competitive prices in the area of operations. The partnership’s share of production revenue from a given well is burdened by and subject to, royalties and overriding royalties, monthly operating charges, production taxes and other operating costs. It is PDC’s practice to deduct operating expenses from the production revenue for the corresponding period. In instances when distributable cash flows are insufficient to make full payment, PDC defers the collection of operating expenses until such time as scheduled expenses may be offset against future partnership distributable cash flows. In such instances, the partnership records a liability to PDC.

The partnership’s operations are concentrated in the Rocky Mountain Region where weather conditions and time periods reserved by leasehold restrictions can exist and limit operational capabilities for as long as six months. Operational constraint challenges such as surface equipment freezing can limit production volumes. Increased competition for oil field equipment, services, supplies and qualified personnel and wildlife habitat protection periods may also adversely affect profitability and reduce cash distributions to the investors.

Areas of Operations

The partnership’s operating areas are profiled as follows:

Wattenberg Field, DJ Basin, Weld County, Colorado.  Located north and east of Denver, Colorado, the partnership’s wells in this field exhibit production histories typical for other wells located in this field with an initial high production rate and relatively rapid decline, followed by years of relatively lower rates of decline and production levels. Although natural gas is the primary hydrocarbon produced, wells also produce NGLs or oil. Of the partnership’s 42 wells drilled in the Wattenberg Field that were completed to the Codell formation, one well was also completed in the shallower Niobrara formation. The partnership’s development wells in this area are generally 7,000 to 8,000 feet in depth. Well spacing ranges from 20 to 40 acres per well.

Grand Valley Field, Piceance Basin, Garfield County, Colorado.  Located near the western border of Colorado, the partnership’s nine productive wells in this field have also exhibited production histories typical for other wells located in this field with an initial high production rate and relatively rapid decline, followed by years of relatively lower rates of decline and production levels. These wells generally produce natural gas along with small quantities of crude oil. One additional Grand Valley well drilled was evaluated as commercially unproductive and was therefore declared to be a developmental dry hole. The majority of the partnership’s development wells drilled in the area were drilled directionally from multi-well pads ranging from two to eight or more wells per drilling pad. The primary drilling targets were multiple sandstone reservoirs in the Mesa Verde formation and well depth ranges from 7,000 to 9,500 feet. Well spacing is approximately 10 acres per well.

Title to Properties

The partnership’s leases are direct interests in producing acreage. In accordance with the D&O Agreement, PDC exercised due care and judgment, which included curative work for any title defect when discovered, to ensure that each partnership’s well bore working interest assignment, made effective on the date of well spudding, was properly recorded in county land records. The partnership believes it holds good and defensible title to its developed properties, in accordance with standards generally accepted in the industry, through the record title held in the partnership’s name, of each partnership well’s working interest. The partnership’s properties are subject to royalty, overriding royalty and other outstanding interests customary to the industry. PDC is not aware of any additional burdens, liens or encumbrances customary to the industry, if any, which may materially interfere with the commercial use of the properties. Provisions of the partnership agreement generally relieve PDC from errors in judgment with respect to the waiver of title defects.

Drilling and Other Development Activities

Natural Gas and Crude Oil Properties.  The partnership’s properties (the “Properties”) consist of a working interest in the well bore in each well drilled by the partnership. The partnership drilled 52 development wells (48.1 net) (the number of gross wells multiplied by the working interest in the wells owned by the partnership) during drilling operations that began immediately after funding and concluded in August 2006 when the last of the partnership’s wells were connected to sales and gathering lines. One additional Grand Valley well drilled was evaluated as commercially unproductive and was therefore declared to be a developmental dry hole. No exploratory drilling activity was conducted on behalf of the partnership. The 52 wells discussed above are the only wells to be drilled by the partnership since all of the funds raised in the partnership offering have been expended.

The following table presents the partnership’s productive wells by operating field as of December 31, 2010 and 2009. Productive wells consist of producing wells and wells capable of producing natural gas and/or NGLs and crude oil in commercial quantities.

	Producing Wells
	Gas				Oil				Total
	2010		2009		2010		2009		2010		2009
Location	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net

State of Colorado
Piceance Basin:
Grand Valley Field	9.0	7.8	9.0	7.8	—	—	—	—	9.0	7.8	9.0	7.8
Denver-Julesburg (DJ) Basin:
Wattenberg Field(1)	35.0	32.6	37.0	34.6	4.0	4.0	4.0	4.0	39.0	36.6	41.0	38.6

Total Colorado	44.0	40.4	46.0	42.4	4.0	4.0	4.0	4.0	48.0	44.4	50.0	46.4

Total Productive Wells(1)	44.0	40.4	46.0	42.4	4.0	4.0	4.0	4.0	48.0	44.4	50.0	46.4

(1)	Not included in the productive well statistics above are three Wattenberg Field Partnership wells (2.9 net) temporarily not in production at December 31, 2010 due to equipment problems or operational issues. One Wattenberg Field Partnership well (0.9 net) was temporarily not in production at December 31, 2009 due to operational issues.

Well Refracturing Plan.  PDC, as managing general partner of the partnership, has prepared a plan for the partnership’s Wattenberg Field wells which may provide for additional reserve development and natural gas, NGLs and crude oil production (the “Well Refracturing Plan”). The Well Refracturing Plan consists of the partnership’s refracturing of wells currently producing in the Codell formation. Under the Well Refracturing Plan, the partnership plans to initiate refracturing activities during 2012. Refracturing, or “refracing,” activities consist of a second hydraulic fracturing treatment in a current production zone, all within an existing well bore.

Refracturing of Wattenberg Field wells, which may provide for additional reserve development and production, generally occurs five to ten years after initial well drilling so that well resources are optimally utilized. This refracturing would be expected to occur based on a favorable general economic environment and commodity price structure. PDC has the authority to determine whether to refrac the individual wells and to determine the timing of any refracturing activity. The timing of the refracturing can be affected by the desire to optimize the economic return by refracturing the wells when commodity prices are at levels to obtain the highest rate of return to the partnership. On average, the production resulting from PDC’s Codell refracturings have been at modeled economics; however, all refracturings have not been economically successful and similar future refracturing activities may not be economically successful. If the refracturing work is performed, PDC will charge the partnership for the direct costs of refracturing, and the investors and PDC, as managing general partner of the partnership, will each pay their proportionate share of costs based on the ownership sharing ratios of the partnership from funds retained by PDC from distributable cash flows.

During the fourth quarter 2010, PDC began withholding funds from several of the PDC sponsored partnerships, on a pro-rata basis, allocated to PDC and the investors based on their proportional ownership interest, from distributable cash flows of the partnership resulting from current production. The funds retained are necessary for the partnership to pay for refracturing costs and will materially reduce, up to 100%, distributable cash flows of the partnership for a period of time not to exceed five years. If any or all of the partnership’s Wattenberg wells are not refractured, the partnership will experience a reduction in proved reserves currently assigned to these wells. Both the number and timing of the refracturing activities will be based on the availability of cash withheld from partnership distributions. PDC believes that, based on projected refracturing costs and projected cash withholding, all scheduled partnership refracturing activity will be completed within a five-year period.

Current estimated costs for these well refracturings are between $175,000 and $240,000 per activity. As of December 31, 2010, the partnership has scheduled to complete 37 refracturing opportunities. This increase from 35 potential refracturing opportunities as of December 31, 2009 is due to an increase in estimated future distributable cash flows based on current pricing and well economics. Total withholding for these activities from the partnership’s distributable cash flows is estimated to be between $6.5 million and $8.9 million. PDC will continually evaluate the timing of commencing these refracturing activities based on engineering data and a favorable commodity price environment in order to maximize the financial benefit of the additional well development. As of December 31, 2010, $60,000 has been withheld from the partnership distributions pursuant to the Well Refracturing Plan. Cumulatively, $100,000 has been withheld from partnership distributions through February 28, 2011.

Implementation of the Well Refracturing Plan would reduce or eliminate partnership distributions to PDC and the investors while the work is being conducted and paid for through the partnership funds. Depending upon the level of withholding and the results of operations, it is possible that PDC and the investors could have taxable income from the partnership without any corresponding distributions in future years. Investors are urged to consult a tax advisor to determine all of the relevant federal, state and local tax consequences of the Well Refracturing Plan. The above discussion is not intended as a substitute for careful tax planning, and investors should depend upon the advice of their own tax advisors concerning the effects of the Well Refracturing Plan.

Proved Reserves

All of the partnership’s proved reserves are located in the United States. The partnership’s reserve estimates are prepared with respect to reserve categorization, using the definitions for proved reserves set forth in SEC Regulation S-X, Rule 4-10(a), and subsequent SEC staff regulations, interpretations and guidance. All of the partnership’s proved reserves have been estimated by independent engineers.

PDC, as managing general partner of the partnership, established a comprehensive process that governs the determination and reporting of the partnership’s proved reserves. As part of PDC’s internal control process, the partnership’s reserves are reviewed annually by a team composed of PDC reservoir engineers, geologists and accounting personnel for adherence to SEC guidelines through a detailed review of land records, available geological and reservoir data as well as production performance data. The review includes, but is not limited to, confirmation that reserve estimates (1) include all properties owned; (2) are based on proper working and net revenue interests; and (3) reflect reasonable cost estimates and field performance. The internal team compiles the reviewed data and forwards the data to an independent consulting firm engaged to estimate the partnership’s reserves.

The partnership utilized the services of an independent petroleum engineer, Ryder Scott Company, L.P. (Ryder Scott), to estimate the partnership’s 2010 and 2009 reserves. When preparing the partnership’s reserve estimates, the independent engineer did not independently verify the accuracy and completeness of information and data furnished by PDC with respect to ownership interests, production volumes, well test data, historical costs of operations and development, product prices, or any agreements relating to current and future operations of properties and sales of production.

The independent petroleum engineer prepared an estimate of the partnership’s reserves in conjunction with an ongoing review by PDC’s engineers. A final comparison of data was performed to ensure that the reserve estimates were complete, determined by acceptable industry methods and to a level of detail that PDC deems appropriate. The final independent petroleum engineer’s estimated reserve report was reviewed and approved by PDC’s engineering staff and management.

The professional qualifications of PDC’s lead engineer primarily responsible for overseeing the preparation of the partnership’s reserve estimate meets the standards of Reserves Estimator as defined in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information as promulgated by the Society of Petroleum Engineers. This PDC employee holds a Bachelor of Science degree in Petroleum and Natural Gas Engineering and has over 25 years of experience in reservoir engineering. The individual is a member of the Society of Petroleum Engineers, allowing the individual to remain current with the developments and trends in the industry. Further, during 2009, this individual attended ten hours of formalized training relating to the definitions and disclosure guidelines set forth in the SEC’s final rule released January 2009, Modernization of Oil and Gas Reporting.

Proved reserves are those quantities of natural gas, NGLs and crude oil, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. These reserve quantities are projected to be producible prior to the operating contract’s expiration date, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Estimates of proved reserves may change, either positively or negatively, as additional information becomes available and as contractual, economic and political conditions change. The partnership’s net proved reserve estimates have been adjusted as necessary to reflect all contractual agreements, royalty obligations and interests owned by others at the time of the estimate. The partnership’s two categories of proved reserves are as follows:

•	Proved developed reserves are those natural gas, NGLs and crude oil quantities expected to be recovered from currently producing zones under the continuation of present operating methods.

•	Proved undeveloped reserves, or PUDs, are those reserves expected to be recovered from existing wells where a relatively major expenditure is required for refracturing.

The table below presents information regarding the partnership’s estimated proved reserves. Prior to 2010, the partnership’s NGLs reserves were included in and reported with natural gas reserves, which impacts the comparability of 2010 reserve information to previously reported 2009 reserve information. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reporting on NGLs in 2010.”

Reserves cannot be measured exactly, because reserve estimates involve judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance data, new geological and geophysical data and economic changes. Neither the estimated future net cash flows nor the standardized measure is intended to represent the current market value of our proved reserves. The partnership’s estimated proved undeveloped reserves consist entirely of reserves attributable to the Wattenberg Field’s future refracturing of 37 of the partnership’s Codell formation wells. There were no proved undeveloped reserves that were developed in 2010. See “Additional Business Information-Drilling and Other Activities-Well Refracturing Plan.”

December 31,
2010

Proved Reserves
Natural gas (MMcf)	5,588
Crude Oil and Condensate (MBbl)	454
NGLs (MBbl)	89
Total proved reserves (MMcfe)	8,846
Proved developed reserves (MMcfe)	5,570
Estimated future net cash flows (in thousands)(1)	$27,567
Standardized measure (in thousands)(1)(2)	$14,282

(1)	An economically producible quantity is one where the revenue provided by its sale is reasonably likely to exceed the cost to deliver that quantity to market. Prices used to estimate future gross revenues and production and development costs considered in the estimation of economically producible natural gas, NGLs and crude oil reserve quantities presented above, were based on the following:

Gross revenues

•	A 12-month average price calculated as the unweighted arithmetic average of the price on the first day of each month, January through December.

•	Prices were adjusted by lease for Btu content, transportation and regional price differences; however, they were not adjusted to reflect the value of the partnership’s commodity hedges.

Production and development costs

•	Costs as of December 31 for each of the respective years presented.

•	The amounts shown do not give effect to non-property related expenses, such as direct costs-general and administrative expenses or to depreciation, depletion and amortization expense.

(2)	The standardized measure of discounted future net cash flow represents the present value of estimated future net cash flows discounted at a rate of 10% per annum to reflect timing of future cash flows.

The following table presents the partnership’s estimated proved reserves by type and by field:

	As of December 31, 2010
			Crude Oil	Natural
	Natural		and	Gas
	Gas	NGLs	Condensate	Equivalent	Percent
	(MMcf)	(MBbl)	(MBbl)	(MMcfe)	(MMcf)

Proved developed
Piceance Basin: Grand Valley Field	4,193	—	11	4,259	76%
Denver-Julesburg (DJ) Basin: Wattenberg Field	369	22	135	1,311	24%

Total proved developed	4,562	22	146	5,570	100%

Proved undeveloped
Piceance Basin: Grand Valley Field	—	—	—	—	0%
Denver-Julesburg (DJ) Basin: Wattenberg Field	1,026	67	308	3,276	100%

Total proved undeveloped	1,026	67	308	3,276	100%

Proved reserves
Piceance Basin: Grand Valley Field	4,193	—	11	4,259	48%
Denver-Julesburg (DJ) Basin: Wattenberg Field	1,395	89	443	4,587	52%

Total proved reserves	5,588	89	454	8,846	100%

Production, Sales, Prices and Lifting Costs — By Field

The following table presents information regarding the partnership’s production volumes, natural gas, NGLs and crude oil sales, average sales price received and average production cost by field. Prior to 2010, NGLs were included in natural gas. As a result for the Denver-Julesberg (DJ) Basin: Wattenberg Field information, natural gas production, sales and average sales price comparability are impacted for 2010 to 2009. However, total production at the Mcfe level, sales by field and average price per Mcfe are comparable.

	Year Ended December 31,
	2010	2009

Production(1)
Natural gas (Mcf)
Piceance Basin: Grand Valley Field	427,532	484,841
Denver-Julesberg (DJ) Basin: Wattenberg Field	56,474	88,375

Total Natural Gas	484,006	573,216
Crude Oil (Bbl)
Piceance Basin: Grand Valley Field	1,019	2,078
Denver-Julesberg (DJ) Basin: Wattenberg Field	23,531	29,380

Total Crude Oil	24,550	31,458
NGLs (Bbl)
Denver-Julesberg (DJ) Basin: Wattenberg Field	4,289	—
Natural gas equivalent (Mcfe)
Piceance Basin: Grand Valley Field	433,646	497,309
Denver-Julesberg (DJ) Basin: Wattenberg Field	223,394	264,655

Total natural gas equivalent	657,040	761,964

Natural Gas, NGLs and Crude Oil Sales
Natural gas sales
Piceance Basin: Grand Valley Field	$1,434,630	$1,238,094
Denver-Julesberg (DJ) Basin: Wattenberg Field	206,428	355,287

Total natural gas sales	1,641,058	1,593,381
Oil sales
Piceance Basin: Grand Valley Field	$60,211	$88,436
Denver-Julesberg (DJ) Basin: Wattenberg Field	1,715,662	1,597,343

Total crude oil sales	1,775,873	1,685,779
NGLs sales
Denver-Julesberg (DJ) Basin: Wattenberg Field	142,544	—
Natural gas and oil sales
Piceance Basin: Grand Valley Field	$1,494,841	$1,326,530
Denver-Julesberg (DJ) Basin: Wattenberg Field	2,064,634	1,952,630

Total natural gas, NGLs and crude oil sales	$3,559,475	$3,279,160

Average Sales Price (excluding realized gain (loss) on derivatives)
Natural gas (per Mcf)
Piceance Basin: Grand Valley Field	$3.36	$2.55
Denver-Julesberg (DJ) Basin: Wattenberg Field	3.66	4.02
Average sales price natural gas, all fields	3.39	2.78

	Year Ended December 31,
	2010	2009

Crude oil (per Bbl)
Piceance Basin: Grand Valley Field	$59.09	$42.56
Denver-Julesberg (DJ) Basin: Wattenberg Field	72.91	54.37
Average sales price oil, all fields	72.34	53.59
NGLs (per Bbl)
Denver-Julesberg (DJ) Basin: Wattenberg Field	$33.23	—
Natural gas equivalent (per Mcfe)
Piceance Basin: Grand Valley Field	$3.45	$2.67
Denver-Julesberg (DJ) Basin: Wattenberg Field	9.24	7.38
Average sales price natural gas equivalents, all fields	5.42	4.30
Average Production (Lifting) Cost(2) (per Mcfe)
Piceance Basin: Grand Valley Field	$1.88	$0.97
Denver-Julesberg (DJ) Basin: Wattenberg Field	2.22	1.81
Average production cost, all fields	2.00	1.26

(1)	Production is net and determined by multiplying the gross production volume of properties in which the partnership has an interest by the percentage of the leasehold or other property interest the partnership owns.

(2)	Average production unit costs presented exclude the effects of ad valorem and severance taxes.

For more information concerning the Partnership’s production volumes and costs, which include severance and ad valorem taxes as reflected in the Partnership’s statements of operations accompanying this report, Management’s Discussion and Analysis of Financial Condition and Results of Operations in this proxy supplement.

Natural Gas, NGLs and Crude Oil Sales

In accordance with the D&O Agreement, PDC markets the natural gas, NGLs and crude oil produced from the partnership’s wells primarily to other gas marketers, utilities, industrial end-users and other wholesale gas purchasers. PDC generally sells the natural gas that the partnership produces under contracts with indexed monthly pricing provisions. PDC does not charge an additional fee for the marketing of the natural gas, NGLs and crude oil because these services are covered by the monthly well operating charge. This monthly charge is more fully described in the section entitled “Additional Business Information-Reliance on the Managing General Partner, Provisions of the D&O Agreement.” Virtually all of the partnership’s contracts include provisions wherein prices change monthly with changes in the market, for which certain adjustments may be made based on whether a well delivers to a gathering or transmission line, quality of natural gas and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. As a result, the partnership’s revenues from the sale of natural gas, holding production volume constant, increase as market prices increase and decrease as market prices decline. PDC believes that the pricing provisions of the partnership’s natural gas contracts are customary in the industry. PDC also enters into financial derivatives in order to reduce the impact of possible price instability regarding the physical sales market.

In general, PDC has been and expects to continue to be able to produce and sell natural gas and NGLs from the partnership’s wells without significant curtailment and at competitive prices. The partnership does, however, experience limited curtailments from time to time due to pipeline maintenance and operating issues. Open access transportation through the country’s interstate pipeline system gives us access to a broad range of markets. Whenever feasible, PDC obtains access to multiple pipelines and markets from each of the partnership’s gathering systems, seeking the best available market for the partnership’s natural gas at any point in time.

The wells in the partnership’s Wattenberg Field and, to a significantly lesser extent, the Grand Valley Field wells, produce crude oil as well as natural gas and NGLs. PDC is currently able to sell all the crude oil that the partnership can produce under existing sales contracts with petroleum refiners and marketers. The partnership does not refine any of the partnership’s crude oil production. The partnership’s crude oil production is sold to purchasers at or near the partnership’s wells under both short and long-term purchase contracts with monthly pricing provisions.

Transportation and Gathering

The partnership’s natural gas and NGLs are transported through PDC’s and third party gathering systems and pipelines, and the partnership incurs processing, gathering and transportation expenses to move the partnership’s natural gas and related NGLs from the wellhead to a purchaser-specified delivery point. These expenses vary based on the volume and distance shipped, and the fee charged by the third-party processor or transporter. Capacity on these gathering systems and pipelines is occasionally limited and at times unavailable because of repairs or improvements, or as a result of priority transportation agreements with other gas transporters. While PDC’s ability to market the partnership’s natural gas and NGLs have been only infrequently limited or delayed, if transportation space is restricted or is unavailable, the partnership’s cash flow from the affected properties could be adversely affected. In order to meet pipeline specifications, PDC is required, in some cases, to process the partnership’s natural gas before it can be transported. PDC typically contracts with third parties in the Grand Valley area of the Rocky Mountain Region for firm transportation of the partnership’s natural gas and NGLs.

Delivery Commitments

On behalf of the partnership, other sponsored drilling program partnerships and for its own corporate account, PDC has entered into third-party sales and processing agreements that generally contain indexed monthly pricing provisions. Although the partnership is not committed to deliver any fixed and determinable quantities of natural gas or oil under the terms of these agreements, the dedication of the partnership’s future production is as follows:

•	Wattenberg Field contractual natural gas and NGLs processing and sales dedications are multi-year and extend throughout the well’s economic life.

•	Grand Valley Field contractual natural gas processing and firm sales dedications extend through 2022 and the contract provides the seller with the right to convert to a gathering and gas processing contract, solely.

•	Oil sales dedication is made under a 2-year master agreement with negotiated extensions.

Delivery to Market

The partnership relies on PDC owned or third-party gathering and transmission pipelines to transport natural gas and NGLs production volumes to customers. In general, the partnership has been, and expects to continue to be able to, produce and sell natural gas and NGLs from partnership wells without significant curtailment. The partnership does experience limited curtailments from time to time due to pipeline maintenance and operating issues of the pipeline operators.

Seasonal curtailment typically occurs during July and August as a result of high atmospheric temperatures which reduce compressor efficiency. This reduction in production typically amounts to less than five percent of normal monthly production. The cost, timing and availability of gathering pipeline connections and service varies from area to area, well to well, and over time. Although the Rockies Region has experienced a natural gas transport capacity shortage in the past several years, several key projects placed in-service during the past two years, including the completion of the 1,679-mile Rockies Express Pipeline which extends from Colorado to eastern Ohio and White River Header Pipeline Project in Colorado, have significantly increased natural gas deliverability to intra-regional urban areas as well as inter-regionally, especially to markets in the North Central and Northeastern U.S. as well as Southern California. Transmission capacity is expected to increase in the future based on projects scheduled before various regulatory agencies, but may be delayed due to the recent economic downturn which has weakened U.S. natural gas, NGLs and crude oil demand and disrupted global credit markets, which third-party entities access for pipeline expansion financing.

The partnership oil production is stored in tanks at or near the location of the partnership’s wells for routine pickup by oil transport trucks for direct delivery to regional refineries or oil pipeline interconnects for redelivery to those refineries. The cost of trucking or transporting the oil to market affects the price the partnership ultimately receives for the oil.

Commodity Price Risk Management Activities

PDC, as managing general partner of the partnership, on behalf of the partnership and in accordance with the D&O Agreement, utilizes commodity based derivative instruments to manage a portion of the partnership’s exposure to price volatility with regard to the partnership’s natural gas and crude oil sales. The financial instruments generally consist of collars, swaps and basis swaps and are NYMEX-traded and Colorado Interstate Gas, or CIG, based contracts. PDC may utilize derivatives based on other indices or markets where appropriate. The contracts economically provide price stability for committed and anticipated natural gas and crude oil sales, generally forecasted to occur within the next two to four-year period. The partnership’s policies prohibit the use of commodity derivatives for speculative purposes and permit utilization of derivatives only if there is an underlying physical position. PDC manages price risk on only a portion of the partnership’s anticipated production, so the remaining portion of the partnership’s production is subject to the full fluctuation of market pricing.

PDC uses financial derivatives to establish “floors” and “ceilings” or “collars” on the possible range of the prices realized for the sale of natural gas and crude oil in addition to fixing prices by using swaps. These derivatives are carried on the balance sheets at fair value with changes in fair values recognized currently in the statement of operations.

The partnership is subject to price fluctuations for natural gas and crude oil sold in the spot market and under market index contracts. PDC continues to evaluate the potential for reducing these risks by entering into derivative transactions. In addition, PDC may close out any portion of derivatives that may exist from time to time which may result in a realized gain or loss on that derivative transaction.

Governmental Regulation

While the prices of natural gas, NGLs and crude oil are market driven, other aspects of the partnership’s business and the industry in general are heavily regulated. The availability of a ready market for natural gas, NGLs and crude oil production depends on several factors beyond the partnership’s control. These factors include regulation of production, federal and state regulations governing environmental quality and pollution control, the amount of natural gas, NGLs and crude oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. State and federal regulations generally are intended to protect consumers from unfair treatment and oppressive control, to reduce the risk to the public and workers from the drilling, completion, production and transportation of natural gas, NGLs and crude oil, to prevent waste of natural gas, NGLs and crude oil, to protect rights among owners in a common reservoir and to control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. In the western part of the U.S., the federal and state governments own a large percentage of the land and the rights to develop natural gas and crude oil. Generally, government leases are subject to additional regulations and controls not commonly seen on private leases. PDC takes the steps necessary to comply with applicable regulations, both on its own behalf and as part of the services provided to sponsored drilling partnerships. PDC believes that it is in compliance with such statutes, rules, regulations and governmental orders, although there can be no assurance that this is or will remain the case. The following summary discussion of the regulation of the U.S. oil and natural gas industry is not intended to constitute a complete discussion of the various statutes, rules, regulations and environmental orders to which the partnership’s operations may be subject.

Regulation of Natural Gas, NGLs and Crude Oil Production.  The partnership’s production business is subject to various federal, state and local laws and regulations on the taxation of natural gas, NGLs and crude oil, the development, production and marketing of natural gas, NGLs and crude oil and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, water discharge, prevention of waste and other matters. Prior to commencing drilling activities for a well, PDC must procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies in the state in which the area to be drilled is located. The permits and approvals include those for the drilling of wells. Additionally, other regulated matters include:

•	bond requirements in order to drill or operate wells;

•	the location of wells;

•	the method of drilling and casing wells;

•	the surface use and restoration of well properties;

•	the plugging and abandoning of wells; and

•	the disposal of fluids.

The partnership’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the density of wells which may be drilled and the unitization or pooling of properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws may establish maximum rates of production from natural gas and crude oil wells, generally prohibiting the venting or flaring of natural gas and imposing certain requirements regarding the ratability of production. Where wells are to be drilled on state or federal leases, additional regulations and conditions may apply. The effect of these regulations may limit the amount of natural gas, NGLs and crude oil that can be produced from the partnership’s wells and may limit the number of wells or the locations which can be drilled. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning the partnership’s natural gas and crude oil wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where the partnership has production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit the partnership’s reserves. As a result, PDC is unable to predict the future cost or effect of complying with such regulations.

Regulation of Sales and Transportation of Natural Gas.  Historically, the price of natural gas was subject to limitation by federal legislation. The Natural Gas Wellhead Decontrol Act removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in “first sales” on or after that date. The Federal Energy Regulatory Commission’s, or FERC, jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

PDC, as managing general partner of the partnership, moves natural gas and NGLs through pipelines owned by other companies, and sells natural gas and NGLs to other companies that also utilize common carrier pipeline facilities. Natural gas pipeline interstate transmission and storage activities are subject to regulation by the FERC under the Natural Gas Act of 1938, or NGA, and under the Natural Gas Policy Act of 1978, and, as such, rates and charges for the transportation of natural gas in interstate commerce, accounting, and the extension, enlargement or abandonment of its jurisdictional facilities, among other things, are subject to regulation. Each natural gas pipeline company holds certificates of public convenience and necessity issued by the FERC authorizing ownership and operation of all pipelines, facilities and properties for which certificates are required under the NGA. Each natural gas pipeline company is also subject to the Natural Gas Pipeline Safety Act of 1968, as amended, which regulates safety requirements in the design, construction, operation and maintenance of interstate natural gas transmission facilities. FERC regulations govern how interstate pipelines communicate and do business with their affiliates. Interstate pipelines may not operate their pipeline systems to preferentially benefit their marketing affiliates.

Each interstate natural gas pipeline company establishes its rates primarily through the FERC’s rate-making process. Key determinants in the ratemaking process are:

•	costs of providing service, including depreciation expense;

•	allowed rate of return, including the equity component of the capital structure and related income taxes; and

•	volume throughput assumptions.

The availability, terms and cost of transportation affect the partnership’s natural gas and NGLs sales. In the past, FERC has undertaken various initiatives to increase competition within the industry. As a result of initiatives like FERC Order No. 636, issued in April 1992, the interstate natural gas transportation and marketing system was substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide transportation separate or “unbundled” from their sales service, and require that pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas suppliers. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines’ traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. Another effect of regulatory restructuring is greater access to transportation on interstate pipelines. In some cases, producers and marketers have benefited from this availability. However, competition among suppliers has greatly increased and traditional long-term producer-pipeline contracts are rare. Furthermore, gathering facilities of interstate pipelines are no longer regulated by FERC, thus allowing gatherers to charge higher gathering rates. Historically, producers were able to flow supplies into interstate pipelines on an interruptible basis; however, recently PDC has seen the increased need to acquire firm transportation on pipelines in order to avoid curtailments or shut-in-gas, which could adversely affect cash flows from the affected area.

Additional proposals and proceedings that might affect the industry occur frequently in Congress, FERC, state commissions, state legislatures, and the courts. The industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue. PDC cannot determine to what extent the partnership’s future operations and earnings will be affected by new legislation, new regulations, or changes in existing regulation, at federal, state or local levels.

Environmental Matters

The partnership’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and tougher environmental legislation and regulations is expected to continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs and reduced access to the industry in general, the partnership’s business and prospects could be adversely affected.

The partnership generates waste that may be subject to the Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes. The U.S. Environmental Protection Agency, or EPA, and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes. Furthermore, certain wastes generated by the partnership’s operations that are currently exempt from treatment as “hazardous wastes” may, in the future, be designated as “hazardous wastes,” and therefore be subject to more rigorous and costly operating and disposal requirements.

The partnership currently owns properties that for many years have been used for the exploration and production of natural gas, NGLs and crude oil. Although the partnership believes that the partnership has utilized good operating and waste disposal practices, and when necessary, appropriate remediation techniques, prior owners and operators of these properties may not have utilized similar practices and techniques, and hydrocarbons or other wastes may have been disposed of or released on or under the properties that the partnership owns or on or under locations where such wastes have been taken for disposal. These properties and the wastes disposed thereon may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, RCRA and analogous state laws, as well as state laws governing the management of natural gas and crude oil wastes. Under such laws, PDC could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

CERCLA and similar state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for release of hazardous substances under CERCLA may be subject to full liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. As an owner and operator of natural gas and crude oil wells, the partnership may be liable pursuant to CERCLA and similar state laws.

The partnership’s operations may be subject to the Clean Air Act, or CAA, and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the partnership’s operations. The EPA and states have been developing regulations to implement these requirements. The partnership has been required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. The State of Colorado has also implemented new air emission regulations in 2009, which affect the industry, including the partnership’s operations.

The Federal Clean Water Act, or CWA, and analogous state laws impose strict controls against the discharge of pollutants, including spills and leaks of crude oil and other substances. The CWA also regulates storm water run-off from natural gas and crude oil facilities and requires a storm water discharge permit for certain activities. Spill prevention, control, and countermeasure requirements of the CWA require appropriate containment terms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak.

Crude oil production is subject to many of the same operating hazards and environmental concerns as natural gas production, but is also subject to the risk of crude oil spills. Federal regulations require certain owners or operators of facilities that store or otherwise handle crude oil, including the partnership, to procure and implement Spill Prevention, Control and Counter-measures plans relating to the possible discharge of crude oil into surface waters. The Oil Pollution Act of 1990, or OPA, subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from crude oil spills. Noncompliance with OPA may result in varying civil and criminal penalties and liabilities. The partnership is also subject to the CWA and analogous state laws relating to the control of water pollution, which laws provide varying civil and criminal penalties and liabilities for release of petroleum or its derivatives into surface waters or into the ground. Historically, the partnership has not experienced any significant crude oil discharge or crude oil spill problems.

In 2009, the State of Colorado’s Oil and Gas Conservation Commission implemented new broad-based environmental and wildlife protection regulations for the industry. These regulations will continue to increase the partnership’s costs. The partnership’s expenses relating to preserving the environment have risen over the past few years and are expected to continue to rise in 2011 and beyond. Environmental regulations have had no materially adverse effect on the partnership’s ability to operate to date, but no assurance can be given that environmental regulations or interpretations of such regulations will not, in the future, result in a curtailment of production or otherwise have a materially adverse effect on the partnership’s business, financial condition or results of operations.

Industry Regulation

While the prices of natural gas, NGLs and crude oil are set by the market, other aspects of the partnership’s business and the industry in general are heavily regulated. The following summary discussion of the regulation of the United States industry is not intended to constitute a complete discussion of the various statutes, rules, regulations and environmental orders to which the partnership’s operations may be subject.

Legislative proposals and proceedings that might affect the petroleum and natural gas industries occur frequently in Congress, FERC, state commissions, state legislatures, and the courts. These proposals involve, among other things, imposition of direct or indirect price limitations on natural gas production, expansion of drilling opportunities in areas that would compete with partnership production, imposition of land use controls, landowners’ “rights” legislation, alternative fuel use requirements and tax incentives and other measures. The petroleum and natural gas industries historically have been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue. The partnership cannot determine to what extent its future operations and earnings will be affected by new legislation, new regulations, or changes in existing regulation, at federal, state or local levels. Illustrative of this trend are the regulations implemented in 2009 by the State of Colorado, which focus on the natural gas and crude oil industry. These multi-faceted regulations significantly enhance requirements regarding natural gas and crude oil permitting, environmental requirements and wildlife protection. Permitting delays and increased costs could result from these final regulations. Other potential or recently enacted laws and regulations affecting the partnership include the following:

•	The U.S. Environmental Protection Agency, or EPA, has recently focused on citizen concerns about the risk of water contamination and public health problems from drilling and hydraulic fracturing activities. The EPA has held public meetings around the country on this issue that have been well publicized and well attended. This renewed focus could lead to additional federal and state laws and regulations affecting the partnership’s refracturing operations. Additional laws, regulations or other changes could significantly reduce the partnership’s future refracturing opportunities, increase the partnership’s costs of operations, and reduce the partnership’s distributable cash flows, in addition to undermining the demand for the natural gas and crude oil the partnership produces.

•	Several bills in Congress, if passed, would establish a “cap and trade” system regarding greenhouse gas emissions. Companies would be assigned emission “allowances” under these bills which would decline each year. In addition, new EPA greenhouse gas monitoring and reporting regulations may affect the partnership and the third parties that process the partnership’s natural gas, NGLs and crude oil.

•	New or increased severance taxes have been proposed in several states, which could adversely affect the existing operations in these states and the economic viability of future refracturing.

•	In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act regulates derivative transactions, including the partnership’s natural gas and crude oil hedging swaps. These swaps are broadly defined to include most of the partnership’s hedging instruments. The new law requires the issuance of new regulations and administrative procedures related to derivatives within one year. The effect of such future regulations on the partnership’s business is currently uncertain. In particular, note the following:

i.	The Dodd-Frank Act may decrease PDC’s ability to enter into hedging transactions which would expose the partnership to additional risks related to commodity price volatility. Commodity price decreases could then have an immediate significant adverse affect on the partnership’s revenues and impair the partnership’s ability to have certainty with respect to a portion of the partnership’s distributable cash flows. A reduction in cash flows may lead to decreased investor cash distributions or fewer completed Codell formation refracturing activities and therefore, decreased partnership’s proved reserves and future production.

ii.	PDC expects that the cost to hedge will increase as a result of fewer counterparties in the market and the pass-through of increased counterparty costs. The partnership’s derivative counterparties may be subject to significant new capital, margin and business conduct requirements imposed as a result of the new legislation.

iii.	The Dodd-Frank Act contemplates that most swaps will be required to be cleared through a registered clearing facility and traded on a designated exchange or swap execution facility. There are some exceptions to these requirements for entities that use swaps to hedge or mitigate commercial risk. While the partnership may ultimately be eligible for such exceptions, the scope of these exceptions currently is somewhat uncertain, pending further definition through rulemaking proceedings.

iv.	The above factors could also affect the pricing of derivatives and make it more difficult for PDC to enter into hedging transactions on behalf of the Partnership, on favorable terms.

Competitive Market Position

Competition is high among persons and companies involved in the exploration and production of natural gas and crude oil. Because there are thousands of natural gas and crude oil companies in the United States, the national supply of natural gas, including the Rockies Region which currently supplies approximately 22% of the U.S. natural gas production annually, is diversified. The partnership believes that the drilling and production capabilities and the experience of PDC’s management and professional staff generally enables the partnership to compete effectively. As a result of the well-publicized turmoil in the financial and commodity markets in late 2008, resultant industry slowdown throughout 2009 and PDC’s cost reduction initiatives, the partnership experienced overall reductions in its 2009 natural gas, NGLs and crude oil production costs. During 2010, PDC, as managing general partner of the partnership, has seen service costs steadily rise as oil prices and low cost shale opportunities have led to rig and completion crew redeployment. For more information on natural gas and crude oil pricing during 2010 and 2009, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Natural Gas and Crude Oil Sales.” The partnership believes that it can compete effectively in its area of operations. Nevertheless, the partnership’s results of operations and distributable cash flows could be materially adversely affected by the uncertainty in ascertaining the ultimate depth and duration of the current economic environment.

As a result of Federal Energy Regulatory Commission, or FERC, and Congressional deregulation of natural gas and crude oil prices in the past, prices are generally determined by competitive supply-and-demand market forces. The marketing of natural gas, NGLs and crude oil produced by the partnership is affected by a number of factors, some of which are beyond the partnership’s control and the exact effect of which cannot be accurately predicted. These factors include the volume and prices of crude oil imports, the availability and cost of adequate natural gas and crude oil pipeline and other transportation facilities, the marketing of competitive fuels, such as coal, nuclear and renewable fuel energy and other matters affecting the availability of a ready market, such as fluctuating supply and demand. Among other factors, the supply and demand balance of natural gas and crude oil in world markets combined with supply and demand balance within and across U.S. geographical regions may have caused significant variations in the prices of these traditional hydrocarbon products over recent years.

The partnership’s fields are crossed by natural gas pipelines belonging to DCP Midstream LP (“DCP”), Williams Production, RMT (“Williams”) and others. These companies have all traditionally purchased substantial portions of their natural gas supply from Colorado producers. The gas is sold at negotiated prices based upon a number of factors, including the quality of the gas, well pressure, estimated remaining reserves, prevailing supply conditions and any applicable price regulations promulgated by the FERC. FERC natural gas pipeline open-access initiatives implemented during the mid-1980’s to mid-1990’s, mandated that interstate gas pipeline companies separate their merchant activities from their transportation activities and thus release, on both a short and a long-term basis, available transmission system capacity. Thus, local distribution companies have taken an increasingly active role in acquiring their own natural gas supplies. Consequently, PDC believes interstate transmission pipelines and local distribution companies (utilities) are buying natural gas directly from natural gas producers and marketers, and retail unbundling efforts are causing many end-users to buy their own reserves. In general, the partnership has been and expects to continue to be able to produce and sell natural gas, NGLs and crude oil from the partnership’s wells at locally competitive prices.

The partnership’s secondary hydrocarbon product is oil. In contrast to U.S. natural gas pricing, which is determined more directly by North American supply-demand factors, crude oil pricing is subject to global supply-demand influences including the presence of the Organization of Petroleum Exporting Countries, or OPEC, whose members establish prices and production quotas for petroleum products of OPEC members from time to time. PDC is unable to predict what effect, if any, future OPEC actions will have on the quantity of, or prices received for, crude oil produced and sold from the partnership’s wells.

Colorado accounts for approximately 1% of the U.S.’s total annual domestic oil production and this production generally provides feedstock for Colorado’s two refineries located north of Denver and owned by Suncor Energy (USA) Inc. (“Suncor”). Rocky Mountain oil sales have traded at a discount compared to supplies available elsewhere in the U.S. due to an excess supply situation in the region that arose as a result of rising Canadian tar sand imports and lack of inter-regional export oil pipeline capacity to higher-oil demand regions. However, increased refining capacity near Denver has enabled local Colorado oil suppliers, including the partnership, to receive pricing advantage over supplies located in less densely-populated northern Rocky Region areas.

Reliance on Managing General Partner

General.  As provided by the partnership agreement, PDC, as managing general partner of the partnership, has authority to manage the partnership’s activities through the D&O Agreement, utilizing its best efforts to carry out the business of the partnership in a prudent and business-like fashion. PDC has a fiduciary duty to exercise good faith and deal fairly with investors. PDC’s executive staff manages the affairs of the partnership, while technical geosciences and petroleum engineering staff oversee the well drilling, completions, recompletions, and operations. PDC’s administrative staff controls the partnership’s finances and makes distributions, apportions costs and revenues among wells and prepares partnership reports, financial statements and filings presented to investors, tax agencies and the SEC, as required.

Provisions of the D&O Agreement.  Under the terms of the D&O Agreement, the partnership has authorized and extended to PDC the authority to manage the production operations of the natural gas and crude oil wells in which the partnership owns an interest, including the initial drilling, testing, completion, and equipping of wells; subsequent refracturing, where economical, and ultimate evaluation for abandonment. Further, the partnership has the right to take in-kind and separately dispose of its share of all natural gas, NGLs and crude oil produced from the partnership’s wells. The partnership designated PDC as its natural gas, NGLs and crude oil production marketing agent and authorized PDC to enter into and bind the partnership, under those agreements PDC deems in the best interest of the partnership, in the sale of the partnership’s natural gas, NGLs and crude oil. Generally, PDC has limited liability to the partnership for losses sustained or liabilities incurred, except as may result from the operator’s gross or willful negligence or misconduct. PDC may subcontract certain functions as operator for partnership wells but retains responsibility for work performed by subcontractors. The D&O Agreement remains in force as long as any well or wells produce, or are capable of economic production, and for an additional period of 180 days from cessation of all production or until PDC is replaced as managing general partner of the partnership as provided for in the D&O Agreement.

To the extent the partnership has less than a 100% working interest in a well, partnership obligations and liabilities are limited to its proportionate working interest share and thus, the partnership paid only its proportionate share of total lease and development costs, pays only the partnership’s proportionate share of operating costs, and receives its proportionate share of production subject only to royalties and overriding royalties.

Under the D&O Agreement, PDC provides all necessary labor, vehicles, supervision, management, accounting, and overhead services for normal production operations and may deduct from partnership revenues a fixed monthly charge for these services. The charge for these operations and field supervision fees (referred to as “well tending fees”) for each producing well is based on competitive industry field rates which vary based on areas of operation. The well tending fees and administration fees may be adjusted annually to an amount equal to the rates initially established by the D&O Agreement multiplied by the then current average of the Oil and Gas Extraction Index and the Professional and Technical Services Index, as published by the United States Department of Labor, Bureau of Labor Statistics, provided that the charge may not exceed the rate which would be charged by the comparable operators in the area of operations. This average is commonly referred to as the Accounting Procedure Wage Index Adjustment which is published annually by the Council of Petroleum Accountants Societies, or COPAS. These rates are reflective of similar costs incurred by comparable operators in the production field. PDC, in certain circumstances, has and may in the future, provide equipment or supplies, perform salt water disposal services or other services for the partnership at the lesser of cost or competitive prices in the area of operations.

Operating Hazards and Insurance.  The partnership’s production operations include a variety of operating risks, including but not limited to fire, explosions, blowouts, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as gas leaks, ruptures and discharges of natural gas. The occurrence of any of these could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The partnership’s gathering and distribution operations are subject to the many hazards inherent in the industry. These hazards include damage to wells, pipelines and other related equipment, damage to property caused by hurricanes, floods, fires and other acts of God, inadvertent damage from construction equipment, leakage of natural gas and other hydrocarbons, fires and explosions and other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

Any significant problems related to the partnership’s facilities could adversely affect the partnership’s ability to conduct operations. In accordance with customary industry practice, the partnership maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability. The occurrence of a significant event not fully insured against could materially adversely affect the partnership’s operations and financial condition. The partnership cannot predict whether insurance will continue to be available at premium levels that justify purchase or whether insurance will be available at all. Furthermore, the partnership is not insured against economic losses resulting from damage or destruction to third party property, such as the Rockies Express pipeline; such an event could result in significantly lower regional prices or the partnership’s inability to deliver natural gas.

PDC, in its capacity as operator, has purchased various insurance policies, including worker’s compensation, operator’s bodily injury liability and property damage liability insurance, employer’s liability insurance, automobile public liability insurance and operator’s umbrella liability insurance and intends to maintain these policies subject to PDC’s analysis of their premium costs, coverage and other factors. During drilling operations, PDC as managing general partner of the partnership, maintained public liability insurance of not less than $10 million; however, PDC may at its sole discretion in other situations, increase or decrease policy limits, change types of insurance and name PDC and the partnership, individually or together, parties to the insurance as deemed appropriate under the circumstances, which may vary materially. As operator of the partnership’s wells, PDC requires its subcontractors to carry liability insurance coverage with respect to the subcontractors’ activities. PDC’s management, in its capacity as managing general partner of the partnership, believes that in accordance with customary industry practice, adequate insurance, including insurance by PDC’s subcontractors, has been provided to the partnership with coverage sufficient to protect the investors against the foreseeable risks of operation, drilling, refracturing and reworks and ongoing productions operations. However, there can be no assurance that this insurance will be adequate to cover all losses or exposure for liability and thus, the occurrence of a significant event not fully insured against, could materially adversely affect partnership operations and financial condition. Furthermore, the partnership is not insured against economic losses resulting from damage or destruction to third party property, such as the Rockies Express pipeline; such an event could result in significantly lower regional prices or the partnership’s inability to deliver natural gas. As of the date of this filing, PDC has no knowledge that such events have occurred.

Unit Repurchase Program

Investors may request that PDC repurchase units at any time beginning with the third anniversary of the first cash distribution of the partnership. The repurchase price is set at a minimum of four times the most recent twelve months of cash distributions from production. In any calendar year, PDC is conditionally obligated to purchase investor’s units aggregating to 10% of the initial subscriptions if requested by an individual investor, subject to PDC’s financial ability to do so and upon receipt of opinions of counsel that the repurchase will not cause the partnership to be treated as a “publicly traded partnership” or result in the termination of the partnership for federal income tax purposes. If accepted, repurchase requests are fulfilled by PDC on a first-come, first-serve basis. In addition to the above repurchase program, individual investors periodically offered and PDC repurchased units on a negotiated basis before the third anniversary of the date of the first cash distribution.

Customers

PDC markets the natural gas, NGLs and crude oil from partnership wells in Colorado subject to market sensitive contracts, the price of which increases or decreases with market forces beyond control of the partnership. Currently, PDC sells partnership natural gas in the Piceance Basin to Williams Production RMT (“Williams”), which has an extensive gathering and transportation system in this Basin. In the Wattenberg Field, the natural gas and NGLs are sold primarily to DCP Midstream LP (“DCP”), which gathers and processes the gas and liquefiable hydrocarbons produced. Natural gas and NGLs produced in Colorado may be impacted by changes in market prices on a national level, as well as changes in the market for natural gas within the Rocky Mountain Region. Sales of natural gas and NGLs from the partnership’s wells to DCP and Williams are made on the spot market via open-access transportation arrangements through Williams or other pipelines and may be impacted by capacity interruptions on pipelines transporting natural gas out of the region.

The partnership’s crude oil production is sold, at or near the partnership’s wells under short-term purchase contracts at prices and in accordance with arrangements that are customary in the oil industry, primarily as feedstock for refineries currently owned by Suncor, which are located north of Denver, Colorado. Oil prices fluctuate not only with the general market for oil as may be indicated by changes in the New York Mercantile Exchange, or NYMEX, but also due to changes in light-heavy crude oil supply and product demand-mix applicable to specific refining regions.

Number of total and full-time employees

The partnership has no employees and relies on PDC to manage the partnership’s business. PDC’s officers, directors and employees receive direct remuneration, compensation or reimbursement solely from PDC, and not the partnership, with respect to their services rendered in their capacity to act on behalf of PDC, as managing general partner of the partnership.

Legal Proceedings

Neither the partnership nor PDC, in its capacity as the managing general partner of the partnership, are party to any pending legal proceeding that PDC believes would have a materially adverse effect on the partnership’s business, financial condition, results of operations or liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis, as well as other sections in this proxy supplement, should be read in conjunction with the partnership’s accompanying financial statements and related notes to the financial statements included as Appendix C to this proxy supplement. Further, the partnership encourages the reader to revisit the Cautionary Statement Regarding Forward-Looking Statements on page 35 of this proxy supplement.

Partnership Overview

The partnership engages in the development, production and sale of natural gas, NGLs and crude oil. The partnership began natural gas and crude oil operations in May 2005 and operates 48 gross (44.4 net) productive wells located in the Rocky Mountain Region in the state of Colorado. Three additional partnership wells (2.9 net) are temporarily not in production at December 31, 2010, due to equipment problems or operational issues. One additional well drilled was evaluated as commercially unproductive and was therefore declared to be a developmental dry hole. PDC, as managing general partner of the partnership, markets the partnership’s natural gas production to commercial end users, interstate or intrastate pipelines or local utilities, primarily under market sensitive contracts in which the price of natural gas, NGLs and crude oil sold varies as a result of market forces. PDC does not charge an additional fee for the marketing of the natural gas and oil because these services are covered by the monthly well operating charge. PDC, on behalf of the partnership in accordance with the D&O Agreement, is authorized to enter into multi-year fixed-price contracts or utilize derivatives, including collars, swaps or basis protection swaps, in order to offset some or all of the commodity price variability for particular periods of time. Seasonal factors, such as effects of weather on prices received and costs incurred, and availability of pipeline capacity, owned by PDC or other third parties, may impact the partnership’s results. In addition, both sales volumes and prices tend to be affected by demand factors with a seasonal component.

Well Refracturing Plan

PDC as managing general partner of the partnership has prepared a plan for the partnership’s Wattenberg Field wells which may provide for additional reserve development and natural gas, NGLs and crude oil production (the “Well Refracturing Plan”). The Well Refracturing Plan consists of the partnership’s refracturing of wells currently producing in the Codell formation. Under the Well Refracturing Plan, the partnership plans to initiate refracturing activities during 2012. Refracturing, or “refracing,” activities consist of a second hydraulic fracturing treatment in a current production zone, all within an existing well bore.

Refracturing of Wattenberg Field wells, which may provide for additional reserve development and production, generally occurs five to ten years after initial well drilling so that well resources are optimally utilized. This refracturing would be expected to occur based on a favorable general economic environment and commodity price structure. PDC has the authority to determine whether to refrac the individual wells and to determine the timing of any refracturing activity. The timing of the refracturing can be affected by the desire to optimize the economic return by refracturing the wells when commodity prices are at levels to obtain the highest rate of return to the partnership. On average, the production resulting from PDC’s Codell refracturings have been at modeled economics; however, all refracturings have not been economically successful and similar future refracturing activities may not be economically successful. If the refracturing work is performed, PDC will charge the partnership for the direct costs of refracturing, and the investors and PDC will each pay their proportionate share of costs based on the ownership sharing ratios of the partnership from funds retained by PDC from distributable cash flows.

During the fourth quarter 2010, PDC, as managing general partner of the partnership, began withholding funds from several of the PDC sponsored partnerships, on a pro-rata basis allocated to PDC and the investors based on their proportional ownership interest, from distributable cash flows of the partnership resulting from current production. The funds retained are necessary for the partnership to pay for refracturing costs and will materially reduce, up to 100%, distributable cash flows of the partnership for a period of time not to exceed five years. If any or all of the partnership’s Wattenberg wells are not refractured, the partnership will experience a reduction in proved reserves currently assigned to these wells. Both the number and timing of the refracturing activities will be based on the availability of cash withheld from partnership distributions. PDC believes that, based on projected refracturing costs and projected cash withholding, all scheduled partnership refracturing activity will be completed within a five year period.

Current estimated costs for these well refracturings are between $175,000 and $240,000 per activity. As of December 31, 2010, this partnership has scheduled to complete 37 refracturing opportunities. This increase from 35 potential refracturing opportunities as of December 31, 2009 is due to an increase in estimated future distributable cash flows based on current pricing and well economics. Total withholding for these activities from the partnership’s distributable cash flows is estimated to be between $6.5 million and $8.9 million. PDC will continually evaluate the timing of commencing these refracturing activities based on engineering data and a favorable commodity price environment in order to maximize the financial benefit of the additional well development. As of December 31, 2010, $60,000 has been withheld from the partnership distributions for this refracturing. Cumulatively, $100,000 has been withheld from partnership distributions through February 28, 2011.

Implementation of the Well Refracturing Plan would reduce or eliminate partnership distributions to PDC and investors while the work is being conducted and paid for. Depending upon the level of withholding and the results of operations, it is possible that PDC and investors could have taxable income from the partnership without any corresponding distributions in future years. Investors are urged to consult a tax advisor to determine all of the relevant federal, state and local tax consequences of the Well Refracturing Plan. The above discussion is not intended as a substitute for careful tax planning, and investors should depend upon the advice of their own tax advisors concerning the effects of the Well Refracturing Plan.

2010 and 2009 Partnership Operating Results Overview

Natural gas, NGLs and crude oil sales increased by $0.3 million, or 9%, during the 2010 annual period compared to 2009, even though production volumes decreased 14% period-to-period. This revenue increase was supported by the improved commodity price environment. The average sales price per Mcfe, excluding the impact of realized derivative gains, was $5.42 during 2010 compared to $4.30 for 2009. Comparatively, the total per Mcfe price realized, consisting of the average sales price and realized derivative gains, decreased to $6.36 during 2010 from $7.07 during 2009. This decrease was primarily due to realized derivative gains from natural gas and crude oil sales contributing only $0.94 per Mcfe or $0.6 million to the 2010 total revenues as compared to $2.77 per Mcfe or $2.1 million to 2009 total revenues. The partnership’s 2010 revenues were favorably impacted by unrealized derivative gains on natural gas and crude oil sales of $0.9 million in 2010 as compared to unrealized losses of $3.1 million in 2009.

The partnership’s combined natural gas, NGLs and crude oil production expenses and direct costs-administrative and general, increased by $0.1 million during 2010. This increase is primarily the result of higher production lease operating expenses due to higher well workover costs, which were partially offset by lower administrative and general expenses due to reduced fees for professional services.

Reporting on NGLs in 2010

As the partnership embarks on the Well Refracturing Plan, PDC believes that the NGLs will be an increased percentage of the partnership’s total revenues and production volumes in future years. Additionally, as a result of a computer system upgrade during the second half of 2009, PDC was able to accumulate the partnership’s NGLs sales revenues and production volumes for 2010. Prior to the system upgrade, the partnership’s NGLs sales revenues and production volumes were included in the natural gas sales revenues and production volume statistical information. The NGLs are extracted by third-party purchasers from the partnership’s natural gas production, after delivery. To provide additional information to the reader, the partnership has shown all of the NGLs revenue and production volume statistical data separately for 2010. For comparability when discussing 2010 results with 2009, the partnership has added the 2010 NGLs sales revenue and natural gas equivalent production volumes with the relevant 2010 natural gas activity data and compared it to the 2009 natural gas results. Reporting the partnership’s information in this fashion, gives comparability to readers when discussing the partnership’s year to year results and provides more detailed information which may be beneficial for understanding the partnership’s current business.

Starting in the first quarter of 2011, all of the partnership’s revenues and production volumes of natural gas, NGLs and crude oil will be presented in a fashion comparable to the 2010 information contained in this report.

Results of Operations

The following table presents selected information regarding the partnership’s results of operations. Prior to 2010, NGLs were included in natural gas, which impacts the comparability of natural gas production, natural gas sales, and natural gas average sales price for 2010 to 2009. However, total Mcfe production, total sales and Mcfe average price is comparable.

	Year Ended December 31,
	2010	2009	Change

Number of producing wells (end of period)	50	50	—
Production(1)
Natural gas (Mcf)	484,006	573,216	(16)%
NGLs (Bbl)	4,289	—	*
NGLs (Mcfe)	25,734	—	*
Subtotal natural gas and NGLs (Mcfe)(2)	509,740	573,216	(11)%
Crude oil (Bbl)	24,550	31,458	(22)%
Natural gas equivalents (Mcfe)(2)	657,040	761,964	(14)%
Mcfe per day	1,800	2,088	(14)%
Natural Gas, NGLs and Crude Oil Sales
Natural gas	$1,641,058	$1,593,381	3%
NGLs	142,544	—	*

Subtotal natural gas and NGLs	1,783,602	1,593,381	12%
Crude oil	1,775,873	1,685,779	5%

Total natural gas, NGLs and crude oil sales	$3,559,475	$3,279,160	9%

Realized Gain on Derivatives, net
Natural gas	$385,810	$1,527,046	(75)%
Crude oil	233,101	584,304	(60)%

Total realized gain on derivatives, net	$618,911	$2,111,350	(71)%

Average Selling Price (excluding realized gain on derivatives)
Natural gas (per Mcf)	$3.39	$2.78	22%
NGLs (per Bbl)	33.23	—	*
Natural gas and NGLs (per Mcfe)	3.50	2.78	26%
Crude oil (per Bbl)	72.34	53.59	35%
Natural gas equivalents (per Mcfe)	5.42	4.30	26%
Average Selling Price (including realized gain (loss) on derivatives)
Natural gas (per Mcf)	$4.19	$5.44	(23)%
NGLs (per Bbl)	33.23	—	*
Natural gas and NGLs (per Mcfe)	4.26	5.44	(22)%
Crude oil (per Bbl)	81.83	72.16	13%
Natural gas equivalents (per Mcfe)	6.36	7.07	(10)%
Average Cost per Mcfe
Natural gas, NGLs and crude oil production cost(3)	$2.29	$1.44	59%
Depreciation, depletion and amortization	4.23	6.03	(30)%
Operating Costs and Expenses:
Direct costs — general and administrative	$192,215	$453,305	(58)%
Depreciation, depletion and amortization	$2,780,042	$4,595,144	(40)%
Cash Distributions	$2,744,473	$4,871,059	(44)%

*	Percentage change not meaningful, equal to or greater than 250% or not calculable. Amounts may not calculate due to rounding.

(1)	Production is net and determined by multiplying the gross production volume of properties in which the partnership has an interest by the average percentage of the leasehold or other property interest the partnership owns.

(2)	A ratio of energy content of natural gas and crude oil (six Mcf of natural gas equals one Bbl of crude oil or NGL) was used to obtain a conversion factor to convert NGLs and crude oil production into equivalent Mcf of natural gas.

(3)	Production costs represent natural gas, NGLs and crude oil operating expenses which include production taxes.

Natural Gas, NGLs and Crude Oil Sales

Changes in Natural Gas, NGLs and Crude Oil Production Volumes.  For the 2010 annual period compared to the 2009 annual period, natural gas, NGLs and crude oil production, on an energy equivalency-basis, decreased 14% due to normal production declines for this stage in the wells’ production life cycle. Additionally, early 2010 Grand Valley Field well equipment problems at four partnership wells that resulted in well workovers, also contributed to the 2010 production decline. The field’s performance decline was partially offset during the fourth quarter 2010, by well performance improvement after well workovers.

Changes in Natural Gas and NGLs Sales.  During 2010, the partnership began separate reporting of NGL sales, which were previously classified and reported as a component of natural gas sales revenues. Combined 2010 natural gas and NGL sales were $0.2 million, or 12% higher than comparably reported 2009 natural gas sales revenues. Combined production from natural gas and NGLs were 509,740 Mcfe in 2010 compared to 573,216 Mcfe in 2009. This 63,476 Mcfe or 11% reduction in production was more than offset by the higher average selling price for these commodities of $3.50 per Mcfe in 2010 compared to $2.78 in 2009. This $0.72 per Mcfe increase represents a 26% overall price increase from the prior year.

Changes in Crude Oil Sales.  Crude oil sales for the 2010 annual period as compared to the 2009 annual increased by $0.1 million, which was primarily the reflection of a higher average sales price per Bbl of 35% that was partially offset by the production volume decrease of 22%. The average sales price per Bbl, excluding the impact of realized derivative gains, was $72.34 for the current year annual period compared to $53.59 for the same period a year ago.

Natural Gas, NGLs and Crude Oil Pricing.  The partnership’s results of operations depend upon many factors, particularly the price of natural gas, NGLs and crude oil and on PDC’s ability to market the partnership’s production effectively. Natural gas, NGLs and crude oil prices are among the most volatile of all commodity prices. These price variations have a material impact on the partnership’s financial results. Natural gas and NGLs prices vary by region and locality, depending upon the distance to markets, and the supply and demand relationships in that region or locality and availability of sufficient pipeline capacity. This can be especially true in the Rocky Mountain Region. The combination of increased drilling activity and the lack of local markets have resulted in local market oversupply situations from time to time. Like most producers in the region, the partnership relies on major interstate pipeline companies to construct these pipelines to increase capacity, rendering the timing and availability of these facilities and transportation capacity beyond the partnership’s control. Crude oil pricing is driven predominantly by the physical market, supply and demand, the financial markets and politics.

The price at which PDC markets the natural gas produced in the Rocky Mountain Region by the partnership is based on a variety of prices, which primarily includes natural gas sold at Colorado Interstate Gas, or CIG, prices with a portion sold at Mid-Continent, San Juan Basin, Southern California or other nearby regional prices. The CIG Index, and other indices for production delivered to other Rocky Mountain pipelines, has historically been less than the price received for natural gas produced in the eastern regions, which is primarily New York Mercantile Exchange, or NYMEX, based, because of the lack of interstate transmission capacity which moved Rocky Mountain natural gas production to Northeastern U.S. industrial and heating markets. This negative differential has narrowed in the last few years and is lower than historical variances. The negative differential between NYMEX and CIG averaged $0.47 and $0.92 for 2010 and 2009, respectively.

Commodity Price Risk Management, Net

Commodity price risk management, net, includes realized gains and losses and unrealized changes in the fair value of derivative instruments related to the Partnership’s natural gas and crude oil production. The following table presents the realized and unrealized derivative gains and losses included in commodity price risk management gain (loss), net.

	Year Ended December 31,
	2010	2009

Commodity price risk management, net
Realized gain
Natural Gas	$385,810	$1,527,046
Oil	233,101	584,304

Total realized gain, net	618,911	2,111,350

Unrealized gain (loss)
Reclassification of realized (gain) loss included in prior periods unrealized	(110,099)	(1,875,603)
Unrealized gain (loss) for the period	1,045,244	(1,258,220)

Total unrealized gain (loss), net	935,145	(3,133,823)

Commodity price risk management gain (loss), net	$1,554,056	$(1,022,473)

Realized gains recognized in 2010 and 2009 are a result of lower natural gas and crude oil spot prices at settlement compared to the respective strike price, offset in part by the negative basis differential between NYMEX and CIG being narrower than the strike price of the partnership’s derivative position. During 2010, the partnership recorded unrealized gains of $1.1 million on the partnership’s natural gas and crude oil positions that were partially offset by unrealized losses of $0.1 million on its CIG basis swaps as the forward basis differential between NYMEX and CIG had continued to narrow from the prior year.

During 2009, the partnership recorded unrealized losses on its CIG basis swaps as the forward basis differential between NYMEX and CIG had continued to narrow from the prior year along with unrealized losses on the partnership’s crude oil positions, offset by unrealized gains on the partnership’s natural gas positions.

Natural Gas and Crude Oil Sales Derivative Instruments.  The partnership uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. The partnership has in place a variety of floors, collars, fixed-price swaps and basis swaps on a portion of the partnership’s estimated natural gas and crude oil production. Because the partnership sells its physical natural gas and crude oil at similar prices to the indexes inherent in the partnership’s derivative instruments, the partnership ultimately realizes a price related to its collars of no less than the floor and no more than the ceiling and, for the partnership’s commodity swaps, the partnership ultimately realizes the fixed price related to its swaps.

	Collars			Fixed-Price Swaps		CIG Basis Protection Swaps
		Weighted			Weighted		Weighted	Fair Value
	Quantity	Average		Quantity	Average	Quantity	Average	at
	(Gas-	Contract Price		(Gas-Mmbtu	Contract	(Gas-	Contract	December 31,
Commodity/ Index	Mmbtu)(1)	Floors	Ceilings	Oil-Bbls)(1)	Price	Mmbtu)(1)	Price	2010(2)

Natural Gas
CIG
01/01-03/31/2011	39,147	$4.75	$9.45	—	$—	—	$—	$30,391
NYMEX
01/01-03/31/2011	12,015	5.75	8.30	30,508	6.83	42,523	(1.88)	28,831
04/01-06/30/2011	—	—	—	81,122	6.78	81,122	(1.88)	78,076
07/01-09/30/2011	—	—	—	79,721	6.73	79,721	(1.88)	62,434
10/01-12/31/2011	—	—	—	77,385	6.78	77,385	(1.88)	39,699
2012	18,770	6.00	8.27	270,984	6.98	289,752	(1.88)	126,126
2013	—	—	—	264,037	7.12	264,037	(1.88)	110,645

Total Natural Gas	69,932			803,757		834,540		476,202

Crude Oil
NYMEX
01/01-03/31/2011	—	—	—	1,973	70.75	—	—	(40,986)
04/01-06/30/2011	—	—	—	2,001	70.75	—	—	(44,351)
07/01-09/30/2011	—	—	—	2,027	70.75	—	—	(45,826)
10/01-12/31/2011	—	—	—	2,016	70.75	—	—	(45,639)

Total Crude Oil	—			8,017		—		(176,802)

Total Natural Gas and Crude Oil								$299,400

(1)	A standard unit of measure for natural gas (one MMBtu equals one Mcf).

(2)	As of December 31, 2010, approximately 4.0% of the fair value of the partnership’s derivative assets and all of the partnership’s derivative liabilities were measured using significant unobservable inputs (Level 3).

Natural Gas, NGLs and Crude Oil Production Costs

Natural gas, NGLs and crude oil production costs include production taxes and transportation costs which vary with revenues and production, well operating costs charged on a per well basis and other direct costs incurred in the production process. As production declines, fixed costs increase as a percentage of total costs resulting in production costs per unit increases. Typically, as production is expected to continue to decline, production costs per unit can be expected to increase in the future until such time as the partnership successfully recompletes the Wattenberg Field wells.

Generally, natural gas, NGLs and crude oil production costs vary with changes in total natural gas, NGLs and crude oil sales and production volumes. Production taxes are estimates by PDC based on tax rates determined using published information. These estimates are subject to revision based on actual amounts determined during future filings by PDC with the taxing authorities. Production taxes vary directly with total natural gas, NGLs and crude oil sales. Transportation costs vary directly with production volumes. Fixed monthly well operating costs increase on a per unit basis as production decreases per the historical decline curve. In addition, general oil field services and all other costs vary and can fluctuate based on services required but are expected to increase as wells age and require more extensive repair and maintenance. These costs include water hauling and disposal, equipment repairs and maintenance, snow removal and service rig workovers.

Changes in natural gas, NGLs and crude oil production expenses.  Production and operating costs were higher by approximately $0.4 million or 37%, primarily as a result of higher lease operating expenses related to six partnership well workovers and nonrecurring environmental remediation activity expenses of $70,000, which includes a December 31, 2010 accrual of $2,000. Additionally, 2010 well operations costs rose as a result of the increase in the per well operations fee charged by PDC, consistent with the terms of the D&O Agreement. Production volume-associated reductions in production taxes, natural gas transportation and lease operating expenses due to the partnership’s lower production volumes partially offset these expense increases. Production and operating costs per Mcfe increased to $2.29 during 2010 as compared to $1.44 for 2009 due to the effect of higher per-well related expenditures offset by lower per-volume related natural gas, NGLs and crude oil production costs.

Direct Costs — General and Administrative

Direct costs — general and administrative consist primarily of professional fees for financial statement audits, income tax return preparation, independent engineer’s reserve reports and legal matters. Direct costs decreased during the 2010 annual period compared to the 2009 annual period, by approximately $0.3 million principally due to reduced fees for professional services.

Depreciation, Depletion and Amortization

Natural gas and crude oil properties.  Depreciation, depletion and amortization (DD&A) expense related to natural gas and crude oil properties is directly related to proved reserves and production volumes. DD&A expense is primarily based upon year-end proved developed producing reserves. The pricing measurement for reserve estimations is a 12-month average of the first day of the month price for each month in the period. If prices increase, the estimated volumes of proved reserves will increase, resulting in decreases in the rate of DD&A per unit of production. If prices decrease, the estimated volumes of proved reserves will decrease, resulting in increases in the rate of DD&A per unit of production.

Changes in DD&A expense.  The DD&A expense rate per Mcfe decreased to $4.23 during 2010, compared to $6.03 during 2009. The decrease in the per Mcfe rates for 2010 compared to 2009 is the result of the changing production mix between the partnership’s Wattenberg and Grand Valley Fields, which have significantly different DD&A rates in addition to lower field-level depletion rates, primarily during the first three quarters of 2010. The partnership’s lower depletion rates were due to the effects of reserve revisions at December 31, 2009 compared to December 31, 2008 in which proved developed producing upward revisions occurred in both the partnership’s Grand Valley and Wattenberg fields. The decreased DD&A expense rate, combined with the production declines noted in previous sections, resulted in a decreased DD&A expense of approximately $1.8 million for 2010 compared to 2009.

Financial Condition

Capital Resources and Liquidity

The partnership’s primary sources of cash for both the 2010 and the 2009 annual periods were from funds provided by operating activities which include the sale of natural gas, NGLs and crude oil production and the realized gains from the partnership’s derivative positions. These sources of cash were primarily used to fund the partnership’s operating cost, general and administrative activities and provided monthly distributions to the investors and PDC, the managing general partner of the partnership. Fluctuations in the partnership’s operating cash flow are substantially driven by changes in commodity prices, in production volumes and in realized gains and losses from commodity positions. Commodity prices have historically been volatile and the partnership attempts to manage this volatility through derivatives. Therefore, the primary source of the partnership’s cash flow from operations becomes the net activity between the partnership’s natural gas, NGLs and crude oil sales and realized natural gas and crude oil derivative gains and losses. However, the partnership does not engage in speculative positions, nor does the partnership hold derivative instruments for 100% of the partnership’s expected future production from producing wells and therefore may still experience significant fluctuations in cash flows from operations. As of December 31, 2010, the partnership had natural gas and crude oil derivative positions in place covering 72% of expected natural gas production and 41% of expected oil production for 2011, at an average price of $4.84 per Mcf and $70.75 per Bbl, respectively. The partnership’s current derivative position average prices have declined from the significantly higher average commodity contract strike price levels in effect during the 2009 comparative period which were the result of contracts entered into during the high 2008 commodity price market; accordingly, the partnership anticipates realized gains for the next 12 months to remain substantially below gains realized in 2010 and 2009.

The partnership’s future operations are expected to be conducted with available funds and revenues generated from natural gas, NGLs and crude oil production activities and commodity gains. Natural gas, NGLs and crude oil production from the partnership’s existing properties are generally expected to continue a gradual decline in the rate of production over the remaining life of the wells. Therefore, the partnership anticipates a lower annual level of natural gas, NGLs and crude oil production and, in the absence of significant price increases or additional reserve development, lower revenues. The partnership also expects cash flows from operations to decline if commodity prices remain at current levels or decrease in the future. Under these circumstances decreased production would have a material negative impact on the partnership’s operations and may result in reduced cash distributions to PDC and investors through the remainder of 2011 and beyond, and may substantially reduce or restrict the partnership’s ability to participate in the refracturing activities which are more fully described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Recent Developments — Well Refracturing Plan.”

Working Capital

The partnership had working capital at December 31, 2010 of $0.8 million compared to working capital of $1.2 million at December 31, 2009, a decrease of approximately $0.4 million. This decrease was primarily due to the following changes:

•	Cash and cash equivalents increased by $0.1 million between December 31, 2010 and December 31, 2009.

•	Accounts receivable decreased by $0.2 million between December 31, 2010 and December 31, 2009.

•	Realized derivative gains receivables decreased by $0.2 million between December 31, 2010 and December 31, 2009.

•	“Due to the Managing General Partner-other payable,” excluding natural gas, NGLs and crude oil sales received from third parties and realized derivative gains, increased by approximately $0.1 million as of December 31, 2010 compared to December 31, 2009.

Working capital, primarily cash and cash equivalents, is expected to increase during 2011 due to cash flows from operations and the partnership’s anticipated withholding of cash from PDC and investors, on a pro-rata basis, for the initial refracturing activities. This withholding began in the fourth quarter of 2010 with the withholding of $60,000 as of December 31, 2010. Cash will begin to decrease as the funds are utilized in payment of the refracturing activities, currently planned to occur during mid-to-late 2012. Funding for the Well Refracturing Plan will be provided by the withholding of distributable cash flows from PDC and investors on a percentage of partnership ownership pro-rata basis. Working capital is expected to similarly fluctuate by increasing during periods of Well Refracturing Plan funding and by decreasing during periods when payments are made for completed refracturing.

Cash Flows

Cash Flows From Operating Activities

Net cash provided by operating activities was $3.0 million for 2010 compared to $4.6 million for 2009, a decrease of approximately $1.6 million. The decrease in cash provided by operating activities was due primarily to the following:

•	An increase in natural gas, NGLs and crude oil sales receipts of $0.3 million, or 10%, accompanied by a decrease of direct costs-general and administrative of $0.3 million, or 58%;

•	A decrease in commodity price risk management realized gains receipts of approximately $1.6 million, or 66% accompanied by an increase in natural gas, NGLs and crude oil production costs of $0.4 million, or 37%; and

•	A decrease in Due to Managing General Partner-other, net, receipts of approximately $0.2 million, excluding natural gas, NGLs and crude oil sales received from third parties and realized derivative gains.

Cash Flows From Investing Activities

The partnership, from time-to-time, invests in additional equipment which supports treatment, delivery and measurement of natural gas and crude oil or environmental protection. These amounts totaled approximately $50,000 and $32,000 for 2010 and 2009, respectively. The partnership received an approximate $55,000 refund from PDC during 2009, for an unused drilling advance.

Cash Flows From Financing Activities

The partnership initiated monthly cash distributions to investors in December 2005 and has distributed $32.7 million through December 31, 2010. The table below presents cash distributions to the partnership’s investors. PDC distributions include amounts distributed to PDC for its managing general partner’s 20% ownership share in the partnership. Investor distributions include amounts distributed to investors for their 80% ownership share in the partnership and include amounts distributed to PDC for limited partnership units repurchased.

	Managing
	General Partner	Investor Partners	Total
Year Ended,	Distributions	Distributions	Distributions

2010	$548,893	$2,195,580	$2,744,473
2009	$974,211	$3,896,848	$4,871,059

The decrease in total distributions for 2010 as compared to 2009 is primarily due to the significant decrease in cash flows from operating activities during these respective years.

Additionally, the partnership began funding for the Well Refracturing Plan during October 2010. As of December 31, 2010, on a pro-rata basis based on percentage of ownership in the partnership, the partnership withheld $12,000 and $48,000, respectively, from PDC’s and investors’ share of distributable cash flows. These and subsequent withholdings will provide the funding for planned Wattenberg Field well refracturing costs to be incurred during 2012, and thereafter and are expected to decrease distributions from the 2009 levels for the next several years. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Recent Developments — Well Refracturing Plan.”

Critical Accounting Policies and Estimates

PDC has identified the following policies as critical to business operations and the understanding of the results of the operations of the partnership. The following is not a comprehensive list of all of the partnership’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. However, certain of the partnership’s accounting policies are particularly important to the portrayal of the partnership’s financial position and results of operations and PDC may use significant judgment in their application; as a result these policies are subject to inherent degree of uncertainty. In applying these policies, PDC uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on historical experience, observation of trends in the industry and information available from other outside sources, as appropriate. The partnership’s critical accounting policies and estimates are as follows:

Natural Gas and Crude Oil Properties

The partnership accounts for its natural gas and crude oil properties under the successful efforts method of accounting. Costs of proved developed producing properties and developmental dry hole costs are capitalized and depreciated or depleted by the unit-of-production method based on estimated proved developed producing reserves. Property acquisition costs are depreciated or depleted on the unit-of-production method based on estimated proved reserves.

Annually, PDC engages an independent petroleum engineer to prepare a reserve and economic evaluation of the partnership’s properties on a well-by-well basis as of December 31. The process of estimating and evaluating natural gas, NGLs and crude oil reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent PDC’s most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates over time. Because estimates of reserves significantly affect the partnership’s DD&A expense, a change in the partnership’s estimated reserves could have an effect on its net income.

Proved developed reserves are those natural gas, NGLs and crude oil quantities expected to be recovered from currently producing zones under the continuation of present operating methods. Proved undeveloped reserves, or PUDs, are those reserves expected to be recovered from existing wells where a relatively major expenditure is required for additional reserve development.

The partnership assesses its natural gas and crude oil properties for possible impairment by comparing net capitalized costs to estimated undiscounted future net cash flows on a field-by-field basis using estimated production based upon prices at which management reasonably estimates commodities to be sold. The estimates of future prices may differ from current market prices of natural gas, NGLs and crude oil. Any downward revisions in estimates to the partnership’s reserve quantities, expectations of falling commodity prices or rising operating costs could result in a reduction in undiscounted future net cash flows and an impairment of the partnership’s natural gas and crude oil properties. Although the partnership’s cash flow estimates are based on the relevant information available at the time the estimates are made, estimates of future cash flows are, by nature, highly uncertain and may vary significantly from actual results. The partnership recognized no impairment of its natural gas and crude oil properties since inception to December 31, 2010.

Natural Gas, NGLs and Crude Oil Sales Revenue Recognition

Natural gas, NGLs and crude oil sales are recognized when production is sold to a purchaser at a determinable price, delivery has occurred, rights and responsibility of ownership have transferred and collection of revenue is reasonably assured. The partnership records sales revenue based on an estimate of the volumes delivered at prices tied to market indexes, adjusted based on agreed upon contract terms. PDC estimates the partnership’s sales volumes based on PDC’s measured volume readings. PDC then adjusts the partnership’s natural gas, NGL and crude oil sales in subsequent periods based on the data received from the partnership’s purchasers that reflects actual volumes received. The partnership receives payment for sales from one to three months after actual delivery has occurred. The differences in sales estimates and actual sales are recorded up to two months later. Historically, differences have been immaterial.

Fair Value of Financial Instruments

Determination of Fair Value.  The partnership’s fair value measurements are estimated pursuant to a fair value hierarchy that requires PDC to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, giving the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability, and may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The three levels of inputs that may be used to measure fair value are defined as:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities. Included in Level 1 are the partnership’s commodity derivative instruments for NYMEX-based natural gas swaps.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability and (iv) inputs that are derived from observable market data by correlation or other means.

•	Level 3 — Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability. Included in Level 3 are the partnership’s commodity derivative instruments for CIG-based natural gas swaps, crude oil swaps, natural gas and crude oil collars, and the partnership’s natural gas basis protection derivative instruments.

Derivative Financial Instruments.  PDC measures fair value of the partnership’s derivatives based upon quoted market prices, where available. PDC’s valuation determination includes: (1) identification of the inputs to the fair value methodology through the review of counterparty statements and other supporting documentation, (2) determination of the validity of the source of the inputs, (3) corroboration of the original source of inputs through access to multiple quotes, if available, or other information and (4) monitoring changes in valuation methods and assumptions. The methods described above may produce a fair value calculation that may not be indicative of future fair values. PDC’s valuation determination also gives consideration to the nonperformance risk on PDC’s own liabilities as well as the credit standing of derivative instrument counterparties. PDC primarily uses financial institutions as counterparties to its derivative contracts. PDC has evaluated the credit risk of the counterparties holding the partnership’s derivative assets using relevant credit market default rates, giving consideration to amounts outstanding for each counterparty and the duration of each outstanding derivative position. PDC has determined based on this evaluation, that the impact of nonperformance of the partnership’s counterparties on the fair value of the partnership’s derivative instruments is insignificant. Furthermore, while PDC believes these valuation methods are appropriate and consistent with that used by other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value.

Off-Balance Sheet Arrangements

Currently, the partnership does not have any off-balance sheet arrangements.

DELIVERY OF DOCUMENTS TO INVESTORS SHARING AN ADDRESS

Only one copy of this proxy supplement is being delivered to multiple investors sharing an address unless PDC has received contrary instructions from one of more of such investors. This practice, known as “householding,” is designed to reduce duplicative mailings and save significant printing and postage costs. PDC will deliver promptly, upon a written or oral request, a separate copy of this proxy supplement to an investor at a shared address to which only one copy of this proxy supplement was delivered. An investor wishing to make such a request may contact PDC by mail at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203, or by phone at 303-860-5800. At any time, an investor who no longer wishes to participate in householding and would prefer to receive a separate proxy statement or proxy supplement in the future, or an investor who is receiving multiple copies of the proxy statement or proxy supplement and wishes to receive a single copy in the future, may contact PDC by mail or by phone at the address and phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Each of PDC and the partnership is subject to the informational and reporting requirements of the Securities Exchange Act of 1934. Each of PDC and the partnership is required to file annual, quarterly and current reports and other information with the SEC. SEC filings that have been made by PDC or the partnership are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that PDC or the partnership files with the SEC at its public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

COMMONLY USED OIL AND GAS TERMS

The definitions set forth below shall apply to the indicated terms as used in this document. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

“Bbl” means a one barrel, or 42 U.S. gallons of liquid volume.

“Bcf” means one billion cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

“BTU” means British Thermal Unit. One British Thermal Unit is the amount of heat required to raised the temperature of one pound of water by one degree Fahrenheit.

“completion” means the installation of permanent equipment for the production of oil or gas.

“development well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“dry hole” means a well found to be incapable of producing hydrocarbons in sufficient quantities to justify completion as an oil or gas well.

“MBbl” means one thousand Bbls.

“Mcf” means one thousand cubic feet.

“Mcfe” means one thousand cubic feet of natural gas equivalent.

“MMbtu” means One Million BTUs.

“MMcf” means one million cubic feet.

“MMcfe” means one million cubic feet of natural gas equivalent.

“natural gas liquids” or “NGLs” means hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs consist primarily of ethane, propane, butane, and natural gasolines.

“NYMEX” means the New York Mercantile Exchange.

“proved developed producing reserves” means proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

“proved developed reserves” means the combination of proved developed producing and proved developed non-producing reserves.

“proved reserves” means those estimated quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonable certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

“proved undeveloped reserves” or “PUDs” means proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“reasonable certainty” means a high degree of confidence.

“reserves” means estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substance to market, and all permits and financing required to implement the project.

“reservoir” means a porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“royalty” means an interest in an natural gas and oil lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“working interest” means an interest in an natural gas and oil lease that gives the owner of the interest the right to drill for and produce natural gas and oil on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest is entitled will be smaller than the share of costs that the working interest owner is required to bear to the extent of any royalty burden.

“workover” means operations on a producing well to restore or increase production.

APPENDIX A

OPINION OF
SPECIAL COMMITTEE’S FINANCIAL ADVISOR

April 15, 2011

Petroleum Development Corporation, as Managing General Partner
of PDC 2005-B Limited Partnership
1775 Sherman Street Suite 3000
Denver, CO 80203
Attn: Members of the Special Transaction Committee of the Board of Directors

Dear Members of the Committee:

Reference is hereby made to the Agreement and Plan of Merger, dated as of November 16, 2010 (the “Agreement”), by and among PDC 2005-B Limited Partnership (the “Limited Partnership”), Petroleum Development Corporation (in such capacity, the “Acquiror”) and DP 2004 Merger Sub, LLC, a wholly-owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which, among other things, the Limited Partnership will merge with Merger Sub (the “Transaction”) and each outstanding unit (a “Unit”) of interest in the Limited Partnership will be liquidated and automatically converted into the right to receive $5,506 per Unit in cash, subject to adjustment as provided in the Agreement. We understand that pursuant to a letter dated February 28, 2011 (the “Proposal Letter”) to the Special Transaction Committee (the “Committee”) of the Board of Directors (the “Board”) of Petroleum Development Corporation, in its capacity as the Managing General Partner of the Limited Partnership (in such capacity, the “Managing General Partner”), the Acquiror has proposed to increase the consideration payable for each outstanding Unit in the Transaction pursuant to the Agreement to $6,544 per Unit in cash (the “Increased Merger Consideration”), subject to certain adjustments as provided for in the Agreement.

You have requested that Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Increased Merger Consideration to be received by Unaffiliated Holders of Units in the Transaction pursuant to the Agreement, as modified by the Proposal Letter, is fair to such Unaffiliated Holders from a financial point of view. For purposes of this Opinion, “Unaffiliated Holders” means the holders of Units other than the Acquiror and its affiliates.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the following agreements and documents:

a. the Proposal Letter;

b. the proxy statement, dated February 4, 2011, of the Limited Partnership with respect to the Transaction;

c. the supplement, dated February 24, 2011, to the proxy statement, dated February 4, 2011, with respect to the Transaction; and

d. the Agreement;

2. reviewed certain publicly available business and financial information relating to the Limited Partnership that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Limited Partnership made available to us by Managing General Partner, including (a) financial projections provided to us by the management of the Managing General Partner relating to the Limited Partnership for the remaining life of the Limited Partnership’s wells and (b) certain oil and gas reserve reports prepared by the Managing General Partner’s independent oil and gas reserve engineers (the “Reserve Reports”) containing estimates with respect to the Limited Partnership’s oil and gas reserves;

4. spoken with certain members of the management of the Managing General Partner and members of the Committee and certain of their representatives and advisors regarding the business, operations, financial condition and prospects of the Limited Partnership, the Transaction and related matters;

5. compared the financial and operating performance of the Limited Partnership with that of other public companies that we deemed to be relevant;

6. considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7. reviewed a certificate addressed to us from senior management of the Managing General Partner which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to or discussed with us by or on behalf of the Managing General Partner and the Limited Partnership; and

8. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate, including, without limitation, certain alternative oil and gas commodity pricing assumptions and probabilities.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Managing General Partner has advised us, and we have assumed, that the financial projections reviewed by us reflect the best currently available estimates and judgments of such management as to the future financial results and condition of the Limited Partnership, and we express no opinion with respect to such projections or the assumptions on which they are based. With respect to the oil and gas reserve estimates for the Limited Partnership set forth in the Reserve Reports that we have reviewed, the management of the Managing General Partner has advised us, and we have assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Managing General Partner and its independent oil and gas reserve engineers with respect to the oil and gas reserves of the Limited Partnership. With respect to the alternative oil and gas commodity pricing assumptions and probabilities that we have utilized for purposes of our analyses, we have been advised by the management of the Managing General Partner, and we have assumed, that such assumptions are a reasonable basis on which to evaluate the future financial performance of the Limited Partnership and are appropriate for such purposes. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Limited Partnership since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, as modified by the Proposal Letter, and other related documents and instruments, without any amendments or modifications thereto that would be material to our analyses. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Limited Partnership that would be material to our analyses or this Opinion. We have also assumed, at the direction of the Committee, that other than increasing the merger consideration to the Increased Merger Consideration, no terms or conditions of the Agreement or the Transaction are being amended or modified in any respect and that any adjustments to the Increased Merger Consideration pursuant to the Agreement will not in any way be material to our analyses or this Opinion. In addition, with your consent, we have assumed that if the Committee recommends that the Unaffiliated Holders of Units vote to approve the Transaction and the Transaction is consummated, the Acquiror will be obligated to pay the Increased Merger Consideration to the Unaffiliated Holders of Units in the Transaction.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Limited Partnership or any other party, nor were we provided with any such appraisal or evaluation, other than the Reserve Reports. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Limited Partnership is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Limited Partnership is or may be a party or is or may be subject. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil and gas properties of the Limited Partnership.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Limited Partnership or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Limited Partnership reflect certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have a material impact on our analyses and opinion. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Committee (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Managing General Partner, the Limited Partnership or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may have in the past provided investment banking, financial advisory and other financial services to the Managing General Partner and other participants in the proposed Transaction and/or certain of their affiliates, for which Houlihan Lokey and such affiliates received compensation. Houlihan Lokey has in the past provided financial advisory services to the Committee in connection with transactions in which the Acquiror is seeking to acquire the outstanding limited partnership interests in other drilling partnerships of which it is the managing general partner and is currently engaged to, among other things, provide financial advisory services to the Committee in connection with other similar transactions. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Limited Partnership, the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and its affiliates’ respective employees may have invested in or committed to invest in the Limited Partnership, the Acquiror, other participants in the proposed Transaction or certain of their respective affiliates and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, the Managing General Partner, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Managing General Partner has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

Our opinion only addresses the fairness to the Unaffiliated Holders of Units from a financial point of view of the Increased Merger Consideration to be received by such Unaffiliated Holders in the Transaction pursuant to the Agreement, as modified by the Proposal Letter, and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered in connection therewith or otherwise. In addition, this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Managing General Partner, the Limited Partnership, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Increased Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Limited Partnership or the Managing General Partner, or to any other party, except as expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Limited Partnership, the Managing General Partner or any other party or the effect of any other transaction in which the Limited Partnership, the Managing General Partner or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Limited Partnership’s or any other party’s security holders vis-à-vis any other class or group of the Limited Partnership’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Limited Partnership, the Managing General Partner, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Limited Partnership or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Increased Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Committee, the Board, the Managing General Partner and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Limited Partnership and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Increased Merger Consideration to be received by the Unaffiliated Holders of Units in the Transaction pursuant to the Agreement, as modified by the Proposal Letter, is fair to such Unaffiliated Holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

APPENDIX B

RESERVE REPORT

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE 303) 623-9147

February 2, 2011

Petroleum Development Corporation
120 Genesis Boulevard
Bridgeport, West Virginia 26330

Gentlemen:

At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain leasehold and royalty interests of Petroleum Development Corporation’s (“PDC”) 2005B Partnership as of December 31, 2010. The subject properties are located in the state of Colorado. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study completed on February 2, 2011 and presented herein, was prepared for public disclosure by PDC in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

The properties evaluated by Ryder Scott account for a portion of PDC2005B’s total net proved reserves as of December 31, 2010. The third party estimate conducted by Ryder Scott addresses 100 percent of the total proved developed net liquid hydrocarbon reserves, 100 percent of the total proved developed net gas reserves, 100 percent of the total proved undeveloped net liquid hydrocarbon reserves, and 100 percent of the total proved undeveloped net gas reserves of PDC2005B.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2010 are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

Petroleum Development Corporation
February 2, 2011

SEC PARAMETERS
Estimated Net Reserves and Income Data
Certain Leasehold and Royalty Interests of
Petroleum Development Corporation Partnership: 2005B
As of December 31, 2010

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved

Net Remaining Reserves
Oil/Condensate — Barrels	146,036	0	307,831	453,867
Plant Products — Barrels	22,586	0	66,580	89,166
Gas — MMCF	4,562	0	1,026	5,588
Income Data M$
Future Gross Revenue	$26,632	$0	$27,940	$54,572
Deductions	13,610	0	13,394	27,004

Future Net Income (FNI)	$13,022	$0	$14,546	$27,568
Discounted FNI @ 10%	$8,381	$0	$5,901	$14,282

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars (M$).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package Ariestm System Petroleum Economic Evaluation Software, a copyrighted program of Halliburton. The program was used solely at the request of PDC. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for approximately 64 percent and gas reserves account for the remaining 36 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income M$
As of December 31, 2010
Total
Discount Rate Percent	Proved

5	$19,269
15	$11,082
20	$8,918
25	$7,391

Petroleum Development Corporation
February 2, 2011

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Definitions” in this report. The proved developed non-producing reserves included herein consist of the shut-in category.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes included herein do not attribute gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At PDC’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. The proved reserves included herein were estimated using deterministic methods. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

PDC’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which PDC 2005B Partnership owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Petroleum Development Corporation
February 2, 2011

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. The reserve evaluator must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, analogy, or a combination of methods. Approximately 100 percent of the proved producing reserves attributable to producing wells were estimated by performance methods. The performance method utilized was decline curve analysis which utilized extrapolations of historical production data. The data utilized in this analysis were supplied to Ryder Scott by PDC or obtained from public data sources and were considered sufficient for the purpose thereof.

Approximately 100 percent of the proved undeveloped reserves included herein were estimated by the analogy methods. The data utilized from the existing producing wells to develop analogues were considered sufficient for the purpose thereof.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of

Petroleum Development Corporation
February 2, 2011

production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

PDC has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by PDC with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, well logs, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data supplied by PDC. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by PDC. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the

Petroleum Development Corporation
February 2, 2011

contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

PDC furnished us with the above mentioned average prices in effect on December 31, 2010. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices which were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by PDC. The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by PDC to determine these differentials.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

		Price	Avg Benchmark	Avg Realized
Geographic Area	Product	Reference	Prices	Prices

United States	Oil/Condensate	WTI Cushing	$79.43/Bbl	$71.17/Bbl
	NGLs	WTI Cushing	$79.43/Bbl	$35.09/Bbl
Henry Hub
	Gas	NYMEX	$4.38/MMBTU	$3.50/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report are based on the operating expense reports of PDC and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by PDC. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs were furnished to us by PDC and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by PDC were accepted without independent verification.

The proved non-producing and undeveloped reserves in this report have been incorporated herein in accordance with PDC’s plans to develop these reserves as of December 31, 2010. The implementation of PDC’s development plans as presented to us and incorporated herein is subject to the approval process adopted by PDC’s management. As the result of our inquires during the course of preparing this report, PDC has informed us that the

Petroleum Development Corporation
February 2, 2011

development activities included herein have been subjected to and received the internal approvals required by PDC’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to PDC. Additionally, PDC has informed us that they are not aware of any legal, regulatory, political or economic obstacles that would significantly alter their plans.

Current costs used by PDC were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy years. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any publicly-traded oil and gas company and are separate and independent from the operating and investment decision- making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to PDC2005B. Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by PDC

We have provided PDC with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by PDC and the original signed report letter, the original signed report letter shall control and supersede the digital version.

Petroleum Development Corporation
February 2, 2011

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/  Larry T. Nelms
Larry T. Nelms, P.E.
Colorado License No. 17832 [SEAL]SS
Managing Senior Vice President

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Larry Thomas Nelms is the primary technical person responsible for the estimate of the reserves, future production and income.

Nelms, an employee of Ryder Scott Company L.P. (Ryder Scott) since 1983, is a Managing Senior Vice President and also serves as a member of the Board of Directors, responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Nelms served in a number of engineering positions with Dome Petroleum, Mizel Petro Resources and Exxon. For more information regarding Mr. Nelms’ geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Nelms earned a Bachelor of Science degree in Mechanical Engineering from Mississippi State University in 1963 and a Master of Science from the University of New Mexico in 1965, and he is a registered Professional Engineer in the State of Colorado. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers, where he serves as chairman of the Denver Section and also served for three years on the board of directors.

As part of his 2009 continuing education hours, Nelms attended an internally presented 16 hours of formalized training as well as the day long 2009 RSC Reserves Conference forum, and a presentation at the Denver Section of SPEE by Dr. John Lee relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Nelms serves as the instructor of the PetroSkills course entitled “Oil & Gas Reserve Evaluation” for a period of four years.

Based on his educational background, professional training and more than 25 years of practical experience in the estimation and evaluation of petroleum reserves, Nelms has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM DEVELOPMENT CORPORATION

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold and Royalty Interests

SEC Parameters

As of

December 31, 2010

Scott J. Wilson, P.E.	Larry T. Nelms, P.E.

TBPE License No. 106681	Colorado License No. 17832
Senior Vice President	Managing Senior Vice President

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. F-1580

*	The work performed in this report for properties located in the state of Texas has been reviewed and approved by a licensed Texas professional engineer according to the rules of the Texas Board of Professional Engineers (TBPE).

APPENDIX C

FINANCIAL STATEMENTS

PDC 2005-B LIMITED PARTNERSHIP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of the PDC 2005-B Limited Partnership,

In our opinion, the accompanying balance sheets and the related statements of operations, partners’ equity and cash flows present fairly, in all material respects, the financial position of PDC 2005-B Limited Partnership (the “Partnership”) at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9 to the financial statements, the Partnership has significant related party transactions with Petroleum Development Corporation and its subsidiaries.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
March 30, 2011

PDC 2005-B LIMITED PARTNERSHIP

Balance Sheets
As of December 31, 2010 and 2009

	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$332,724	$201,006
Accounts receivable	263,151	354,817
Crude oil inventory	56,629	29,980
Due from Managing General Partner-derivatives	627,166	487,802
Due from Managing General Partner-other, net	163,036	578,687

Total current assets	1,442,706	1,652,292

Natural gas and crude oil properties, successful efforts method, at cost	45,057,210	45,007,332
Less: Accumulated depreciation, depletion and amortization	(23,606,787)	(20,826,745)

Natural gas and crude oil properties, net	21,450,423	24,180,587

Due from Managing General Partner-derivatives	982,178	368,502
Other assets	45,853	18,917

Total noncurrent assets	22,478,454	24,568,006

Total Assets	$23,921,160	$26,220,298

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$28,315	$36,571
Due to Managing General Partner-derivatives	564,535	377,704

Total current liabilities	592,850	414,275

Due to Managing General Partner-derivatives	745,409	1,114,345
Asset retirement obligations	551,063	522,803

Total liabilities	1,889,322	2,051,423

Commitments and contingent liabilities
Partners’ equity:
Managing General Partner	4,417,437	4,844,843
Limited Partners — 2022.64 units issued and outstanding	17,614,401	19,324,032

Total Partners’ equity	22,031,838	24,168,875

Total Liabilities and Partners’ Equity	$23,921,160	$26,220,298

See accompanying notes to financial statements.

PDC 2005-B LIMITED PARTNERSHIP

Statements of Operations
For the Years Ended December 31, 2010 and 2009

	2010	2009

Revenues:
Natural gas, NGLs and crude oil sales	$3,559,475	$3,279,160
Commodity price risk management gain (loss), net	1,554,056	(1,022,473)

Total revenues	5,113,531	2,256,687

Operating costs and expenses:
Natural gas, NGLs and crude oil production cost	1,505,578	1,096,046
Direct costs — general and administrative	192,215	453,305
Depreciation, depletion and amortization	2,780,042	4,595,144
Accretion of asset retirement obligations	28,260	4,177

Total operating costs and expenses	4,506,095	6,148,672

Income (loss) from operations	607,436	(3,891,985)
Interest expense	—	(1,322)
Interest income	—	24,019

Net income (loss)	$607,436	$(3,869,288)

Net income (loss) allocated to partners	$607,436	$(3,869,288)
Less: Managing General Partner interest in net income (loss)	121,487	(773,858)

Net income (loss) allocated to Investor Partners	$485,949	$(3,095,430)

Net income (loss) per Investor Partner unit	$240	$(1,530)

Investor Partner units outstanding	2,022.64	2,022.64

See accompanying notes to financial statements.

PDC 2005-B LIMITED PARTNERSHIP

Statements of Partners’ Equity
For the Years Ended December 31, 2010 and 2009

		Managing
	Investor	General
	Partners	Partner	Total

Balance, December 31, 2008	$26,316,310	$6,592,912	$32,909,222
Distributions to partners	(3,896,848)	(974,211)	(4,871,059)
Net loss	(3,095,430)	(773,858)	(3,869,288)

Balance, December 31, 2009	19,324,032	4,844,843	24,168,875
Distributions to partners	(2,195,580)	(548,893)	(2,744,473)
Net income	485,949	121,487	607,436

Balance, December 31, 2010	$17,614,401	$4,417,437	$22,031,838

See accompanying notes to financial statements.

PDC 2005-B LIMITED PARTNERSHIP

Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities:
Net income (loss)	$607,436	$(3,869,288)
Adjustments to net income (loss) to reconcile to net cash provided by operating activities:
Depreciation, depletion and amortization	2,780,042	4,595,144
Accretion of asset retirement obligations	28,260	4,177
Unrealized (gain) loss on derivative transactions	(935,145)	3,133,823
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	91,666	(99,498)
(Increase) decrease in crude oil inventory	(26,649)	3,875
Increase in other assets	(26,936)	(18,917)
Decrease in accounts payable and accrued expenses	(8,256)	(19,401)
Decrease in due from Managing General Partner, Net	415,651	874,937

Net cash provided by operating activities	2,926,069	4,604,852

Cash flows from investing activities:
Capital expenditures for natural gas and crude oil properties	(49,878)	(32,255)
Proceeds from drilling advance refund from Managing
General Partner	—	54,741

Net cash (used in) provided by investing activities	(49,878)	22,486

Cash flows from financing activities:
Distributions to Partners	(2,744,473)	(4,871,059)

Net cash used in financing activities	(2,744,473)	(4,871,059)

Net increase (decrease) in cash and cash equivalents	131,718	(243,721)
Cash and cash equivalents, beginning of year	201,006	444,727

Cash and cash equivalents, end of year	$332,724	$201,006

Supplemental cash flow information:
Cash payments for:
Interest	$—	$1,322

Supplemental disclosure of non-cash activity:
Asset retirement obligation, with corresponding increase to natural gas and crude oil properties	$—	$117,192

See accompanying notes to financial statements.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements

NOTE 1 — GENERAL

PDC 2005-B Limited Partnership (the “Partnership” or the “Registrant”) was organized as a limited partnership, in accordance with the laws of the State of West Virginia for the purpose of engaging in the exploration and development of natural gas and crude oil properties. Business operations of the Partnership commenced upon closing of an offering for the sale of Partnership units. Upon funding, the Partnership entered into a Drilling and Operating Agreement (“D&O Agreement”) with the Managing General Partner which authorizes Petroleum Development Corporation (“PDC”), which conducts business under the name PDC Energy, to conduct and manage the Partnership’s business. In accordance with the terms of the Limited Partnership Agreement (the “Agreement”), the Managing General Partner is authorized to manage all activities of the Partnership and initiates and completes substantially all Partnership transactions.

As of December 31, 2010, there were 1,619 Investor Partners. PDC is the designated Managing General Partner of the Partnership and owns a 20% Managing General Partner ownership in the Partnership. According to the terms of the Limited Partnership Agreement, revenues, costs and cash distributions of the Partnership are allocated 80% to the limited partners (“Investor Partners”), which are shared pro rata, based upon the number of units in the Partnership, and 20% to the Managing General Partner. Through December 31, 2010, the Managing General Partner has repurchased 51.66 units of Partnership interests from Investor Partners at an average price of $9,979 per unit. As of December 31, 2010, the Managing General Partner owns 22.0% of the Partnership.

On November 16, 2010, the Partnership, PDC and its wholly-owned subsidiary, DP 2004 Merger Sub, LLC (“DP Merger Sub”), a Delaware limited liability company, entered into an agreement and plan of merger (the “Merger Agreement”), in which PDC seeks to acquire the Partnership, subject to the vote and approval of a majority of the limited partnership units held, as of the close of business on January 31, 2011, by Investor Partners of the Partnership, other than PDC and its affiliates (“non-affiliated Investor Partners”). For more information on the proposed Merger Agreement, see Note 9, Transactions with Managing General Partner and Affiliates — Proposed Merger with PDC and DP 2004 Merger Sub, LLC, which follows. Pending the outcome of the proposed Merger Agreement, the Managing General Partner suspended, as of December 1, 2010, the opportunity for an individual non-affiliated Investor Partner to request that PDC repurchase their respective limited partnership units.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Estimates

The preparation of the Partnership’s financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S.”) requires the Partnership to make estimates and assumptions that affect the amounts reported in the Partnership’s financial statements and accompanying notes. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates of natural gas, natural gas liquids (“NGL”) and crude oil sales revenue, natural gas, NGLs and crude oil reserves, future cash flows from natural gas and crude oil properties and valuation of derivative instruments.

Basis of Presentation

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership.

Cash and Cash Equivalents.  The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Partnership maintains substantially all of its cash and cash equivalents in a bank account at one financial institution. The balance in the Partnership’s account is insured by Federal Deposit Insurance Corporation, or FDIC, up to $250,000 through December 31, 2013. The Partnership has not experienced losses in any such accounts to date and limits the Partnership’s exposure to credit loss by placing its cash and cash equivalents with high-quality financial institutions.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

Accounts Receivable and Allowance for Doubtful Accounts.  The Partnership’s accounts receivable are from purchasers of natural gas, NGLs and crude oil production. The Partnership sells substantially all of its natural gas, NGLs and crude oil to customers who purchase natural gas, NGLs and crude oil from other partnerships managed by the Partnership’s Managing General Partner. The Managing General Partner periodically reviews accounts receivable for credit risks resulting from changes in the financial condition of its customers. No allowance was deemed necessary at December 31, 2010 or 2009.

Commitments.  As Managing General Partner, PDC maintains performance bonds in the form of certificates of deposit for plugging, reclaiming and abandoning of the Partnership’s wells as required by governmental agencies. If a government agency were required to access these performance bonds to cover plugging, reclaiming or abandonment costs on a Partnership well, the Partnership would be obligated to fund any amounts in excess of funds previously withheld by the Managing General Partner to cover these expenses.

Inventory.  Inventory consists of crude oil, stated at the lower of cost to produce or market.

Derivative Financial Instruments.  The Partnership is exposed to the effect of market fluctuations in the prices of natural gas and crude oil. The Managing General Partner employs established policies and procedures to manage a portion of the risks associated with these market fluctuations using commodity derivative instruments. The Managing General Partner’s policy prohibits the use of natural gas and crude oil derivative instruments for speculative purposes.

All derivative assets and liabilities are recorded on the balance sheets at fair value. PDC, as Managing General Partner, has elected not to designate any of the Partnership’s derivative instruments as hedges. Accordingly, changes in the fair value of the Partnership’s derivative instruments are recorded in the Partnership’s statements of operations and the Partnership’s net income is subject to greater volatility than if the Partnership’s derivative instruments qualified for hedge accounting. Changes in the fair value of derivative instruments related to the Partnership’s natural gas and crude oil sales are recorded in the line captioned, “Commodity price risk management gain (loss), net.” As positions designated to the Partnership settle, the realized gains and losses are netted for distribution. Net realized gains are paid to the Partnership and net realized losses are deducted from the Partnership’s cash distributions generated from production. The Partnership bears its designated share of counterparty risk.

Validation of a contract’s fair value is performed internally. While the Managing General Partner uses common industry practices to develop the Partnership’s valuation techniques, changes in the Partnership’s pricing methodologies or the underlying assumptions could result in significantly different fair values. See Note 3, Fair Value of Financial Instruments and Note 4, Derivative Financial Instruments, for a discussion of the Partnership’s derivative fair value measurements and a summary fair value table of open positions as of December 31, 2010 and 2009.

Natural Gas and Crude Oil Properties.  Significant accounting polices related to the Partnership’s properties and equipment are discussed below.

The Partnership accounts for its natural gas and crude oil properties (the “Properties”) under the successful efforts method of accounting. Costs of proved developed producing properties and developmental dry hole costs are capitalized and depreciated or depleted by the unit-of-production method based on estimated proved developed producing reserves. Property acquisition costs are depreciated or depleted on the unit-of-production method based on estimated proved reserves. The Partnership calculates quarterly depreciation, depletion and amortization (“DD&A”) expense by using as the denominator the Partnership’s estimated quarter-end reserves adjusted to add back current period production. Upon the sale or retirement of significant portions of or complete fields of depreciable or depletable property, the net book value thereof, less proceeds or salvage value, is recognized in the statement of operations as a gain or loss. Upon the sale of individual wells, the proceeds are credited to accumulated DD&A. See Supplemental Natural Gas, NGL and Crude Oil Information — Unaudited, Net Proved Reserves for additional information regarding the Partnership’s reserve reporting. In accordance with the Agreement, all capital contributed to the Partnership after deducting syndication costs and a one-time management fee was used solely for the drilling of natural gas and crude oil wells. Accordingly, all such funds were advanced to the Managing General

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

Partnership as of the last day of the year in which the Partnership was formed. The Partnership does not maintain an inventory of undrilled leases.

Proved Reserves.  Partnership estimates of proved reserves are based on those quantities of natural gas, NGLs and crude oil which, by analysis of geoscience and engineering data, are estimated with reasonable certainty to be economically producible in the future from known reservoirs under existing conditions, operating methods and government regulations. Annually, the Managing General Partner engages independent petroleum engineers to prepare a reserve and economic evaluation of the Partnership’s properties on a well-by-well basis as of December 31. Additionally, the Partnership adjusts reserves for major well rework or abandonment during the year as needed. The process of estimating and evaluating natural gas, NGLs and crude oil reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates represent the Partnership’s most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates over time. Because estimates of reserves significantly affect the Partnership’s depreciation, depletion and amortization (“DD&A”) expense, a change in the Partnership’s estimated reserves could have an effect on the Partnership’s net income.

Proved Property Impairment.  The Partnership assesses its producing natural gas and crude oil properties for possible impairment, upon a triggering event, by comparing net capitalized costs to estimated undiscounted future net cash flows on a field-by-field basis using estimated production based upon prices at which the Managing General Partner reasonably estimates the commodities to be sold. The estimates of future prices may differ from current market prices of natural gas, NGLs and crude oil. Certain events, including but not limited to, downward revisions in estimates to the Partnership’s reserve quantities, expectations of falling commodity prices or rising operating costs, could result in a triggering event and, therefore, a possible impairment of the Partnership’s proved natural gas and crude oil properties. If net capitalized costs exceed undiscounted future net cash flows, the measurement of impairment is based on estimated fair value utilizing a future discounted cash flows analysis, which is predominantly unobservable data or inputs (Level 3), and is measured by the amount by which the net capitalized costs exceed their fair value. Estimated undiscounted future net cash flows are determined using prices from the forward price curve at the measurement date. Estimated discounted future net cash flows are determined utilizing a risk adjusted discount rate that is based on rates utilized by market participants that are commensurate with the risks inherent in the development of the underlying natural gas and oil reserves. Due to the availability of new reserve information, the Partnership reviewed its proved natural gas and crude oil properties for impairment at December 31, 2010. The Partnership recognized no impairment of its natural gas and crude oil properties since inception to December 31, 2010.

Production Tax Liability.  Production tax liability represents estimated taxes, primarily severance, ad valorem and property, to be paid to the states and counties in which the Partnership produces natural gas, NGLs and crude oil. The Partnership’s share of these taxes is expensed to the account “Natural gas, NGLs and crude oil production costs.” The Partnership’s production taxes payable are included in the caption “Accounts payable and accrued expenses” on the Partnership’s balance sheets.

Income Taxes.  Since the taxable income or loss of the Partnership is reported in the separate tax returns of the individual investor partners, no provision has been made for income taxes by the Partnership.

Asset Retirement Obligations.  The Partnership accounts for asset retirement obligations by recording the fair value of Partnership well plugging and abandonment obligations when incurred, which is at the time the well is spudded. Upon initial recognition of an asset retirement obligation, the Partnership increases the carrying amount of the long-lived asset by the same amount as the liability. Over time, the liabilities are accreted for the change in present value. The initial capitalized costs are depleted over the useful lives of the related assets, through charges to

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

DD&A expense. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from revisions of estimated inflation rates, escalating retirement costs and changes in the estimated timing of settling retirement obligations. See Note 6, Asset Retirement Obligations for a reconciliation of the changes in the Partnership’s asset retirement obligation from January 1, 2009, to December 31, 2010.

Revenue Recognition.  Natural gas, NGLs and crude oil revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, rights and responsibility of ownership have transferred and collection of revenue is reasonably assured. The Partnership currently uses the “net-back” method of accounting for transportation arrangements of the Partnership’s natural gas sales. The Managing General Partner sells the Partnership’s natural gas at the wellhead and recognizes revenues based on the wellhead sales price since transportation costs downstream of the wellhead are incurred by the Partnership’s customers and reflected in the wellhead price. The majority of the Partnership’s natural gas, NGLs and crude oil is sold by the Managing General Partner under contracts with terms ranging from one month up to the life of the well. Virtually all of the Managing General Partner’s contract pricing provisions are tied to a market index with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas and prevailing supply and demand conditions.

Recent Accounting Standards.

The following standards have been recently adopted:

Fair Value Measurements and Disclosures.  In January 2010, the Financial Accounting Standards Board (“FASB”) issued changes clarifying existing disclosure requirements related to fair value measurements. The update also added a new requirement to disclose fair value transfers in and out of Levels 1 and 2 and describe the reasons for the transfers. The adoption of these changes as of January 1, 2010, did not have a material impact on the Partnership’s accompanying financial statements.

The following standards have been recently issued:

Fair Value Measurements and Disclosures.  In January 2010, the FASB issued changes clarifying existing disclosure requirements and requiring gross presentation of activities within the Level 3 roll forward, whereby entities must present separately information about purchases, sales, issuances and settlements. The update also added a new requirement to disclose fair value transfers in and out of Levels 1 and 2 and describe the reasons for the transfers. These changes will be effective for the Partnership’s financial statements issued for the first interim or annual reporting period beginning after December 15, 2009, except for gross presentation of the Level 3 roll forward, which will become effective for annual reporting periods beginning after December 15, 2010. The Partnership’s adoption did not have a material effect on the Partnership’s financial statements and related disclosures.

Internal Control over Financial Reporting in Exchange Act Periodic Reports.  By Final Rule effective September 21, 2010, the SEC amended its rules and forms to conform them to Section 404(c) of the Sarbanes-Oxley Act of 2002, or SOX, as added by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new SEC rules permanently exempt the Partnership, as a smaller reporting company filer, from the SOX requirement that registrants obtain and include in their annual report, filed with the SEC, their independent registered public accounting firm’s attestation report on the effectiveness of the registrant’s internal controls over financial reporting.

Subsequent Events.  The Managing General Partner has evaluated the Partnership’s activities subsequent to December 31, 2010 through the issuance of the financial statements, and has concluded that no material subsequent events have occurred that would require additional recognition in the Partnership’s financial statements or disclosure in the notes to the Partnership’s financial statements.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

NOTE 3 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Derivative Financial Instruments

Determination of Fair Value.  The Partnership’s fair value measurements are estimated pursuant to a fair value hierarchy that requires the Partnership to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, giving the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability, and may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The three levels of inputs that may be used to measure fair value are defined as:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities. Included in Level 1 are the Partnership’s commodity derivative instruments for New York Mercantile Exchange, or NYMEX, based natural gas swaps.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability and (iv) inputs that are derived from observable market data by correlation or other means.

•	Level 3 — Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability. Included in Level 3 are the Partnership’s commodity derivative instruments for Colorado Interstate Gas, or CIG, based natural gas swaps, crude oil swaps, natural gas and crude oil collars and the Partnership’s natural gas basis protection derivative instruments.

Derivative Financial Instruments.  The Partnership measures the fair value of its derivative instruments based upon quoted market prices, where available. The valuation determination includes: (1) identification of the inputs to the fair value methodology through the review of counterparty statements and other supporting documentation, (2) determination of the validity of the source of the inputs, (3) corroboration of the original source of inputs through access to multiple quotes, if available, or other information and (4) monitoring changes in valuation methods and assumptions. The methods described above may produce a fair value calculation that may not be indicative of future fair values. The Managing General’s valuation determination also gives consideration to nonperformance risk on Partnership liabilities in addition to nonperformance risk on PDC’s own business interests and liabilities, as well as the credit standing of derivative instrument counterparties. The Managing General Partner primarily uses financial institutions, who are also major lenders in the Managing General Partner’s credit facility agreement, as counterparties to the Managing General Partner’s derivative contracts. The Managing General Partner has evaluated the credit risk of the counterparties holding the Partnership’s derivative assets using relevant credit market default rates, giving consideration to amounts outstanding for each counterparty and the duration of each outstanding derivative position. Based on the Managing General Partner’s evaluation, the Managing General Partner has determined that the impact of the nonperformance of the counterparties on the fair value of the Partnership’s derivative instruments is insignificant. Validation of Partnership’s contracts’ fair value is performed internally and while the Managing General Partner uses common industry practices to develop its valuation techniques, changes in the Managing General Partner’s pricing methodologies or the underlying assumptions could result in significantly different fair values. While the Managing General Partner believes these valuation methods are appropriate and consistent with those used by other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value. For more information

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

concerning the Partnership’s concentration of credit risk and the Managing General Partner’s evaluation of that risk, see Note 5, Concentration of Risk, below.

The following table presents, for each hierarchy level, the Partnership’s assets and liabilities, including both current and non-current portions, measured at fair value on a recurring basis as of December 31, 2010 and 2009.

	Level 1	Level 3	Total

As of December 31, 2009
Assets:
Commodity based derivatives	$373,862	$482,442	$856,304

Total assets	373,862	482,442	856,304

Liabilities:
Commodity based derivatives	(25,602)	(121,477)	(147,079)
Basis protection derivative contracts	—	(1,344,970)	(1,344,970)

Total liabilities	(25,602)	(1,466,447)	(1,492,049)

Net asset (liability)	$348,260	$(984,005)	$(635,745)

As of December 31, 2010
Assets:
Commodity based derivatives	$1,540,345	$68,999	$1,609,344

Total assets	1,540,345	68,999	1,609,344

Liabilities:
Commodity based derivatives	—	(176,801)	(176,801)
Basis protection derivative contracts	—	(1,133,143)	(1,133,143)

Total liabilities	—	(1,309,944)	(1,309,944)

Net asset (liability)	$1,540,345	$(1,240,945)	$299,400

The following table presents a reconciliation of the Partnership’s Level 3 fair value measurements.

	December 31,
	2010	2009

Fair value, net (liability) asset beginning of year	$(984,005)	$2,498,078
Changes in fair value included in statement of operations line item:
Commodity price risk management gain (loss), net	22,987	(1,370,733)
Settlements	(279,927)	(2,111,350)

Fair value, net liability end of year	$(1,240,945)	$(984,005)

Change in unrealized gain (loss) relating to liabilities still held as of December 31, 2010 and 2009, respectively, included in statement of operations line item:
Commodity price risk management loss, net	$(133,015)	$(1,491,286)

See Note 4, Derivative Financial Instruments, for additional disclosure related to the Partnership’s derivative financial instruments.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

Non-Derivative Financial Assets and Liabilities.

The carrying values of the financial instruments comprising current assets and current liabilities approximate fair value due to the short-term maturities of these instruments.

See Note 2 — Summary of Significant Accounting Policies-Property and Equipment, Natural Gas and Crude Oil Properties and -Asset Retirement Obligations for a discussion of how the Partnership determined fair value for these obligations.

NOTE 4 — DERIVATIVE FINANCIAL INSTRUMENTS

The Partnership’s results of operations and operating cash flows are affected by changes in market prices for natural gas and crude oil. To mitigate a portion of the Partnership’s exposure to adverse market changes, the Managing General Partner utilizes an economic hedging strategy for the Partnership’s natural gas and crude oil sales, in which PDC, as Managing General Partner, enters into derivative contracts on behalf of the Partnership to protect against price declines in future periods. While the Managing General Partner structures these derivatives to reduce the Partnership’s exposure to changes in price associated with the derivative commodity, they also limit the benefit the Partnership might otherwise have received from price increases in the physical market. The Managing General Partner believes the Partnership’s derivative instruments continue to be effective in achieving the risk management objectives for which they were intended. As of December 31, 2010, the Partnership had derivative instruments in place for a portion of its anticipated production through 2013 for a total of 873,689 MMbtu of natural gas and 8,017 Bbls of crude oil. Partnership policy prohibits the use of natural gas and crude oil derivative instruments for speculative purposes.

The Managing General Partner uses natural gas and crude oil commodity derivative instruments to manage price risk for PDC as well as its sponsored drilling partnerships. The Managing General Partner sets these instruments for PDC and the various partnerships managed by PDC jointly by area of operations, whereby the allocation of derivative positions between PDC and each partnership is set at a fixed quantity. New positions have specific designations relative to the applicable partnership.

As of December 31, 2010, the Partnership’s derivative instruments were comprised of commodity collars and swaps and basis protection swaps.

•	Collars contain a fixed floor price (put) and ceiling price (call). If the index price falls below the fixed put strike price, PDC, as Managing General Partner receives the market price from the purchaser and receives the difference between the put strike price and index price from the counterparty. If the index price exceeds the fixed call strike price, PDC, as Managing General Partner, receives the market price from the purchaser and pays the difference between the call strike price and index price to the counterparty. If the index price is between the put and call strike price, no payments are due to or from the counterparty.

•	Swaps are arrangements that guarantee a fixed price. If the index price is below the fixed contract price, PDC, as Managing General Partner, receives the market price from the purchaser and receives the difference between the index price and the fixed contract price from the counterparty. If the index price is above the fixed contract price, PDC, as Managing General Partner, receives the market price from the purchaser and pays the difference between the index price and the fixed contract price to the counterparty. If the index price and contract price are the same, no payment is due to or from the counterparty.

•	Basis protection swaps are arrangements that guarantee a price differential for natural gas from a specified delivery point. For CIG basis protection swaps, which traditionally have negative differentials to NYMEX, PDC, as Managing General Partner, receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. If the market price and contract price are the same, no payment is due to or from the counterparty.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

The following table presents the location and fair value amounts of the Partnership’s derivative instruments on the accompanying balance sheets as of December 31, 2010 and 2009.

Derivative Instruments Not	Balance Sheet	December 31,
Designated as Hedge (1):	Line Item	2010	2009

Derivative Assets:
Current
Commodity contracts	Due from Managing General Partner-derivatives	$627,166	$487,802
Non Current
Commodity contracts	Due from Managing General Partner-derivatives	982,178	368,502

Total Derivative Assets		1,609,344	856,304

Derivative Liabilities:
Current
Commodity contracts	Due to Managing General Partner- derivatives	176,801	26,334
Basis protection contracts	Due to Managing General Partner- derivatives	387,734	351,370
Non Current
Commodity contracts	Due to Managing General Partner- derivatives	—	120,745
Basis protection contracts	Due to Managing General Partner- derivatives	745,409	993,600

Total Derivative Liabilities		1,309,944	1,492,049

Net fair value of derivative instruments — asset (liability)		$299,400	$(635,745)

(1)	As of December 31, 2010 and 2009, none of the Partnership’s derivative instruments were designated as hedges.

The following table presents the impact of the Partnership’s derivative instruments on the Partnership’s accompanying statements of operations.

	Year Ended December 31,
	2010			2009
	Reclassification of			Reclassification of
	Realized Gain	Realized and		Realized Gain	Realized and
	(Loss) Included in	Unrealized Gains		(Loss) Included in	Unrealized Gain
	Prior Periods	for the Current		Prior Periods	(Loss) for the
Statement of Operations Line Item	Unrealized	Period	Total	Unrealized	Current Period	Total

Commodity price risk management, net
Realized gain	$110,099	$508,812	$618,911	$1,875,603	$235,747	$2,111,350
Unrealized (loss) gain	(110,099)	1,045,244	935,145	(1,875,603)	(1,258,220)	(3,133,823)

Total commodity price risk management gain (loss), net	$—	$1,554,056	$1,554,056	$—	$(1,022,473)	$(1,022,473)

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

NOTE 5 — CONCENTRATION OF RISK

Accounts Receivable.  The Partnership’s accounts receivable are from purchasers of natural gas, NGLs and crude oil production. The Partnership sells substantially all of its natural gas, NGLs and crude oil to customers who purchase natural gas, NGLs and crude oil from other partnerships managed by the Partnership’s Managing General Partner. Inherent to the Partnership’s industry is the concentration of natural gas, NGL and crude oil sales to a few customers. This industry concentration has the potential to impact the Partnership’s overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic and financial conditions, commodity prices or other conditions.

As of December 31, 2010 and 2009, the Partnership did not record an allowance for doubtful accounts. In making the estimate for receivables that are uncollectible, the Managing General Partner considers, among other things, historical write-offs and overall creditworthiness of the Partnership’s customers. It is reasonably possible that the Managing General Partner’s estimate of uncollectible receivables will change periodically. Historically, neither PDC nor any of the other partnerships managed by the Partnership’s Managing General Partner have experienced significant losses on accounts receivable. The Partnership did not incur any losses on accounts receivable for the years ended December 31, 2010 and 2009.

Major Customers.  The following table presents the individual customers constituting 10% or more of total revenues.

	Year Ended December 31,
Major Customer	2010	2009

Williams Production RMT (“Williams”),	40%	38%
Suncor Energy (USA) Inc. (“Suncor”)	49%	49%

Derivative Counterparties.  A significant portion of the Partnership’s future liquidity is concentrated in derivative instruments that enable the Partnership to manage a portion of its exposure to price volatility from producing natural gas and crude oil. These arrangements expose the Partnership to the risk of nonperformance by the counterparties. The Managing General Partner primarily uses financial institutions, who are also major lenders in the Managing General Partner’s credit facility agreement, as counterparties to its derivative contracts. To date, the Managing General Partner has had no counterparty default losses. The Managing General Partner has evaluated the credit risk of the Partnership’s derivative assets from counterparties using relevant credit market default rates, giving consideration to amounts outstanding for each counterparty and the duration of each outstanding derivative position. The Managing General Partner has determined based on this evaluation, that the impact of the nonperformance of the counterparties on the fair value of the Partnership’s derivative instruments is not significant.

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

The following table presents the changes in carrying amounts of the asset retirement obligations associated with the Partnership’s working interest in natural gas and crude oil properties.

	Year Ended December 31,
	2010	2009

Balance at beginning of year	$522,803	$401,434
Revisions in estimated cash flows	—	117,192
Accretion expense	28,260	4,177

Balance at end of year	$551,063	$522,803

If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Litigation.  The Company is involved in various legal proceedings that it considers normal to its business. The Company reviews the status of these proceedings on an ongoing basis and, from time to time, may settle or otherwise resolve these matters on terms and conditions that management believes are in the best interests of the Company. There are no assurances that settlements can be reached on acceptable terms or that adverse judgments, if any, in the remaining litigation will not be less than or exceed the amounts reserved.

Royalty Owner Class Action.  On May 29, 2007, Glen Droegemueller, individually and as representative plaintiff on behalf of all others similarly situated, filed a class action complaint against the Managing General Partner in the District Court, Weld County, Colorado alleging that the Managing General Partner underpaid royalties on natural gas produced from wells operated by the Managing General Partner in parts of the State of Colorado (the “Droegemueller Action”). The plaintiff sought declaratory relief and to recover an unspecified amount of compensation for underpayment of royalties paid by the Managing General Partner pursuant to leases. The Managing General Partner moved the case to Federal Court on June 28, 2007. On October 10, 2008, the court preliminarily approved a settlement agreement between the plaintiffs and the Managing General Partner, on behalf of itself and the Partnership. Although the Partnership was not named as a party in the suit, the lawsuit states that this action relates to all wells operated by the Managing General Partner, which includes a majority of the Partnership’s wells in the Wattenberg field. For information regarding the number of Partnership wells located in this field, see Supplemental Natural Gas, NGL and Crude Oil Information — Unaudited, Costs Incurred in Natural Gas and Crude Oil Property Development Activities, which follows. The portion of the settlement relating to the Partnership’s wells for the year ended December 31, 2009 that has been expensed by the Partnership is approximately $4,000 including associated legal costs of approximately $1,000. The portion of the settlement relating to the Partnership’s wells for all periods through December 31, 2009 that has been expensed by the Partnership is approximately $44,000 including associated legal costs of approximately $4,000. This entire settlement of $40,118 was deposited by the Managing General Partner into an escrow account on November 3, 2008. Notice of the settlement was mailed to members of the class action suit in the fourth quarter of 2008. The final settlement was approved by the court on April 7, 2009. Settlement distribution checks were mailed in July 2009. During September 2009, the Partnership’s share of settlement costs were paid by the Partnership and related required judicial action from the settlement of the suit was implemented in this distribution.

The Partnership is involved in various other legal proceedings that are considered normal to the Partnership’s business. Although the results cannot be known with certainty, the Managing General Partner believes that the ultimate results of such proceedings will not have a material effect on the Partnership’s financial position, results of operations or liquidity.

Environmental.  Due to the nature of the natural gas and crude oil industry, the Partnership is exposed to environmental risks. The Managing General Partner has various policies and procedures to avoid environmental contamination and mitigate the risks from environmental contamination. The Managing General Partner conducts periodic reviews to identify changes in the Partnership’s environmental risk profile. Liabilities are accrued when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. During the year ended December 31, 2010, the Managing General Partner identified existing ground contamination and the Partnership incurred expenses of $70,000 for ground contamination remediation. As of December 31, 2010, the Partnership’s remaining accrued environmental remediation liability is $2,000 and is included in line item captioned “Accounts payable and accrued expenses” on the Balance Sheet. The Managing General Partner is not aware of any environmental claims existing as of December 31, 2010, which have not been provided for or would otherwise have a material impact on the Partnership’s financial statements. However, there can be no assurance that current regulatory requirements will not change or unknown past non-compliance with environmental laws will not be discovered on the Partnership’s properties.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

NOTE 8 — PARTNERS’ EQUITY AND CASH DISTRIBUTIONS

Partners’ Equity

Limited Partner Units.  A Limited Partner unit represents the individual interest of an individual investor partner in the Partnership. No public market exists or will develop for the units. While units of the Partnership are transferable, assignability of the units is limited, requiring the consent of the Managing General Partner. Further, individual investor partners may request that the Managing General Partner repurchase units pursuant to the Unit Repurchase Program.

Allocation of Partners’ Interest.  The table below presents the participation of the Investor Partners and the Managing General Partner in the revenues and costs of the Partnership.

		Managing
	Investor	General
	Partners	Partner

Partnership Revenue:
Natural gas, NGLs and crude oil sales	80%	20%
Preferred cash distribution(a)	100%	0%
Commodity price risk management gain (loss)	80%	20%
Sale of productive properties	80%	20%
Sale of equipment	0%	100%
Interest income	80%	20%
Partnership Operating Costs and Expenses:
Natural gas, NGLs and crude oil production and well operations costs(b)	80%	20%
Depreciation, depletion and amortization expense	80%	20%
Accretion of asset retirement obligations	80%	20%
Direct costs — general and administrative(c)	80%	20%

(a)	To the extent that Investor Partners receive preferred cash distributions, the allocations for Investor Partners will be increased accordingly and the allocation for the Managing General Partner will likewise be decreased. See Performance Standard Obligation of Managing General Partner below.

(b)	Represents operating costs incurred after the completion of productive wells, including monthly per-well charges paid to the Managing General Partner.

(c)	The Managing General Partner receives monthly reimbursement from the Partnership for direct costs — general and administrative incurred by the Managing General Partner on behalf of the Partnership.

Performance Standard Obligation of Managing General Partner.  The Agreement provides for the enhancement of investor cash distributions if the Partnership does not meet a performance standard defined in the Agreement during the first 10 years of operations beginning 6 months after the funding of the Partnership. In general, if the average annual rate of return to the Investor Partners is less than 12.5% of their subscriptions, the allocation rate of cash distributions to Investor Partners will increase up to one-half of the Managing General Partner’s interest until the average annual rate increases to 12.5%, with a corresponding decrease to the Managing General Partner. The 12.5% rate of return is calculated by including the estimated benefit of a 25% income tax savings on the investment in the first year in addition to the cash distributions made to the Investor Partners as a percentage of the investment, divided by the number of years since the closing of the Partnership less six months. For the years ended December 31, 2010 and 2009, no obligation of the Managing General Partner arose under this provision.

Unit Repurchase Provisions.  Investor Partners may request that the Managing General Partner repurchase units at any time beginning with the third anniversary of the first cash distribution of the Partnership. The repurchase

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

price is set at a minimum of four times the most recent twelve months of cash distributions from production. In any calendar year, the Managing General Partner is conditionally obligated to purchase Investor Partner units aggregating to 10% of the initial subscriptions, if requested by an individual investor partner, subject to PDC’s financial ability to do so and upon receipt of opinions of counsel that the repurchase will not cause the Partnership to be treated as a “publicly traded partnership” or result in the termination of the Partnership for federal income tax purposes. Repurchase requests are fulfilled by the Managing General Partner on a first-come, first-serve basis. As of December 1, 2010, the Managing General Partner suspended the opportunity for an individual non-affiliated Investor Partner to request that PDC repurchase their respective limited partnership units under the terms of the program, pending the outcome of the proposed Merger Agreement.

Cash Distributions

The Agreement requires the Managing General Partner to distribute cash available for distribution no less frequently than quarterly. The Managing General Partner determines and distributes cash on a monthly basis, if funds are available for distribution. The Managing General Partner makes cash distributions of 80% to the Investor Partners and 20% to the Managing General Partner. Cash distributions began in December 2005. The following table presents the cash distributions made to the Investor Partners and Managing General Partner during the years indicated:

	Year Ended December 31,
	2010	2009

Cash distributions	$2,744,473	$4,871,059

Distributions to Partners in 2009 were impacted by non-recurring items. Receivables collected from the Managing General Partner for the over-withholding of production taxes related to Partnership production prior to 2007 including accrued interest thereon increased distributions by $0.8 million. Cash distribution in 2009 to the partners includes $0.3 million paid on the behalf of Investor Partners, to the Internal Revenue Service and state taxing authorities as a part of a comprehensive settlement agreement with taxing agencies. In addition, the Partnership’s payment to the Managing General Partner for royalty settlement costs of approximately $44,000 million decreased distributions in 2009. Both amounts had been previously accrued by the Partnership in “Due from (to) Managing General Partner — other, net.” In 2010, distributions to Partners were reduced $60,000 for the withholding of funds for the Partnership’s future development of proved undeveloped reserves.

NOTE 9 — TRANSACTIONS WITH MANAGING GENERAL PARTNER AND AFFILIATES

Ongoing Partnership Business and Operations

The Managing General Partner transacts business on behalf of the Partnership under the authority of the Drilling and Operating Agreement. Revenues and other cash inflows received on behalf of the Partnership are distributed to the Partners net of (after deducting) corresponding operating costs and other cash outflows incurred on behalf of the Partnership. The fair value of the Partnership’s portion of unexpired derivative instruments is recorded on the balance sheets under the captions “Due from Managing General Partner — derivatives” in the case of net unrealized gains or “Due to Managing General Partner — derivatives” in the case of net unrealized losses.

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

The following table presents transactions with the Managing General Partner reflected in the balance sheet line item — Due from Managing General Partner-other, net which remain undistributed or unsettled with the Partnership’s investors as of the dates indicated.

	December 31,
	2010	2009

Natural gas, NGLs and crude oil sales revenues collected from the Partnership’s third-party customers	$286,822	$394,751
Commodity Price Risk Management, Realized Gain	91,058	310,897
Other(1)	(214,844)	(126,961)

Total Due from Managing General Partner — other, net	$163,036	$578,687

(1)	All other unsettled transactions, excluding derivative instruments, between the Partnership and the Managing General Partner. Except as noted below, the majority of these are operating costs or general and administrative costs which have not been deducted from distributions.

As of December 31, 2008, certain amounts recorded by the Partnership as assets in the account “Due from Managing General Partner — other, net” included amounts that were being held as restricted cash by the Managing General Partner, PDC, on behalf of the Partnership for the over-withholding of production taxes related to Partnership production prior to 2007, including accrued interest thereon. During September 2009, the Partnership collected these amounts totaling $0.8 million, from the Managing General Partner.

Additionally, certain amounts representing royalties on Partnership production paid in September 2009 were recorded by the Partnership as liabilities in the account “Due from Managing General Partner-other, net.” These amounts, which totaled approximately $44,000 including legal fees of approximately $4,000, represented the Partnership’s share of the court approved royalty litigation payment and settlement, more fully described in Note 7, Commitments and Contingencies. During September 2009, all settlement costs related to this litigation were paid by the Partnership, to the Managing General Partner.

For more information concerning the September 2009 settlement of the Partnership’s production tax refund receivable and Colorado royalty litigation settlement liability during September 2009, and its related impact to the Partnership’s cash distributions for the month of September 2009, see Note 8, Partners’ Equity and Cash Distributions.

Commencing with the 36th month of well operations, the Managing General Partner started withholding from monthly Partnership distributable cash, amounts to be used to fund statutorily-mandated well plugging, abandonment and environmental site restoration expenditures. A Partnership well may be sold or plugged, reclaimed and abandoned, with consent of all non-operators, when depleted or an evaluation is made that the well has become uneconomical to produce. Per-well plugging fees withheld during 2010 and 2009 were $50 per well each month the well produced. The total amount withheld from Partnership distributable cash for the purposes of funding future Partnership obligations, is recorded on the balance sheets in the long-term asset line captioned, “Other Assets.”

The following table presents Partnership transactions, excluding derivative transactions which are more fully detailed in Note 4, Derivative Financial Instruments, with the Managing General Partner and its affiliates for years ended December 31, 2010 and 2009. “Well operations and maintenance” and “Gathering, compression and processing fees” are included in the “Natural gas, NGLs and crude oil production costs” line item on the statements of operations.

	Year Ended December 31,
	2010	2009

Well operations and maintenance(1)	$1,198,542	$842,527
Gathering, compression and processing fees(2)	115,127	119,589
Direct costs — general and administrative(3)	192,215	453,305
Cash distributions(4)(5)	596,096	1,048,366

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(1)	Under the D&O Agreement, the Managing General Partner, as operator of the wells, receives payments for well charges and lease operating supplies and maintenance expenses from the Partnership when the wells begin producing.

Well charges. The Managing General Partner receives reimbursement at actual cost for all direct expenses incurred on behalf of the Partnership, monthly well operating charges for operating and maintaining the wells during producing operations, which reflects a competitive field rate, and a monthly administration charge for Partnership activities.

Under the D&O Agreement, PDC provides all necessary labor, vehicles, supervision, management, accounting, and overhead services for normal production operations, and may deduct from Partnership revenues a fixed monthly charge for these services. The charge for these operations and field supervision fees (referred to as “well tending fees”) for each producing well is based on competitive industry field rates which vary based on areas of operation. The well tending fees and administration fees may be adjusted annually to an amount equal to the rates initially established by the Drilling and Operating Agreement multiplied by the then current average of the Oil and Gas Extraction Index and the Professional and Technical Services Index, as published by the United States Department of Labor, Bureau of Labor Statistics, provided that the charge may not exceed the rate which would be charged by the comparable operators in the area of operations. This average is commonly referred to as the Accounting Procedure Wage Index Adjustment which is published annually by the Council of Petroleum Accountants Societies, or COPAS. These rates are reflective of similar costs incurred by comparable operators in the production field. PDC, in certain circumstances, has and may in the future, provided equipment or supplies, performed salt water disposal services and other services for the Partnership at the lesser of cost or competitive prices in the area of operations.

The Managing General Partner as operator bills non-routine operations and administration costs to the Partnership at its cost. The Managing General Partner may not benefit by inter-positioning itself between the Partnership and the actual provider of operator services. In no event is any consideration received for operator services duplicative of any consideration or reimbursement received under the Agreement.

The well operating, or well tending, charges cover all normal and regularly recurring operating expenses for the production, delivery and sale of natural gas, NGLs and crude oil, such as:

• well tending, routine maintenance and adjustment;

• reading meters, recording production, pumping, maintaining appropriate books and records; and

• preparing production related reports to the Partnership and government agencies.

The well supervision fees do not include costs and expenses related to:

• the purchase or repairs of equipment, materials or third-party services;

• the cost of compression and third-party gathering services, or gathering costs;

• brine disposal; and

• rebuilding of access roads.

These costs are charged at the invoice cost of the materials purchased or the third-party services performed.

Lease Operating Supplies and Maintenance Expense. The Managing General Partner and its affiliates may enter into other transactions with the Partnership for services, supplies and equipment during the production phase of the Partnership, and is entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies and equipment. Management believes these transactions were on terms no less favorable than could have been obtained from non-affiliated third parties.

(2)	Under the Agreement, the Managing General Partner is responsible for gathering, compression, processing and transporting the natural gas produced by the Partnership to interstate pipeline systems, local distribution companies, and/or end-users in the area from the point the natural gas from the well is commingled with natural

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

gas from other wells. In such a case, the Managing General Partner uses gathering systems already owned by PDC, or PDC constructs the necessary facilities if no such line exists. In such a case, the Partnership pays a gathering, compression and processing fee directly to the Managing General Partner at competitive rates. If a third-party gathering system is used, the Partnership pays the gathering fee charged by the third-party gathering the natural gas.

(3)	The Managing General Partner is reimbursed by the Partnership for all direct costs expended by them on the Partnership’s behalf for administrative and professional fees, such as legal expenses, audit fees and engineering fees for reserve reports.

(4)	The Agreement provides for the allocation of cash distributions 80% to the Investors Partners and 20% to the Managing General Partner. The Investor Partner cash distributions during 2010 and 2009 include $47,203 and $74,155, respectively, for Investor Partner units repurchased by PDC. For additional disclosure regarding the allocation of cash distributions, refer to Note 8, Partners’ Equity and Cash Distributions.

(5)	Distributions to Partners in 2009 were impacted by non-recurring items. See Note 8, Partners’ Equity and Cash Distributions for detailed information on these transactions.

Proposed Merger with PDC and DP 2004 Merger Sub, LLC

On November 16, 2010, the Partnership, PDC and DP Merger Sub entered into the Merger Agreement, in which PDC seeks to acquire the Partnership, subject to the vote and approval of a majority of the limited partnership units held, as of the close of business on January 31, 2011, by non-affiliated Investor Partners. Pursuant to the Merger Agreement, if the merger is approved by the holders of a majority of the limited partnership units held by the non-affiliated Investor Partners of the Partnership, as well as, the satisfaction of other customary closing conditions, then the Partnership will merge with and into DP Merger Sub and non-affiliated Investor Partners will have the right to receive a cash payment for their limited partnership units. DP Merger Sub shall be the surviving entity of the merger and shall be wholly-owned by PDC, and the limited partners will have no continuing interest in the Partnership, since the Partnership will cease as a separate business entity. The merger will become effective following the filing of a certificate of merger with the Secretaries of State of West Virginia and Delaware as soon as practicable after the last condition precedent to the merger has been satisfied, or waived. Following consummation of the merger, the Partnership will no longer be required to file reports with the SEC, and the non-affiliated Investor Partners will no longer participate in the Partnership’s future earnings or growth.

The Merger Agreement has been approved by PDC’s Board of Directors (the “Board”); PDC, as sole member of the DP Merger Sub; and by the Special Committee formed by the Board, comprised of four directors of PDC who are not officers or employees of the Partnership or PDC and have no economic interest in the Partnership, to represent the interests of the non-affiliated Investor Partners holding limited partnership units.

The Merger Agreement among the Partnership, PDC and its subsidiary DP Merger Sub, may be terminated, and the merger abandoned:

•	should all parties agree by mutual consent to terminate the Merger Agreement;

•	by any party thereto, should the proposed merger not occur by April 30, 2011; provided that if the SEC’s proxy disclosure review process has not yet been completed after good faith effort by PDC, such date will be extended until August 31, 2011;

•	by any party thereto, should consummation of the merger become illegal or be otherwise prohibited by law or regulation;

•	by any party thereto, should any suit or action be pending against parties to the Merger Agreement challenging the legality or any aspect of the merger transaction;

PDC 2005-B LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

•	by the Special Committee, on behalf of the Partnership and prior to approval by non-affiliated Investor Partners, should the Special Committee believe it has received a superior offer that is more favorable to the non-affiliated Investor Partners; or

•	by PDC or the Partnership, should either PDC or the Partnership fail to perform its obligations under the Merger Agreement and such failure has a non-curable material adverse effect on the PDC or the Partnership, respectively, or materially and adversely affects the transactions contemplated by the Merger Agreement.

Regardless of whether the merger is consummated, all costs and expenses incurred by PDC, the Partnership and DP Merger Sub in connection with the Merger Agreement shall be paid by PDC.

In early February 2011, definitive proxy statements were mailed to non-affiliated Investor Partners. Closing of the merger is conditioned on approval by a majority vote of non-affiliated Investor Partners on both proposals to (1) amend the limited partnership agreement to expressly provide non-affiliated Investor Partners the right to approve merger transactions and (2) approve the Merger Agreement.

The per unit merger value offered to non-affiliated Investor Partners under the Merger Agreement in exchange for their limited partnership units in the Partnership was based on an effective transaction date of           January 1, 2011.

PDC has re-evaluated the merger consideration agreed to in the Merger Agreement and has proposed to offer supplemental merger consideration to the non-affiliated Investor Partners in addition to the merger consideration described above. On March 25, 2011, the special meeting of non-affiliated Investor Partners of the Partnership was adjourned until May 27, 2011. PDC expects to send non-affiliated Investor Partners a proxy supplement that provides information relating to the increased merger consideration and also includes year-end financial statements and the Partnership’s 2010 year-end reserve report. Although there is no assurance of the likelihood or timing of the completion of the SEC proxy disclosure review process or whether the Partnership will obtain the necessary approvals from non-affiliated Investors Partners, PDC would expect to mail such proxy supplements to the non-affiliated Investors Partners in late April or early May.

PDC 2005-B LIMITED PARTNERSHIP

Supplemental Natural Gas, NGL and Crude Oil Information-Unaudited

Net Proved Reserves

The Partnership utilized the services of an independent petroleum engineer, Ryder Scott Company, L.P. (Ryder Scott), to estimate the Partnership’s 2010 and 2009 natural gas, NGLs and crude oil reserves. These reserve estimates have been prepared in compliance with professional standards and the reserves definitions prescribed by the SEC.

Proved reserves estimates may change, either positively or negatively, as additional information becomes available and as contractual, economic and political conditions change. The Partnership’s net proved reserve estimates have been adjusted as necessary to reflect all contractual agreements, royalty obligations and interests owned by others at the time of the estimate. Proved developed reserves are the quantities of natural gas, NGL and crude oil expected to be recovered from currently producing zones under the continuation of present operating methods. Proved undeveloped reserves, or PUDs, are those reserves expected to be recovered from existing wells where a relatively major expenditure is required for additional reserve development.

The Partnership’s estimated proved undeveloped reserves consist entirely of reserves attributable to the Wattenberg Field’s future refracturings of 37 of the Partnership’s Codell formation wells. These refracturing activities, which are expected to start in 2012 as part of the Well Refracturing Plan, generally occur five to ten years after initial well drilling. Funding for this additional development work is expected to be provided by withholding distributions from investors. The Managing General Partner began to withhold funds from Partnership distributions in October 2010 for some of the Partnerships, in which they are the Managing General Partner. Funds of $60,000 and $100,000 have been withheld from this Partnership’s distributions as of December 31, 2010 and February 28, 2011, respectively. Currently, the Partnership expects these additional development activities to be completed through approximately 2015. The time frame for development activity is impacted by individual well decline curves as well as the plan to maximize the financial impact of the additional development.

Reporting on NGLs in 2010

As a result of a computer system upgrade during the second half of 2009, the Managing General Partner was able to accumulate the Partnership’s NGLs sales revenues and production volumes for 2010. Prior to the system upgrade, the Partnership’s NGLs sales revenues and production volumes were included in the natural gas sales revenues and production volume statistical information. The NGLs are extracted by third-party purchasers from the Partnership’s natural gas production, after delivery. To provide additional information to the reader, the Partnership has revised the method of completing the year end reserve reports. The December 31, 2010 reserve report provides separately disclosed information relating to natural gas, NGLs and crude oil and condensate reserves.

The prices used to estimate the Partnership’s reserves, by commodity, are presented below.

	Price Used to Estimate Reserves
	Crude Oil	Natural Gas	NGLs
As of December 31,	(per Bbl)	(per Mcf)(1)	(per Bbl)(1)

2010(2)	$71.17	$3.50	$35.09
2009(2)	54.79	3.14	—

(1)	Prior to 2010, NGLs were included in natural gas, which impacts the comparability for 2010 and 2009.

(2)	For 2010 and 2009, represents a 12-month average price calculated as the unweighted arithmetic average of the price on the first day of each month January through December.

PDC 2005-B LIMITED PARTNERSHIP

Supplemental Natural Gas, NGL and Crude Oil Information-Unaudited

The Partnership’s estimated 2010 and 2009 reserve volumes below were based on 12-month average prices. The following table presents the changes in estimated quantities of the Partnership’s reserves, all of which are located within the U. S.

			Crude Oil and	Natural Gas
	Natural Gas	NGLs	Condensate	Equivalent
	(MMcf)	(MBbl)	(MBbl)	(MMcfe)

Proved Reserves:
Proved reserves, January 1, 2009	6,453	—	459	9,207
Revisions of previous estimates	221	—	25	371
Production	(573)	—	(31)	(759)

Proved reserves, December 31, 2009	6,101	—	453	8,819
Revisions of previous estimates and reclassifications	(29)	93	26	685

Production	(484)	(4)	(25)	(658)

Proved reserves, December 31, 2010	5,588	89	454	8,846

Proved Developed Reserves, as of:
December 31, 2009	4,813	—	165	5,803

December 31, 2010	4,562	22	146	5,570

Proved Undeveloped Reserves, as of:
December 31, 2009	1,288	—	288	3,016

December 31, 2010	1,026	67	308	3,276

2010 Activity.  At December 31, 2010, the Partnership’s estimated proved reserves experienced net upward revision of previous estimates of 26 MBbls of crude oil and downward revision of previous estimates of 29 MMcfs of natural gas. Additionally, the Partnership reclassified 93 MBbls of NGLs which were previously included and reported in 2009, with the Partnership’s proved natural gas reserves. These net revisions are the result in part, of revisions to proved developed producing reserves that include increases of approximately 6 MBbls of crude oil and approximately 233 MMcfs of natural gas accompanied by an increase of 26 MBbls of NGLs due to the reclassification, previously described. The upward revisions in crude oil and natural gas were primarily due to an increase in performance projections in the Grand Valley Field’s wells and improved economics due to higher natural gas and crude oil pricing, accompanied by the reclassification of NGLs reserves in the Wattenberg Field. Revisions to proved undeveloped reserves include an increase of 20 MBbls of crude oil, a decrease of 262 MMcfs of natural gas along with the increase of 67 MBbls of NGLs. These revisions were primarily due to increased economics resulting from the increase of two well refracturing opportunities scheduled to be completed under the Well Refracturing Plan and increased economics due to higher natural gas and crude oil prices in addition to the Wattenberg Field NGLs reserve reclassification. There were no proved undeveloped reserves developed in 2010 and 2009.

2009 Activity.  At December 31, 2009, the Partnership’s estimated proved oil and natural gas reserves experienced an upward revision of previous estimates of 25 MBbls of oil and 221 MMcfs of natural gas. This revision is the result of revisions to proved developed producing reserves that include increases of approximately 66 MBbls of oil and 786 MMcfs of natural gas, partially offset by downward revisions of proved undeveloped reserves amounting to approximately 41 MBbls of oil and 565 MMcfs of natural gas. The upward revision to proved developed producing reserves was primarily due to an increase in performance projections in both the Wattenberg and Grand Valley Fields’ wells accompanied by increased oil pricing. The downward revision to proved

PDC 2005-B LIMITED PARTNERSHIP

Supplemental Natural Gas, NGL and Crude Oil Information-Unaudited

undeveloped reserves was due to reduced economics resulting from significantly lower twelve-month average natural gas prices accompanied by reduced performance projections for Wattenberg oil wells.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Natural Gas, NGLs and Crude Oil Gas Reserves

Summarized in the following table is information with respect to the standardized measure of discounted future net cash flows relating to proved oil and gas reserves. Future cash inflows are computed by applying year-end prices of oil and gas relating to our proved reserves to the year-end quantities of those reserves. Future production, development, site restoration and abandonment costs are derived based on current costs, including production — related taxes, primarily severance and property, assuming continuation of existing economic conditions. Future development costs include the development costs related to recompletions of wells drilled in the Codell formation, as described in Item 1, Business-Operations, Drilling and Other Activities-Well Refracturing Plan. Since Partnership taxable income is reported in the separate tax returns of individual investor partners, no future estimated income taxes are computed and presented herein.

	As of December 31,
	2010	2009
	(In thousands)

Future estimated revenues	$54,999	$43,987
Future estimated production costs	(19,357)	(17,974)
Future estimated development costs	(8,075)	(5,831)

Future net cash flows	27,567	20,182
10% annual discount for estimated timing of cash flows	(13,285)	(9,353)

Standardized measure of discounted future estimated net cash flows	$14,282	$10,829

The following table summarizes the principal sources of change in the standardized measure of discounted future estimated net cash flows for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
	(In thousands)

Sales of oil and gas production, net of production costs	$(2,054)	$(2,183)
Net changes in prices and production costs	1,707	(556)
Revisions and reclassifications of previous quantity estimates	3,183	709
Accretion of discount	993	988
Timing and other	(376)	837

Net change	$3,453	$(205)

The data presented should not be viewed as representing the expected cash flow from, or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. The required projection of production and related expenditures over time requires further estimates with respect to pipeline availability, rates of demand and governmental control. Actual future prices and costs are likely to be substantially different from the current prices and costs utilized in the computation of reported amounts. Any analysis or evaluation of the reported amounts should give specific recognition to the computational methods utilized and the limitations inherent therein.

PDC 2005-B LIMITED PARTNERSHIP

Supplemental Natural Gas, NGL and Crude Oil Information-Unaudited

Capitalized Costs and Costs Incurred in Natural Gas and Crude Oil Property Development Activities

Natural gas and crude oil development costs include costs incurred to gain access to and prepare development well locations for drilling; to drill and equip developmental wells; to complete additional production formations or recomplete existing production formations and to provide facilities to extract, treat, gather and store natural gas and crude oil.

The Partnership is engaged solely in natural gas and crude oil activities, all of which are located in the continental United States. Drilling operations began upon funding in May 2005 and all funds were advanced to the Managing General Partner as of December 31, 2005, for all planned drilling and completion activities. The Partnership owns an undivided working interest in 51 gross (47.3 net) productive natural gas and crude oil wells. The Partnership owns 42 wells located in the Wattenberg Field within the Denver-Julesburg (“DJ”) Basin, north and east of Denver, Colorado and nine wells located in the Grand Valley Field within the Piceance Basin, situated near the western border of Colorado. In addition to the 51 wells mentioned above, one Grand Valley Field well (0.8 net) drilled by the Partnership were evaluated as commercially unproductive and was therefore declared to be a developmental dry hole.

Aggregate capitalized costs related to natural gas and crude oil development and production activities with applicable accumulated DD&A are presented below:

	As of December 31,
	2010	2009

Leasehold costs	$686,385	$686,309
Development costs	44,370,825	44,321,023

Natural gas and crude oil properties, successful efforts method, at cost	45,057,210	45,007,332
Less: Accumulated depreciation, depletion and amortization	(23,606,787)	(20,826,745)

Natural gas and crude oil properties, net	$21,450,423	$24,180,587

Included in “Development Costs” are the estimated costs associated with the Partnership’s asset retirement obligations discussed in Note 6, Asset Retirement Obligations.

The Partnership, from time-to-time, invests in additional equipment which supports treatment, delivery and measurement of natural gas and crude oil or environmental protection. These amounts totaled approximately $50,000 and $32,000 for 2010 and 2009, respectively. The Partnership received an approximate $55,000 refund from the Managing General Partner during 2009, for an unused drilling advance.